Exhibit 10.1

CONFIDENTIAL	EXECUTION VERSION

STOCK PURCHASE AGREEMENT

dated as of September 17, 2013

by and between

Rockwood Specialties Group, Inc.

and

Huntsman International LLC

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10.14	NO OTHER REPRESENTATIONS OR WARRANTIES	88

10.15	Buyer Guaranty	89

10.16	Parent Guaranty	89

EXHIBITS

Exhibit A	Certain Definitions
Exhibit B	List of Companies
Exhibit C	List of JV Entities
Exhibit D	Transition Services Agreement

STOCK PURCHASE AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of September 17, 2013, by and between Rockwood Specialties Group, Inc., a Delaware corporation (“Parent”), and Huntsman International LLC, a Delaware limited liability company (“Buyer”).  Capitalized terms not otherwise defined in this Agreement are used as defined in Exhibit A.

Buyer desires to purchase and Parent desires to sell, or cause to be sold, all of the issued and outstanding Equity Interests owned or to be owned as of the Closing by the Sellers in the Entities listed on Exhibit B (collectively, the “Companies”) and all of the issued and outstanding Equity Interests owned by the Sellers in the Entities listed on Exhibit C (collectively, the “JV Entities”), on the terms and subject to the conditions set forth herein.

Accordingly, in consideration of the premises and mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

1.1                               Purchase and Sale.  Upon the terms and subject to the conditions set forth in this Agreement and for the consideration set forth in Section 1.2, Parent will sell (and will cause the Sellers to sell) to Buyer at the Closing, and Buyer will purchase from Parent and the Sellers at the Closing, all of the Shares, free and clear of any Encumbrances.

1.2                               Purchase Price and Payment.  The aggregate consideration for the Shares shall be U.S.$1.325 billion, decreased by a $225.0 million adjustment for certain pension liabilities of the Business, for a base cash purchase price of $1.1 billion (the “Base Purchase Price”).   The Base Purchase Price shall be subject to the following adjustments:  (a) increased or decreased, as applicable, on a Dollar-for-Dollar basis, by the amount by which Closing Working Capital is more or less than $515.0 million; (b) increased, on a Dollar-for-Dollar basis, by the amount of the Retained Cash Balances, if any; (c) decreased, on a Dollar-for-Dollar basis, by the amount of the Transferred Company Indebtedness, if any; and (d) decreased, on a Dollar-for-Dollar basis, by the amount of the Augusta Underspend, if any; (such adjustments collectively, the “Purchase Price Adjustments” and such consideration, as adjusted, the “Purchase Price”).  The Purchase Price will also be decreased, on a Dollar-for-Dollar basis, by the Augusta Cost Overrun Amount and the Augusta Qualified Costs, if any.  The Base Purchase Price will be allocated among the Shares in accordance with Schedule A-1 of the Disclosure Letter.

1.3                               Closing.  The closing of the transactions contemplated hereunder (the “Closing”) will take place at the New York offices of Hughes Hubbard & Reed LLP, at 10:00 a.m., Eastern Time, (i) on the fifth (5th) Business Day (or, upon notice by Buyer to Parent in response to a written request of any of its Financing Sources, on the fifteenth (15th) Business Day) after which all of the conditions required to be satisfied or waived in writing pursuant to Articles V and VI have been satisfied or waived in writing and continue to be satisfied or waived in writing as of such date (other than those requiring the delivery of an Ancillary Document or the taking of other action at the Closing, and subject to the satisfaction or written waiver of such conditions) or (ii) at such other time, on such other date and such other place as may be mutually agreed in writing by Buyer and Parent.  The date on which the Closing occurs is referred to herein as the “Closing Date.”  The Closing shall be deemed to be effective between the parties as of 12:01 a.m. (Eastern Time) on the Closing Date.

1.4                               Deliveries at the Closing.  At the Closing:

(a)                                 Parent shall deliver, or cause the Sellers to deliver, to Buyer:

(i)                                     stock certificates representing all of the Shares of Rockwood Pigments, accompanied by stock powers duly executed in blank, in proper form for transfer of such Shares from Parent to Buyer;

(ii)                                  (A) a duly executed instrument of transfer and assignment by Parent of all of the Shares of Sachtleben LLC, a Delaware limited liability company (“Sachtleben LLC”), and of all right, title and interest of Parent in, to and under the limited liability company agreement of Sachtleben LLC and (B) a duly executed instrument of transfer and assignment by Parent of all of the Shares of CSI, and of all right, title and interest of Parent in, to and under the limited liability company agreement of CSI (each, an “LLC Interest Assignment”);

(iii)                               (A) share certificates (or customary indemnities in respect of any such share certificates that are lost) representing all of the U.K. Shares, accompanied by stock transfers duly executed by Rockwood Specialties Limited; and (B) an irrevocable English-law-governed power of attorney duly executed by Rockwood Specialties Limited in favor of Buyer, for the purpose of exercising the rights attached to the U.K. Shares and securing the interest of Buyer in the U.K. Shares during the period between the Closing and the registration of Buyer as the holder of the U.K. Shares in the U.K. Company’s register of members;

(iv)                              (A) stock transfer forms (ordres de mouvement) with respect to the sale and purchase of all of the French Shares, duly signed by the French Seller; (B) the applicable tax forms “Cerfa” no 2759, duly signed by the French Seller, to be filed with the Tax authorities by Buyer with respect to the sale and purchase of all of the French Shares; and (C) the share register of each of the French Companies (comprising the registre des mouvements de titres and the comptes individuels d’actionnaires) updated in respect of the sale and purchase of all of the French Shares of such French Company;

(v)                                 (A) a counterpart (Ausfertigung) of an executed notarial share transfer and assignment agreement (Anteilsübertragungs- und Abtretungsvertrag) effecting the transfer of all the Shares in Sachtleben Chemie GmbH from Sachtleben GmbH to Buyer, subject to and effective as of the payment of the Estimated Purchase Price and including an approval of Sachtleben Chemie GmbH to the transfer of the Shares in itself; (B) a counterpart (Ausfertigung) of an executed notarial share transfer and assignment agreement (Anteilsübertragungs- und Abtretungsvertrag) effecting the transfer of all the Shares in Rockwood Pigmente Holding GmbH from Rockwood Specialties GmbH to Buyer; (C) a counterpart (Ausfertigung) of an executed notarial share transfer and assignment agreement (Anteilsübertragungs- und Abtretungsvertrag) effecting the transfer of all the Shares in Silo Pigmente GmbH from Rockwood Specialties GmbH to Buyer; and (D) a counterpart (Ausfertigung) of an executed notarial share transfer and assignment agreement (Anteilsübertragungs- und Abtretungsvertrag) effecting the transfer of all the Shares in Sachtleben Wasserchemie (Holding) GmbH from Rockwood Specialties GmbH to Buyer subject to and effective as of the payment of the Estimated Purchase Price;

(vi)                              (A) share certificates representing all of the Shares of the Italian Company, duly endorsed before an Italian notary public in the name of Buyer, in proper form for transfer of such Shares from Parent to Buyer, and evidence of the recording of such transfer in the share register of the Italian Company, and (B) an executed version of a notarial quota transfer agreement effecting the transfer of all the Shares in Nuodex Italiana from KL 2 to Buyer, together with evidence that the other quotaholders in Nuodex Italiana have waived their preemptive rights related to such Shares and have consented to the transfer of such Shares and with any other consent or waiver required to perfect the transfer of full ownership title to such Shares to Buyer, as well as the quotaholders book, if any, updated in respect of the sale and purchase of such Shares by Buyer from KL 2;

(vii)                           share certificates representing all of the Shares of Holliday Chemical España duly endorsed by KL 2 in favor of Buyer and the shares’ registry book (libro registro de acciones nominativas) of Holliday Chemical España updated in respect of the sale and purchase of all of such Shares;

(viii)                        a duly executed instrument of transfer and assignment between Sachtleben Chemie GmbH, as transferee, and Sachtleben GmbH, as transferor, in respect of all the shares in Sachtleben Pigments Oy, and share certificates representing all of the issued and outstanding shares in Sachtleben Pigments Oy duly endorsed to Sachtleben Chemie GmbH as well as a share and shareholder register of Sachtleben Pigments Oy, evidencing that Sachtleben Chemie GmbH has been duly recorded therein as the lawful owner of the shares in Sachtleben Pigments Oy;

(ix)                              a counterpart (Ausfertigung) of a duly executed notarial share transfer and assignment agreement (Anteilsübertragungs- und Abtretungsvertrag) between Sachtleben Chemie GmbH, as transferee, and Sachtleben GmbH, as transferor, in respect of all the shares in Sachtleben Pigment GmbH, including an approval of Sachtleben Pigment GmbH to the transfer of the Shares in itself, as well as a notarial certified shareholders’ list of Sachtleben Pigment GmbH, evidencing that Sachtleben Chemie GmbH has been duly recorded therein as the lawful owner of the shares in Sachtleben Pigment GmbH and that such list was duly filed with the competent commercial register;

(x)                                 duly executed mutual termination agreements of the Enterprise Agreements in place between: (A) Sachtleben GmbH and Sachtleben Chemie GmbH with effect as of or prior to the Closing; (B) Sachtleben GmbH and Sachtleben Pigment GmbH with effect as of or prior to the transfer of all the Equity Interests in Sachtleben Pigment GmbH from Sachtleben GmbH to Sachtleben Chemie GmbH during the Restructurings; (C) Rockwood Specialties GmbH and Silo Pigmente GmbH with effect as of or prior to the Closing; (D) Rockwood Specialties GmbH and Rockwood Pigmente Holding GmbH with effect as of or prior to the Closing; and (E) Rockwood Specialties GmbH and Sachtleben Wasserchemie (Holding) GmbH with effect as of or prior to the Closing;

(xi)                              (A) a duly executed instrument of transfer and bought and sold note by KL 2 as the transferor in respect of the transfer all of the Shares of the HK Company in favor of Buyer as the transferee, (B) the share certificates evidencing all of the Shares of the HK Company (or an express indemnity in a form satisfactory to Buyer in the case of any found to be missing), (C) duly passed minutes of a meeting of the board of the HK Company approving, subject to stamping, the transfer of Shares in the HK Company, and (D) copies of the memorandum and articles of association of the HK Company, the HK Company’s most recent annual accounts and any subsequent management accounts of the HK Company and shall, following the Closing, promptly provide to Buyer any other documentation (certified as being true copies where so requested) which Buyer may reasonably request in connection with the submission to the Stamp Office contemplated by this subclause.  KL 2 shall also provide to Buyer’s Representatives a check in favor of “The Government of the Hong Kong Special Administrative Region” equal to one-half of the total stamp duty adjudged payable by the Stamp Office consequent on the submission contemplated by this subclause immediately on demand by Buyer;

(xii)                           the written resignations of each director and officer of the Transferred Companies as set forth in Schedule 1.4(a)(xii) of the Disclosure Letter, such resignations to take effect subject to and as of the Closing Date;

(xiii)                        the written resignations of all supervisory board members of the Transferred Companies set forth on Schedule 1.4(a)(xiii) of the Disclosure Letter, such resignations to take effect subject to and as of the Closing;

(xiv)                       except as Buyer may otherwise specify to Parent in writing not later than three (3) Business Days prior to the Closing, the written resignation of the auditors of the U.K. Company, such resignation to take effect subject to and as of the Closing;

(xv)                          (A) to the extent in the possession of Parent or a Seller, the certificates of incorporation, common seals, minute books, statutory registers, share certificate books (to the extent shares of the applicable Transferred Company were issued in certificate form) and all other statutory records of each Transferred Company (provided that delivery of the foregoing to the offices of the applicable Transferred Company shall be deemed to satisfy this requirement), and (B) a certificate of good standing for each U.S. Transferred Company (and the equivalent in other jurisdictions for other Transferred Companies, if customarily used) in their jurisdictions of organization, dated within five (5) Business Days of the Closing Date;

(xvi)                       a Transition Services Agreement substantially in the form of Exhibit D (the “Transition Services Agreement”), duly executed by Parent;

(xvii)                    copies of resolutions adopted by the board of directors of Parent, certified as of the Closing Date by the Secretary or an Assistant Secretary of Parent, approving the execution and delivery of this Agreement by Parent, and the Ancillary Documents to be executed and delivered by Parent and the performance by Parent of its obligations hereunder and thereunder;

(xviii)                 copies of resolutions adopted by the board of directors of Parent Guarantor, certified as of the Closing Date by the Secretary or an Assistant Secretary of Parent Guarantor, approving the execution and delivery of this Agreement by Parent Guarantor and the performance by Parent Guarantor of its obligations hereunder;

(xix)                       copies of resolutions adopted by the board of directors (or comparable governing bodies) of each Seller, certified as of the Closing Date by the Secretary or an Assistant Secretary (or comparable officers) of such Seller, approving the sale of all of the Shares held by such Seller pursuant to the terms of this Agreement and the execution and delivery of the Ancillary Documents to be executed and delivered by such Seller and the performance by such Seller of its obligations thereunder;

(xx)                          copies of shareholder resolutions (A) adopted by RSGG as sole shareholder of Sachtleben GmbH approving the sale and transfer of (1) all of the Shares held by Sachtleben GmbH and (2) all of Sachtleben Chemie GmbH’s directly and indirectly owned Equity Interests, each pursuant to the terms of this Agreement and the execution and delivery of the Ancillary Documents to be executed and delivered by Sachtleben GmbH and the performance by Sachtleben GmbH of its obligations thereunder; and (B) adopted by KL 2 as sole shareholder of RSGG approving the sale and transfer of all of the Shares held by RSGG pursuant to the terms of this Agreement and the execution and delivery of the Ancillary Documents to be executed and delivered by RSGG and the performance by RSGG of its obligations thereunder;;

(xxi)                       copies of resolutions adopted by the board of directors of the U.K. Company (and, if applicable, resolutions adopted by the board of directors of its Subsidiaries) approving, subject only to the consummation of the Closing, the following: (1) the registration of each of the transfers relating to the U.K. Shares; (2) the resignations (if any) of the existing directors and officers referred to in Section 1.4(a)(xii); (3) any changes in the situation of the registered office, the accounting reference date and instructions to banks as Buyer may reasonably specify; and (D) the resignation of the auditors referred to in Section 1.4(a)(xiv);

(xxii)                    U.C.C. termination statements (and comparable instruments in other jurisdictions) in recordable form and/or other appropriate releases, in form and substance reasonably satisfactory to Buyer, with respect to any recorded Security Interests or Encumbrances on any Business Assets, other than Permitted Encumbrances;

(xxiii)                 a certificate from Parent to the effect that it is not a “foreign person” in accordance with Treasury Regulation Section 1.1445-2(b)(2);

(xxiv)                all applicable Forms 8023, each duly executed by Rockwood Holdings, Inc.;

(xxv)                   the duly executed French Tax Sharing Termination Agreements with effect as of or prior to the Closing;

(xxvi)                evidence of the transfer of all the Shares in Nuodex Mexicana S.A. des C.V. from KL 2 to Buyer;

(xxvii)             the Lease Agreements, duly executed by Parent or its Affiliates (other than a Transferred Company); and

(xxviii)          the certificate required to be delivered by Parent pursuant to Section 5.8.

(b)                           Buyer shall deliver to Parent:

(i)                                     the Estimated Purchase Price in immediately available funds by wire transfer to a bank account (or bank accounts) designated by Parent at least two (2) Business Days prior to the Closing Date;

(ii)                                  the Transition Services Agreement, duly executed by Buyer;

(iii)                               copies of resolutions adopted by the board of managers of Buyer, certified as of the Closing Date by the Secretary or an Assistant Secretary of Buyer, approving the execution and delivery of this Agreement and the Ancillary Documents to be executed and delivered by Buyer and the performance by Buyer of its obligations hereunder and thereunder;

(iv)                              copies of resolutions adopted by the board of directors of Buyer Guarantor, certified as of the Closing Date by the Secretary or an Assistant Secretary of Buyer Guarantor, approving the execution and delivery of this Agreement by Buyer Guarantor and the performance by Buyer Guarantor of its obligations hereunder;

(v)                                 the Lease Agreements, duly executed by Buyer or its Affiliates; and

(vi)                              the certificate required to be delivered by Buyer pursuant to Section 6.5.

(c)                                  At the request of Buyer or Parent, Buyer and Parent shall enter into, and shall cause their applicable Affiliates to execute, one or more additional agreements, instruments and documents in such form and at such time reasonably agreed by Buyer and Parent (a “Local Transfer Agreement”), in order to effectuate the transfer of the Shares of one or more Companies in a particular jurisdiction.  The parties hereto acknowledge and agree that such Local Transfer Agreements shall not novate, replace, amend or supersede this Agreement.

1.5                               Purchase Price Adjustment.

(a)                                 At least five (5) Business Days and not more than seven (7) Business Days prior to the Closing Date, Parent shall prepare and deliver to Buyer, or shall cause to be prepared and delivered to Buyer, a statement, setting forth in reasonable detail its good faith estimate of each of the Purchase Price Adjustments, determined in accordance with the definitions of Closing Working Capital, Retained Cash Balances, Transferred Company Indebtedness, and Augusta Underspend; provided, however, that the Retained Cash Balances and Transferred Company Indebtedness included in the Estimated Closing Statement shall not include any Retained Cash Balances or Transferred Company Indebtedness arising under any Enterprise Agreements, which, however, shall be included in the final determination of the Retained Cash Balances and Transferred Company Indebtedness.  The Estimated Closing Statement shall be accompanied by a certificate executed by a senior financial officer of Parent to the effect that the Estimated Closing Statement has been prepared in good faith in accordance with this Section 1.5(a).  If Parent employs a firm of independent accountants in connection with the preparation of the Estimated Closing Statement, subject to the execution by Buyer of a customary non-reliance letter, Parent shall cause such independent accountants to deliver to Buyer and its Representatives any workpapers used in the preparation of the Estimated Closing Statement.

(b)                                 The Purchase Price payable on the Closing Date shall be calculated in accordance with Section 1.2 as if Parent’s estimate of the Purchase Price Adjustments, each as set forth in the Estimated Closing Statement, were the actual amounts.  The Purchase Price as so estimated is referred to as the “Estimated Purchase Price.”

(c)                                  On or prior to the date that is seventy-five (75) days following the Closing Date, Buyer shall prepare and deliver to Parent a statement (the “Final Closing Statement”) setting forth in reasonable detail its calculation of each of the Purchase Price Adjustments, determined in accordance with the definitions of Closing Working Capital, Retained Cash Balances, Transferred Company Indebtedness and Augusta Underspend.  The Final Closing Statement shall also set forth Buyer’s calculation of the Purchase Price.  The Final Closing Statement shall be accompanied by a certificate executed by a senior financial officer of Buyer to the effect that the Final Closing Statement has been prepared in good faith in accordance with this Section 1.5(c).  The Final Closing Statement shall also set forth, and explain, in reasonable detail, any differences between Buyer’s calculation of the Purchase Price Adjustments from Parent’s estimate of the Purchase Price Adjustments set forth in the Estimated Closing Statement.

(d)                                 Buyer shall make available to Parent all workpapers and other books and records utilized by Buyer in the preparation of the Final Closing Statement, and shall make available to Parent those of its Representatives involved in the preparation of the Final Closing Statement.  If Buyer employs a firm of independent accountants in connection with the preparation of the Final Closing Statement, subject to the execution by Parent of a customary non-reliance letter, Buyer shall cause such independent accountants to deliver to Parent and its Representatives any workpapers used in the preparation of the Final Closing Statement.  Parent shall notify Buyer in writing within forty-five (45) days after Parent’s receipt of the Final Closing Statement that it accepts the Final Closing Statement or that there is a dispute (a “Dispute Notice”) as to any item reflected thereon (the “Disputed Items”).  The Dispute Notice will set forth Parent’s objections, if any, to the Final Closing Statement in reasonable detail and Parent’s calculation of each of the Purchase Price Adjustments.  If Parent timely delivers to Buyer a Dispute Notice, only the Disputed Items shall be deemed to be in dispute, and all other matters included in the Final Closing Statement delivered by Buyer shall be deemed to be final and binding on the parties hereto.  The failure by Parent to deliver to Buyer the Dispute Notice within such period shall be deemed to constitute Parent’s acceptance of the Final Closing Statement.  After timely delivery of the Dispute Notice by Parent, the parties will use commercially reasonable efforts to resolve any Disputed Items, and any resolution by Parent and Buyer of such Disputed Items shall be final and binding on the parties hereto.

(e)                                  If any Disputed Items cannot be resolved by the parties within forty-five (45) days after Parent delivers the Dispute Notice to Buyer, such Disputed Items shall be referred to KPMG LLP or, if KPMG LLP declines the engagement, any other independent public accounting firm of national stature which is mutually satisfactory to Parent and Buyer (the “Selected Accountant”).  The determination of the Selected Accountant shall be conclusive and binding on each party.  The fees and expenses of the Selected Accountant shall be shared equally by Parent and Buyer.  Not later than twenty (20) days after the referral of any Disputed Items to the Selected Accountant, Parent and Buyer shall concurrently submit written statements to the Selected Accountant (with a copy to the other party) setting forth their respective positions regarding the Disputed Items which remain in dispute.  Parent and Buyer shall instruct the Selected Accountant to render its decision resolving the dispute within sixty (60) days after submission of the written statements, and during such period, the parties shall make available to the Selected Accountant such employees, information, books and records as may be reasonably requested by the Selected Accountant to make its final determination.  In resolving any Disputed Item, the Selected Accountant (i) shall be bound by the provisions of this Section 1.5 and the definitions of Closing Working Capital, Retained Cash Balances, Transferred Company Indebtedness and Augusta Underspend; (ii) shall limit its review to the Disputed Items submitted to the Selected Accountant for resolution and not otherwise investigate matters independently; and (iii) shall further limit its review of the Disputed Items solely to whether the Final Closing Statement has been prepared in accordance with this Section 1.5 or contains any mathematical or clerical error.  The determination of any Disputed Items cannot, however, be in excess of, or less than, the greatest or lowest value, respectively, claimed for any such item in the Final Closing Statement or the Dispute Notice.  Parent and Buyer agree that the resolution by the Selected Accountant of any Disputed Items shall be final and binding on the parties hereto.  Parent and Buyer agree that the procedure set forth in this Section 1.5 for resolving disputes with respect to the Purchase Price Adjustments shall be the sole and exclusive method for resolving such disputes, provided, however, that the parties hereto agree that judgment may be entered upon the determination of the Selected Accountant in any court having jurisdiction over the party against which such determination is to be enforced.

(f)                                   If the Purchase Price as finally determined pursuant to this Section 1.5 (i) is less than the Estimated Purchase Price, Parent shall pay to Buyer an amount equal to the shortfall; or (ii) is more than the Estimated Purchase Price, Buyer shall pay to Parent an amount equal to the excess.  Any such payment pursuant to the preceding sentence will be made by wire transfer of immediately available funds, to an account (or accounts) designated by Buyer or Parent, as the case may be, on the later of (x) the second (2nd) Business Day after acceptance or deemed acceptance by Parent of the Final Closing Statement (as contemplated by paragraph (d) above) or (y) the second (2nd) Business Day following resolution of any Disputed Items (as contemplated by paragraphs (d) or (e) above); provided, however, that if the parties are disputing the final calculation of the Purchase Price, to the extent part of any payment that would be payable pursuant to this paragraph (f) is not in dispute, the payor shall pay the amount not in dispute on the date the payment would otherwise be due but for such dispute by wire transfer of immediately available funds to an account (or accounts) designated by the recipient.  All payments made pursuant to this paragraph (f) shall be accompanied by interest at a rate equal to the Prime Rate per annum from the Closing Date through (but excluding) the date such payment is made.  “Prime Rate” shall mean, for any day, the rate of interest per annum (over a year of 360 days) announced by JPMorgan Chase Bank, N.A. (or any successor thereto) from time to time, as its “base rate” in effect on such date.  Any amounts payable by either party pursuant to this paragraph (f) may not be reduced by set-off against any amount(s) payable (whether at such time or in the future or upon the occurrence of a contingency) by the recipient or any Affiliate of the recipient to the payor or any Affiliates of the payor.  Any payment required pursuant to this paragraph (f) shall constitute a payment in respect of the Purchase Price.

(g)                                  If the portion of the Purchase Price allocated to the French Companies is higher than the portion of the Estimated Purchase Price allocated to the French Companies, Parent shall deliver, or cause to be delivered, to Buyer tax forms “Cerfa” no 2759, duly signed by the French Seller, in relation to the additional amounts allocated to the French Companies no later than on the second (2nd) Business Day after the date when the Purchase Price has finally been determined pursuant to this Section 1.5.

(h)                                 If the delivery deadline date for the Final Closing Statement or the Dispute Notice is a day that is not a Business Day, the applicable delivery deadline date shall be the immediately following Business Day.

1.6                               Augusta Cost Overrun Reimbursement.

(a)                                 Parent shall pay to Buyer (i) the amount by which the Augusta Construction Cost paid by Buyer or any of its Affiliates (including the Transferred Companies) after the Closing (the “Post-Closing Augusta Construction Cost”) plus the Augusta Spending Benchmark as of the Closing, exceeds $172.0 million (such excess being, the “Augusta Cost Overrun Amount”) and (ii) the amount of any Augusta Qualified Costs.

(b)                                 Buyer shall prepare and deliver to Parent, on or prior to the date that is ninety (90) days following the successful completion of the Performance Test of the Augusta Facility, a statement (the “Augusta Cost Statement”) setting forth in reasonable detail its calculation of the Post-Closing Augusta Construction Cost, the Augusta Cost Overrun Amount, if any, and the Augusta Qualified Costs, if any.  The Augusta Cost Statement shall be accompanied by a certificate executed by a senior financial officer of Buyer to the effect that the Augusta Cost Statement has been prepared in good faith in accordance with this Section 1.6.

(c)                                  Buyer shall make available to Parent all invoices, receipts and other books and records of Buyer relevant to the preparation of the Augusta Cost Statement, including all contracts entered into by Buyer or one of its Affiliates in connection with the construction of the Augusta Facility, and shall make available to Parent those of its Representatives involved in the preparation of the Augusta Cost Statement.  Parent shall notify Buyer in writing within forty-five (45) days after Parent’s receipt of the Augusta Cost Statement that it accepts the Augusta Cost Statement or that there is a dispute (an “Augusta Dispute Notice”) as to any item reflected thereon (the “Augusta Disputed Items”).  The Augusta Dispute Notice will set forth Parent’s objections, if any, to the Augusta Cost Statement in reasonable detail and Parent’s calculation of the Post-Closing Augusta Construction Cost, the Augusta Cost Overrun Amount and, if any, the Augusta Qualified Costs.  If Parent timely delivers to Buyer an Augusta Dispute Notice, only the Augusta Disputed Items shall be deemed to be in dispute, and all other matters included in the Augusta Cost Statement delivered by Buyer shall be deemed to be final and binding on the parties hereto.  The failure by Parent to deliver to Buyer the Augusta Dispute Notice within such period shall be deemed to constitute Parent’s acceptance of the Augusta Cost Statement.  After timely delivery of the Augusta Dispute Notice by Parent, the parties will use all commercially reasonable efforts to resolve any Augusta Disputed Items, and any resolution by Parent and Buyer of such Augusta Disputed Items shall be final and binding on the parties hereto.

(d)                                 If any Augusta Disputed Items cannot be resolved by the parties within forty-five (45) days after Parent delivers the Augusta Dispute Notice to Buyer, such Augusta Disputed Items shall be resolved by arbitration in accordance with Section 4.27(i) below.  Parent and Buyer agree that the procedures set forth in Sections 1.6 and 4.27(i) for resolving disputes with respect to the Augusta Cost Overrun Amount and, if any, the Augusta Qualified Costs shall be the sole and exclusive method for resolving such disputes; provided, however, that the parties hereto agree that judgment may be entered upon the determination of the Arbitrator in any court having jurisdiction over the party against which such determination is to be enforced.

(e)                                  Following acceptance or settlement of the Augusta Cost Statement pursuant to this Section 1.6, Parent shall pay to Buyer an amount equal to the aggregate of the Augusta Cost Overrun Amount and, if any, the Augusta Qualified Costs. Any such payment pursuant to the preceding sentence will be made by wire transfer of immediately available funds, to an account (or accounts) designated by Buyer on the later of (i) the second (2nd) Business Day after acceptance or deemed acceptance by Parent of the Augusta Cost Statement (as contemplated by paragraph (c) above); or (ii) the second (2nd) Business Day following resolution of any Augusta Disputed Items (as contemplated by paragraphs (c) or (d) above).  Any amounts payable by Parent pursuant to this paragraph (e) may not be reduced by set-off against any amount(s) payable (whether at such time or in the future or upon the occurrence of a contingency) by Parent or any of its Affiliates to Buyer or any of its Affiliates.  Any payment required pursuant to this paragraph (e) shall constitute a reduction of the Purchase Price.

(f)                                   If the delivery deadline date for the Augusta Cost Statement or Augusta Dispute Notice is a day that is not a Business Day, the applicable delivery deadline date shall be the immediately following Business Day.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the Disclosure Letter dated as of the date of this Agreement, delivered by Parent to Buyer contemporaneously with the delivery of this Agreement (the “Disclosure Letter”), Parent hereby represents and warrants to Buyer as follows:

2.1                               Organization and Good Standing.  Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Each of the Sellers is a corporation (or other Entity) validly existing and (if such Entity is organized in a jurisdiction in which the concept of good standing or its functional equivalent is applicable) in good standing or its functional equivalent under the laws of its jurisdiction of organization.  Schedule 2.1 of the Disclosure Letter lists each Company, each Subsidiary of the Companies (together with the Companies, but excluding the Retained Companies, the “Transferred Companies”) and each other Entity that is engaged in the Business in which a Seller, Company or a Transferred Company holds a minority equity ownership interest and does not control, including the JV Entities (the “Non-Controlled Companies”) and the business entity form and place of organization for each of the Transferred Companies and each of the Non-Controlled Companies, together with a list of each jurisdiction in which each U.S. Transferred Company is licensed or qualified to do business.  Each Transferred Company and, to the knowledge of Parent, each Non-Controlled Company is (a) validly existing and (if such Transferred Company or Non-Controlled Company is organized in a jurisdiction in which the concept of good standing or its functional equivalent is applicable) in good standing or its functional equivalent under the laws of its jurisdiction of organization; and (b) qualified to do business and (if such concept of good standing or its functional equivalent is applicable in such jurisdiction) in good standing or its functional equivalent in each jurisdiction in which the Assets owned, leased or operated by it or the nature of the business conducted by it requires such qualification, except for such failures to be so qualified and in good standing or its functional equivalent which are not material to the operation of the Business, taken as a whole.  Each Transferred Company and, to the Knowledge of Parent, each Non-Controlled Company has the corporate (or other Entity) authority under the Legal Requirements pursuant to which it is organized to own, lease or operate the Assets owned, leased or operated by it and to carry on the business as now being conducted by it.  Parent has made available to Buyer true and complete copies of each Transferred Company’s and, to the extent within Parent’s possession or control, each Non-Controlled Company’s Governing Documents, as in effect on the date of this Agreement.  The Governing Documents of each of the Transferred Companies and, to the Knowledge of Parent, each of the Non-Controlled Companies are in full force and effect and none of the Transferred Companies or, to the Knowledge of Parent, the Non-Controlled Companies are in violation of their Governing Documents.

2.2                               Capitalization.  Schedule 2.2 of the Disclosure Letter sets forth the authorized capital stock and other Equity Interests of each Transferred Company and, to the Knowledge of Parent, each Non-Controlled Company and the number of shares of such stock and Equity Interests that are issued and outstanding as of the date of this Agreement of each Transferred Company and, to the Knowledge of Parent, each Non-Controlled Company.  The ownership as of the date of this Agreement and following the consummation of the Restructurings of all issued and outstanding shares or other Equity Interests owned by the applicable Seller in each

Transferred Company and each Non-Controlled Company is set forth on Schedule 2.2 of the Disclosure Letter.  Schedule 2.2 of the Disclosure Letter also sets forth a list of the Transferred Companies that are, directly or indirectly, wholly-owned by a Seller and, to the Knowledge of Parent, the ownership of any outstanding Equity Interests in any Transferred Company by any third Person.  Schedule 2.2 of the Disclosure Letter also sets forth a list of all shares of capital stock and other Equity Interests of each Transferred Company of each class authorized, issued or outstanding.  All of the Shares (including, but only to the Knowledge of Parent, the Minority Interests) and the Subsidiary Shares have been validly authorized and issued, are fully paid and, in respect of such jurisdictions where such concept is applicable, nonassessable and have not been issued in violation of any preemptive right, purchase option, call option, right of first refusal, subscription right or any similar right.  There are no bonds, debentures, notes or other Indebtedness of any Transferred Company or, to the Knowledge of Parent, any Non-Controlled Company having the right to vote (or convertible into, or exchangeable for, Equity Interests or other securities of any Transferred Company or Non-Controlled Company) on any matters on which holders of Equity Interests may vote.  Except as contemplated by this Agreement, there is no security, option, warrant, right, call, subscription agreement, commitment or other Contract of any nature whatsoever to which Parent or any of its Affiliates (including the Transferred Companies) is a party, that directly or indirectly (a) calls for the issuance, sale, pledge or other disposition of any shares of capital stock or other Equity Interests of a Transferred Company or, to the Knowledge of Parent, a Non-Controlled Company, (b) obligates a Transferred Company or, to the Knowledge of Parent, a Non-Controlled Company to make any capital contribution to any Person or participate in any future issuance of Equity Interests of any Person, (c) obligates a Transferred Company or, to the Knowledge of Parent, a Non-Controlled Company to grant, offer or enter into any of the foregoing or (d) relates to the voting or control of the capital stock or other Equity Interests of a Transferred Company or, to the Knowledge of Parent, a Non-Controlled Company.  Neither Parent nor any of its Affiliates (including the Transferred Companies) is a party to, or otherwise bound by, any voting trust, proxy or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of any Shares or any Subsidiary Shares.  No Transferred Company and, to the Knowledge of Parent, no Non-Controlled Company is a party to, or otherwise bound by, and no Transferred Company and, to the Knowledge of Parent, no Non-Controlled Company, has granted, any stock options, appreciation rights, participations, phantom equity or similar rights.  No Transferred Company nor, to the Knowledge of Parent, no Non-Controlled Company, owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other Equity Interests in any Person, other than a Transferred Company or Non-Controlled Company.  Following the consummation of the Restructurings, the applicable Seller shall own the Shares to be sold by such Seller free and clear of any Encumbrances, other than Permitted Encumbrances, and the Sellers will transfer to Buyer at the Closing good and valid title to the Shares, free and clear of any Encumbrances, and will transfer good and valid title to the Minority Interests free and clear of all Encumbrances created by Parent or any of its Affiliates.

2.3                               Authority, Approvals and Consents.

(a)                                 Parent has the corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to be executed and delivered by Parent and to consummate the transactions contemplated hereby and thereby.  At the Closing, each other Seller will have the corporate (or other Entity) power and authority, to execute, deliver and perform the Ancillary Documents to be executed, delivered and performed by such Seller and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Parent of this Agreement and each of the Ancillary Documents to which it will at Closing be a party, and the consummation by Parent of the transactions contemplated hereby and thereby, have been, and at the Closing the execution, delivery and performance by each Seller of the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby by such Sellers will have been, duly authorized and approved by the board of directors (or comparable governing body) of each of the Sellers, and no other corporate (or other Entity) actions or proceedings on the part of Sellers or Equityholders of Sellers are necessary to authorize and approve this Agreement or the Ancillary Documents to be executed and delivered by Sellers and the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by Parent, and the Ancillary Documents to be executed and delivered by any Seller at the Closing will be duly executed and so delivered by such Seller.  This Agreement constitutes, and at the Closing each Ancillary Document to be executed and delivered by any Seller will constitute, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.

(b)                                 The execution, delivery and performance by Parent of this Agreement and by the applicable Sellers of the Ancillary Documents to be executed, delivered and performed by them, the consummation by Parent and the applicable Sellers of the transactions contemplated hereby and thereby, and compliance by the applicable Sellers hereof and thereof, do not and will not:

(i)                                     contravene or violate any provision of any of the Governing Documents of Parent, the Sellers or any Transferred Company or Non-Controlled Company;

(ii)                                  conflict with, result in a breach of any provision of, constitute a default under, result in the modification, suspension or cancellation of, give rise to the loss of a benefit under, result in the creation of any Encumbrance (other than Permitted Encumbrances) on, or entitle any Person (with or without due notice or lapse of time or both) to terminate, cancel, accelerate, modify or call a default with respect to, or decrease any benefit or obligation under, any Contract or Order to which Parent, any of the Sellers is a party or to which Parent or any of the Sellers, or any of their Assets is subject, except, in each case, as would not reasonably be expected, individually or in the aggregate, to be material to the operation of the Business, taken as a whole;

(iii)                               in any material respect, violate or conflict with any Legal Requirements (other than Antitrust Laws) applicable to any Seller, any Transferred Company or, to the Knowledge of Parent, any Non-Controlled Company or any of their businesses or Assets;

(iv)                              require Parent, any Seller, any Transferred Company or, to the Knowledge of Parent, any Non-Controlled Company to obtain, secure or make any material Approval, except for (A) Approvals in respect of Permits, (B) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended

(the “HSR Act”); (C) Approval from the European Commission pursuant to the European Council Regulation (EC) No 139/2004 on the control of concentrations between undertakings, OJ L24, 29 January 2004, p. 1-22 (the “EMR”); and (D) all Approvals required to be obtained from, or any filings or other notifications required to be made to or with, any non-U.S. Governmental Authority in connection with the transactions contemplated hereby under Applicable Non-U.S. Antitrust Laws (the “Non-U.S. Antitrust Approvals”); or

(v)                                 result in the cancellation, revocation, suspension, or modification of any Permit or Approval with respect to Parent, Sellers, any of the Transferred Companies or any of their respective businesses or Assets, except as would not reasonably be expected, individually or in the aggregate, to be material to the operation of the Business taken as a whole.

2.4                               Financial Statements.  (a) Attached as Schedule 2.4(a) of the Disclosure Letter are (i) the unaudited combined balance sheet of the Business as of December 31, 2012 and the related unaudited combined statement of profit and losses for the twelve-month period then ended, (ii) an unaudited statement of Capital Expenditures on a cash basis by Parent and its Affiliates with respect to the Business for the year ended December 31, 2012, (iii) the unaudited combined balance sheet of the Business as of June 30, 2013 (the “Balance Sheet”, and such date, the “Balance Sheet Date”) and the related unaudited combined statement of profit and losses for the six-month period then ended June 30, 2013, and (iv) an unaudited statement of Capital Expenditures on a cash basis by Parent and its Affiliates with respect to the Business for the six months ended June 30, 2013 (all such financial statements, including the related notes and schedules thereto, the “Financial Statements”).  The Financial Statements (A) fairly present in all material respects the combined financial position of the Business as of the dates indicated and the combined results of operations of the Business for the periods indicated; and (B) were prepared in accordance with GAAP applied on a consistent basis throughout the periods specified, except as expressly set forth therein and except that the Financial Statements as of and for the six-month period ended on June 30, 2013 are subject to normal and recurring year-end audit adjustments (the effect of which would not be material).

(b)                                 All books and records of the Business, taken as a whole, are accurate and complete in all material respects.  The Transferred Companies maintain systems of internal accounting controls sufficient in all material respects to enable officers of Parent to give the certifications called for by Rule 13a-14(a) and (b) under the Securities Exchange Act of 1934, as amended.

(c)                                  Since January 1, 2011, no director or officer of Parent or of any of the Transferred Companies or, to the Knowledge of Parent, any non-officer employee, external auditor, external accountant or outside counsel of Parent or any of the Transferred Companies or, to the Knowledge of Parent, the Non-Controlled Companies, has received or otherwise been made aware of any material written complaint, allegation or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any of the Transferred Companies or the Non-Controlled Companies or their respective internal accounting controls, including any material written complaint, allegation or claim that any of the Transferred Companies has engaged in questionable accounting or auditing practices.

2.5                               Absence of Undisclosed Liabilities; Indebtedness.

(a)                                 The Transferred Companies and, to the Knowledge of Parent, the Non-Controlled Companies, do not have any liabilities (whether accrued or contingent and whether or not required under GAAP to be reflected on a balance sheet), except:  (i) as and to the extent reflected or reserved against on the Balance Sheet; (ii) liabilities incurred or arising in the ordinary course of business consistent with past practice (and not arising out of a breach of or default under any Contract or a violation of Legal Requirements) after the Balance Sheet Date; (iii) those arising under Benefit Plans, Business Agreements, Leases and Permits (and not arising out of a breach or violation thereof or default thereunder); and (iv) other liabilities that would not reasonably be expected, individually or in the aggregate, to be material to the Business, taken as a whole.

(b)                                 Schedule 2.5(b) of the Disclosure Letter sets forth a list of all Indebtedness of the Transferred Companies as of the date of this Agreement.

2.6                               Absence of Certain Changes or Events.

(a)                                 Since the Balance Sheet Date to the date of this Agreement, (i) the Business has been operated in all material respects in the ordinary course of business consistent with past practice; and (ii) there has not been any change, event, occurrence, effect, circumstance or development that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 Since the Balance Sheet Date to the date of this Agreement, there has not been any act or omission taken by Parent or any of the Sellers or their respective Affiliates (other than the Transferred Companies) (to the extent related to the Business) or the Transferred Companies that, if taken during the period from the date of this Agreement through the Closing Date without Buyer’s consent, would constitute a breach of Section 4.3.

(c)                                  Since the Balance Sheet Date, there has not been any physical damage, destruction or loss to any Business Assets that, after taking into account any insurance proceeds received or receivable with respect to the foregoing, would reasonably be expected, individually or in the aggregate, to be material to the Business, taken as a whole.

2.7                               Taxes.

(a)                                 The Transferred Companies have timely filed or have had filed on their behalf, taking into account any applicable extensions, all material Tax Returns which are required to be filed by or with respect to them, and such Tax Returns are true, correct and complete in all material respects.

(b)                                 All material Taxes required to be paid by the Transferred Companies (or for which the Transferred Companies may be liable) have been timely paid, after giving effect to any applicable extensions.

(c)                                  The Transferred Companies have withheld and timely paid all material Taxes required to have been withheld and paid, and all corresponding deposit obligations have been satisfied, in connection with amounts paid or owing to any employee, independent contractor, creditor, Equityholder, or other Person.

(d)                                 There are no Proceedings or claims made in writing pending or, to the Knowledge of Parent, threatened with respect to any of the Transferred Companies relating to material Taxes.

(e)                                  There are no Contracts in force or effect providing for a waiver or an extension of time with respect to the assessment or collection of any material Tax of or with respect to a Transferred Company.

(f)                                   No Transferred Company (nor any predecessor thereof) has been a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2) or any similar provision of state, local or non-U.S. Legal Requirements.

(g)                                  There is no outstanding power of attorney authorizing anyone to act on behalf of any of the Transferred Companies in connection with any Tax, Tax Return or Proceeding relating to a Tax that will remain in effect following the Closing, other than any such power of attorney authorizing a person to act on behalf of a consolidated, combined or unitary group in which a Transferred Company is included.

(h)                                 None of the Transferred Companies has distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code within the two-year period ending on the date hereof or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i)                                     None of the Transferred Companies is a party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement or similar Contract with any Person that will remain in effect after the Closing Date, except for any such agreement pursuant to the terms of a commercial contract, including a lease or financing agreement, not principally relating to Taxes.

(j)                                    No material assessment, deficiency or adjustment for Taxes with respect to the Transferred Companies has been claimed, proposed or assessed in writing by any Governmental Authority that has not been resolved and paid in full.

(k)                                 No material claim has been made in writing in the past three (3) years by a Governmental Authority in a jurisdiction in which a Transferred Company does not file Tax Returns or pay Taxes that such Transferred Company is or may be required to file a Tax Return or pay Taxes in that jurisdiction.

(l)                                     No Transferred Company is currently the beneficiary of any material Tax holiday or material Tax abatement.

(m)                             No Transferred Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481 of the Code resulting from a change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Legal Requirements) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) election made pursuant to Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. Legal Requirements) on or prior to the Closing Date.

(n)                                 There are no Encumbrances (other than Permitted Encumbrances) on any of the assets of the Transferred Companies or on the Shares that are attributable to any material Tax liability or payment obligation.

(o)                                 Schedule 2.7(o) of the Disclosure Letter sets forth the U.S. Federal Income Tax classification of each Transferred Company and Non-Controlled Company and the U.S. Federal entity classification elections that will be filed on or before the Closing Date with effect prior to the Closing Date.

(p)                                 No Transferred Company organized outside of the United States holds any asset that is a “United States real property interest” within the meaning of Section 897(c) of the Code.

2.8                               Legal Matters.

(a)                                 (i) There is no material Proceeding pending or, to the Knowledge of Parent, threatened, against the Business, Parent or any of its Affiliates (other than a Transferred Company) (with respect to the Business), any Transferred Company, any officer or director of any Transferred Company (in such person’s capacity), or any Business Assets nor any Proceeding that seeks to restrain, enjoin or otherwise prohibit in any material respect or to obtain damages with respect to the consummation of the transactions contemplated by this Agreement; and (ii) no Transferred Company is subject to or in default of any material Order, other than those of general applicability.

(b)                                 Since January 1, 2011 and prior to the date of this Agreement, neither Parent nor any of its Affiliates (including the Transferred Companies) has settled any Proceeding relating to the Business involving the payment of consideration in excess of $500,000.

(c)                                  The Business is being conducted in all material respects in compliance with all applicable Legal Requirements.  Since January 1, 2011 and prior to the date of this Agreement, neither Parent nor any of its Affiliates (other than a Transferred Company) (with respect to the Business) or any Transferred Company has received any written notice alleging any material violation or non-compliance with any Legal Requirement which remains outstanding and unresolved. To the Knowledge of Parent, no Transferred Company or Non-Controlled Company is under investigation with respect to any violation of Legal Requirements.

2.9                               Property.

(a)                                 All real property (other than the Non-Operating Sites) owned by any of the Transferred Companies (the “Owned Real Property”) is set forth on Schedule 2.9(a) of the Disclosure Letter, which sets forth which Real Property is owned by which Person.  The Transferred Companies have good and marketable title to the Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances set forth on Schedule 2.9(a) of the Disclosure Letter.  Except as disclosed on Schedule 2.9 (a) of the Disclosure Letter, no Transferred Company has leased or sublet, as lessor, any of the Owned Real Property.

(b)                                 Schedule 2.9(b) of the Disclosure Letter sets forth a list as of the date of this Agreement of all leases, including amendments thereto, of real property (i) with annual rental payments in excess of U.S.$100,000 or (ii) relating to current manufacturing sites, in each case, leased by the Transferred Companies (the “Leases”).  Each Lease is in full force and effect and constitutes a valid and legally binding obligation of the applicable Transferred Company and, to the Knowledge of Parent, of each other party thereto, enforceable against such Transferred Company and, to the Knowledge of Parent, each other party thereto, in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.  Neither any Transferred Company nor, to the Knowledge of Parent, any other party to any Lease is in material breach or default of or under any such Lease, and to the Knowledge of Parent, no event has occurred which (with notice or lapse of time or both) could reasonably be expected to constitute a material breach or default under any such Lease.  The execution, delivery and performance by Parent of this Agreement and the Ancillary Documents to be executed and delivered by Parent or any of the Sellers, and the consummation of the transactions contemplated hereby and thereby by Parent and the Sellers, do not and will not, in any material respect, conflict with, result in the modification or cancellation of, or give rise to any default or right of termination in respect of (with due notice or lapse of time or both) any such Lease.  As of the date of this Agreement, no written notice of material breach or of any event which (with lapse of time) could reasonably be expected to constitute a material breach has been received by a Transferred Company from any landlord, any Governmental Authority or any other Person in relation to any Lease.  No Transferred Company has leased or sublet, as lessor or sublessor, any of the Leased Real Property.  Parent has made available to Buyer true and complete copies in all material respects of all Leases.

(c)                                  No condemnation, eminent domain or expropriation Proceeding against or affecting all or any portion of the Real Property is pending or, to the Knowledge of Parent, threatened.

(d)                                 Except as disposed of in the ordinary course of business since the Balance Sheet Date, as of the date of this Agreement, the Transferred Companies have good and valid title to all material tangible personal property reflected on the Balance Sheet or acquired by it after the Balance Sheet Date, and such property is held free and clear of all Encumbrances other than Permitted Encumbrances.

(e)                                  After giving effect to the Restructurings and the Capital Expenditures budgeted in the Capex Plan or currently being undertaken by the Transferred Companies, all material improvements and fixtures on all the Real Property, and all material machinery, equipment and other tangible property owned or leased to the Transferred Companies and currently used by the Business (“Property”), are in all material respects fit for the purpose in which they are being used, in good condition, except for ordinary wear and tear.

(f)                                   The Property, together with the Administrative Assets and the Lease Agreements, and after taking into account Assets, goods and services purchased or leased by the Transferred Companies in the ordinary course of business, will, at Closing, be sufficient in all material respects, for the conduct of the Business immediately following the Closing by Buyer as it is presently conducted by Parent and its Affiliates (including the Transferred Companies).  The Real Property and the Leased Sites constitute all material real property used by the Transferred Companies in the conduct of their operations as of the date of this Agreement, other than Administrative Services and other services provided by third Persons.  The Real Property does not include any real property not currently used in the operation of the Business. The Retained Companies do not own any material intangible Assets that are necessary in order to conduct the Business immediately following the Closing as it is presently conducted by Parent and its Affiliates (including the Transferred Companies).

2.10                        Material Contracts.

(a)                                 Schedule 2.10(a) of the Disclosure Letter sets forth a list as of the date of this Agreement of each of the following Business Agreements (collectively, the “Material Contracts”):

(i)                                     any Business Agreement pursuant to which Indebtedness of any Transferred Company has been incurred (other than those in respect of trade payables arising in the ordinary course of business);

(ii)                                  any guaranty by the Transferred Companies of any obligation for borrowed money (other than guaranties of credit cards of officers and employees of the Transferred Companies), excluding endorsements made for collection in the ordinary course of business;

(iii)                               any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of any Assets or businesses of third Persons (other than accounts payable and accrued liabilities constituting current liabilities);

(iv)                              any Business Agreement containing non-competition, non-solicitation or other limitations restricting the current or future development, manufacture, marketing or distribution of the products and services by any Transferred Company, or any Transferred Company’s ability to compete in any line of business, in any geographic area or with any Person or to solicit the employees or customers of any Person (other than confidentiality and similar agreements entered into in the ordinary course of business);

(v)                                 any Business Agreement for the employment or engagement of any officer, director, employee or other Person on a full-time, part-time, consulting or other basis that provides for the payment of any cash or other compensation, severance or benefits as a result of the execution of this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby;

(vi)                              any Business Agreement (other than (A) for the purchase or sale of goods and services on a purchase order basis in the ordinary course of business and (B) Leases) which involved the payment of consideration to or by a Transferred Company, in each case, by or to a third Person, in excess of U.S.$2,500,000 during the fiscal year ended December 31, 2012 or are reasonably expected to involve the payment of consideration in excess of U.S.$2,500,000  to or by a Transferred Company in any twelve (12) month period;

(vii)                           any Business Agreement pursuant to which a Transferred Company purchases goods or services (other than on a purchase order basis) that is a Business Agreement with a mandatory take or pay or similar purchase requirement for all or a portion of such Transferred Company’s purchase obligations with respect to such good or service (a “Take or Pay Agreement”);

(viii)                        any Business Agreement that contains any product or service guaranty or warranty or right of return that is not consistent with the terms customarily provided by the Business in the ordinary course of business;

(ix)                              any Business Agreement that is a partnership, joint venture, profit-sharing, loss-sharing or similar Contract;

(x)                                 any Business Agreement that contains any form of most-favored nation provision in favor of any customer or supplier of the Business or any other Person;

(xi)                              any Business Agreement pursuant to which a Transferred Company purchases goods or services (other than on a purchase order basis) that is a sole source purchase Contract or another Contract with exclusivity provisions applicable to a Transferred Company;

(xii)                           any Business Agreement to which a Governmental Authority, or a Representative of a Governmental Authority is a party;

(xiii)                        any Business Agreement under which any Transferred Company has made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than a Transferred Company or a Non-Controlled Company and other than loans or advances to employees or extensions of trade credit in the ordinary course of business);

(xiv)                       any Business Agreement granting an Encumbrance (other than a Permitted Encumbrance) upon any Shares or Business Assets;

(xv)                          any Business Agreement entered into outside the ordinary course of business providing for indemnification by a Transferred Company of any Person that remains in effect as of the date of this Agreement with respect to liabilities relating to any former business of any Transferred Company or any predecessor Person;

(xvi)                       any Business Agreement relating to the acquisition or disposition of any business, material Assets (other than Inventory sales in the ordinary course of business) or Equity Interests of a third Person outside of the ordinary course of business;

(xvii)                    all Business Agreements (A) for the cleanup, abatement or other actions in connection with any Hazardous Substances or the Remedial Action of any existing Environmental Condition, in each case that are not terminable without penalty on thirty (30) days’ or fewer notice or that require payments by the Transferred Company or Non-Controlled Company in an amount in excess of $125,000 per annum or (B) involving payment by Parent or one of its Affiliates to a third party in an amount in excess of $125,000 for the performance of any ongoing environmental audit or study at an individual Acquired Site or Leased Site;

(xviii)                 any Derivatives Contract that will be binding on a Transferred Company after the Closing;

(xix)                       any Business Agreement primarily related to the use, development, support or disaster recovery of the IT Systems used primarily by the Transferred Companies reasonably expected to involve the payment of consideration in an amount in excess of $1,000,000 on an annual basis;

(xx)                          any Business Agreement pursuant to which (A) Intellectual Property that is material to the Business is licensed to a Transferred Company by a third Person (other than license agreements for “off-the-shelf” software on generally standard terms and conditions); or (B) a Transferred Company has (1) granted to a third Person an exclusive right with respect to Intellectual Property or (2) granted to a third Person any right with respect to Intellectual Property that is material to the Business;

(xxi)                       any Business Agreement relating to any outstanding commitment for Capital Expenditures in excess of $2,000,000;

(xxii)                    any Business Agreement relating to the settlement of any Proceeding that (A) contains any obligations or commitments of a Transferred Company to make payments to a third person in excess of $500,000 after the date of this Agreement or (ii) limits the conduct of a Transferred Company other than in the ordinary course of business; and

(xxiii)                 the Contracts for IT Systems of the Business listed on Schedule 2.10(a)(xxiii) of the Disclosure Letter.

(b)                                 Each Material Contract is in full force and effect and constitutes a valid and legally binding obligation of the applicable Transferred Company and, to the Knowledge of Parent, of each other party thereto, enforceable against such Transferred Company and, to the Knowledge of Parent, each other party thereto, in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.  Neither any Transferred Company nor, to the Knowledge of Parent, any other party to any Material Contract is in material breach or default of or under any such Material Contract, and to Parent’s Knowledge, no event has occurred that with the lapse of time or the giving of notice, or both, would constitute a material breach or default of any other party thereto.  The execution, delivery and performance by Parent of this Agreement and the Ancillary Documents to be executed and delivered by Parent or any of the Sellers, and the consummation of the transactions contemplated hereby and thereby by Parent and the Sellers, do not and will not conflict with, result in the modification or cancellation of, render unenforceable, or give rise to any right of termination in respect of (with due notice or lapse of time or both) any Material Contract.  No party to any of the Material Contracts has exercised in writing any termination rights with respect thereto, and to the Knowledge of Parent, no party has given written notice of any material dispute with respect to any Material Contracts.  Parent has made available to Buyer true, correct and complete copies of all Material Contracts, together with all amendments, modifications or supplements thereto.

2.11                        Labor Relations.

(a)                                 There is as of the date of this Agreement, and since at least January 1, 2011 has been, no labor strike, organized work stoppage, slowdown, picketing or lockout (each, an “Industrial Action”) in effect or, to the Knowledge of Parent, threatened against any Transferred Company.

(b)                                 There is as of the date of this Agreement, and since at least January 1, 2011 has been, no material dispute with, or to the Knowledge of Parent any organization or recognition campaign by, any labor union, works council, trade union or other employee representative body relating to any Business Employees.

(c)                                  Each U.S. collective bargaining agreement, each material non-U.S. collective bargaining agreement, each material works agreement (Betriebsvereinbarungen) on the group level (Konzernbetriebsvereinbarungen) and on the level of the individual Transferred Companies (Betriebsvereinbarungen und Gesamtbetriebsvereinbarungen) and each other material Contract with any labor union, works council, trade union or Representative of any Business Employees, and in each case binding upon any of the Transferred Companies (each, a “Collective Bargaining Agreement”), is set forth on Schedule 2.11(c) of the Disclosure Letter.  Parent has made available to Buyer true and complete copies of each such Collective Bargaining Agreement.

(d)                                 The Transferred Companies have fulfilled their obligations to inform, consult and/or obtain any required and mandatory opinion from any applicable works council (comité d’entreprise), union, or any other employee representative body for the purpose of entering into this Agreement.

(e)                                  Parent will deliver to Buyer on the date of this Agreement a separate Schedule 2.11(e) setting forth a complete and accurate list, as of the date of this Agreement, of all of the Business Employees (on an anonymous basis), indicating their (i) job title, (ii) current base salary or wage rate, (iii) start date and (iv) location.

(f)                                   There are as of the date of this Agreement, and since at least January 1, 2011 have been, no material charges, complaints, grievances, investigations, audits or other Proceedings commenced with respect to a Transferred Company under any Legal Requirements affecting or relating to the employment relationship, and no material charges, complaints, grievances, investigations or other Proceedings are, to Parent’s Knowledge, threatened under any such Legal Requirements.

(g)                                  To the Knowledge of Parent, each Transferred Company is as of the date of this Agreement, and since at least January 1, 2011 has been, in material compliance with all applicable Legal Requirements relating to the employment of labor, including labor and employment practices, terms and conditions of employment, wages and hours, overtime payments, recordkeeping, employee classification, non-discrimination, employee benefits, employee leave, payroll documents, record retention, equal opportunity, immigration, occupational health and safety, severance, termination or discharge, co-operation obligations under the Finnish Act on Co-Operation within Undertakings (Laki yhteistoiminnasta yrityksissä) and collective bargaining, and each Transferred Company is as of the date of this Agreement, and has been since at least January 1, 2011, in material compliance with any Legal Requirements concerning retention and classification of independent contractors.  There are no former employees of Sachtleben Pigments Oy whose employment contracts have been terminated within the period of nine (9) months prior to the date hereof on economic or production related grounds (taloudellinen tai tuotannollinen peruste) and who are entitled to be re-employed by Sachtleben Pigments Oy in accordance with Chapter 6, Section 6 of the Finnish Employment Contracts Act (Työsopimuslaki).

(h)                                 Schedule 2.11(h)(i) of the Disclosure Letter sets forth a list of each employee of Parent and its Subsidiaries whose primary job responsibility involves providing services to the Business but, as of the date of this Agreement, is not employed by a Transferred Company (each, a “Remote Employee”).  Each employee of the Transferred Companies has a primary job responsibility of providing services relating to the Business other than the employees listed on Schedule 2.11(h)(ii) of the Disclosure Letter (each, a “Seller Retained Employee”).

(i)                                     Since January 1, 2013 through the date of this Agreement, no Transferred Company has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of a Transferred Company or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Legal Requirement) affecting any site of employment or facility of a Transferred Company.

(j)                                    No Transferred Company is bound by (i) any restriction with respect to closure, downsizing or other restructuring affecting its workforce or a portion thereof, except for any restrictions under applicable Legal Requirements or (ii) any obligation to guarantee a certain number of employees at any of its sites.

(k)                                 None of the Business Employees listed on Schedule 2.11(k) of the Disclosure Letter (the “Key Employees”) has, as of the date of this Agreement, been given or have given notice of termination, and, to the Knowledge of Parent, no Key Employee has expressed the intention to terminate or otherwise alter his or her employment or service relationship with a Transferred Company.

2.12                        Employee Benefits.

(a)                                 Schedule 2.12(a) of the Disclosure Letter sets forth a list of (i) each material “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA); (ii) each material employment, indemnification, severance, retention or change-in-control plan, policy, agreement or arrangement and (iii) each other material employee benefit or compensation plan, policy, agreement or arrangement (whether of an individual or collective nature), including any stock option, stock purchase, stock award, deferred compensation, pension, retirement, death, old-age part-time (Altersteilzeit) savings, profit sharing, incentive, bonus, commission, health, life insurance, cafeteria, flexible spending, dependent care, fringe benefit, anniversary, jubilee, holiday, paid time off or disability plans, policies, agreements or arrangements, in each case, which is sponsored or maintained by Parent, the Transferred Companies or any of their Affiliates, or to which Parent, the Transferred Companies or any of their Affiliates is required to make contributions, on behalf of any current or former employees, officers, directors or consultants of the Transferred Companies (the “Relevant Employees”) (other than, with respect to any plan or arrangement not sponsored or maintained by the Transferred Companies or to which the Transferred Companies are not required to contribute, the Resigning Officers and Directors) or pursuant to which the Transferred Companies have any actual or potential liability (collectively, “Benefit Plans”).  Benefit Plans that are sponsored or maintained solely by one or more of the Transferred Companies are denoted by asterisk on Schedule 2.12(a) of the Disclosure Letter and are referred to herein as “Transferred Company Benefit Plans”).  Benefit Plans shall not include any statutory non-U.S. plans with respect to which any Transferred Company, Parent or any of their Affiliates are obligated to make contributions or comply with under applicable Legal Requirements.

(b)                                 With respect to each Transferred Company Benefit Plan, prior to the date hereof true, correct, and complete copies (or, to the extent no such copy exists, an accurate description) of the applicable following documents have been made available to Buyer: (i) all current plan documents (including trust agreements, insurance contracts and other funding or service arrangements) and any amendments thereto; (ii) Forms 5500 and attached schedules, including audited financial statements and actuarial valuation reports, for the most recent plan year for which such Forms 5500 have been filed; (iii) any estimates received regarding withdrawal liability with respect to a Benefit Plan that is a Multiemployer Plan; (iv) summary plan descriptions or other written summaries; (v) the most recent determination letter received from the IRS; (vi) the most recent actuarial valuation statements and any formal interim valuation statements that have been prepared in writing by the actuary of the applicable Transferred Company Benefit Plan since that valuation in relation to any Transferred Company Benefit Plan; and (vii) each guarantee or letter of credit which has been provided in relation to each Transferred Company Benefit Plan.

(c)                                  Since January 1, 2011 and through the date of this Agreement, each Transferred Company Benefit Plan has, in all material respects, been established, funded, maintained and administered in compliance with its terms and with the applicable provisions of ERISA, the Code and all other applicable Legal Requirements, and as of the date of this Agreement, the Transferred Companies are in compliance, in all material respects, with all applicable provisions of ERISA, the Code and all other applicable Legal Requirements, in each case, as they relate to any Transferred Company Benefit Plan; provided, however, that in the case of the Sachtleben Pigments Oy Pension Fund or any other Finnish Transferred Company Benefit Plan provided by a third party insurer, this representation is limited to Parent’s Knowledge.

(d)                                 Since January 1, 2011 and through the date of this Agreement, no material Proceeding relating to any Transferred Company Benefit Plan has been brought by any Governmental Authority or third Person (other than routine claims for benefits in the ordinary course) or been, to Parent’s Knowledge, threatened.

(e)                                  All material contributions and payments due or accrued under each Transferred Company Benefit Plan, determined in accordance with applicable Legal Requirements and GAAP and prior funding and accrual practices as of June 30, 2013, have been timely and fully discharged and paid or reflected as a liability on the Balance Sheet.

(f)                                   Each Benefit Plan intended to be tax-qualified under Section 401(a) of the Code has received a favorable and up-to-date determination letter from the IRS as to its tax-qualified status under the Code and, to Parent’s Knowledge, there are no existing circumstances likely to result in the revocation of any such determination letter or disqualification of any such Benefit Plan.

(g)                                  Schedule 2.12(g) of the Disclosure Letter sets forth a true, correct, and complete list as of the date of this Agreement of each Benefit Plan that is subject to Title IV of ERISA (other than a Multiemployer Plan).  As to each such Benefit Plan, as of the date of this Agreement, (i) there has been no event or condition that presents a significant risk of plan termination; (ii) there has been no failure to satisfy the minimum funding standards, whether or not waived, imposed by Section 302 of ERISA or Section 412 of the Code; (iii) no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Reg. § 4043.1 et seq., promulgated by the PBGC, have not been waived) has occurred within the past six (6) years; and (iv) no liability (including liability pursuant to Section 4069 of ERISA but excluding premiums to the PBGC due but not yet delinquent) under Title IV of ERISA has been or is reasonably expected to be incurred by the Transferred Companies.

(h)                                 Schedule 2.12(h) of the Disclosure Letter sets forth a true, correct, and complete list as of the date of this Agreement of each Benefit Plan that is a Multiemployer Plan. With respect to each such Multiemployer Plan as of the date of this Agreement, (i) within the past six (6) years, none of the Transferred Companies or their respective ERISA Affiliates has made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA; (ii) no event has occurred that presents a material risk of a complete or partial withdrawal; (iii) none of the Transferred Companies has any contingent liability under Section 4204 or 4212(c) of ERISA; and (iv) within the past six (6) years, none of the Transferred Companies nor any of their respective ERISA Affiliates has received any notification that any such plan is in reorganization (within the meaning of Section 4241 of ERISA), has been terminated, is insolvent (within the meaning of Section 4245 of ERISA) or is in endangered or critical status (within the meaning of Section 437 of the Code or Section 305 of ERISA).

(i)                                     Schedule 2.12(i)(i) of the Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of each Transferred Company Benefit Plan that provides for post-retirement health, medical, life insurance or other welfare benefits for any Relevant Employee (other than any Transferred Company Benefit Plan that provides for such benefits solely to avoid excise Taxes pursuant to Section 4980B of the Code or to satisfy applicable Legal Requirements).  Schedule 2.12(i)(ii) of the Disclosure Letter sets forth all understandings, agreements or undertakings, written or oral, that would prevent any such Transferred Company Benefit Plan from being amended or terminated with respect to benefits provided by such Transferred Company Benefit Plan without material liability to the Transferred Companies on or at any time after the Closing Date, except, in each case, as required by applicable Legal Requirements or by Collective Bargaining Agreements.

(j)                                    Except as otherwise agreed in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) entitle any Business Employee of the Transferred Companies (other than the U.S. Transferred Companies and Viance) to terminate their employment or engagement, (ii) entitle any Relevant Employee to any severance, separation, change of control, termination, bonus, retention or other additional compensation or benefits; or (iii) cause or result in the accelerated vesting, funding or delivery of, or increase the amount or value of, any compensation or benefit to any Relevant Employee.  Without limiting the generality of the foregoing, no amount, economic benefit or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated hereby (alone or in combination with any other event) by any Relevant Employee would be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).  No Transferred Company Benefit Plan provides for any gross-up payment associated with any Tax.

(k)                                 To the Knowledge of Parent, since January 1, 2011 and through the date of this Agreement, each Transferred Company Benefit Plan covering any current or former employees of any of the German Companies and German-Controlled Entities or of any of their Subsidiaries (collectively, “German Transferred Benefit Plans”) is in compliance in all materials respects with all applicable Legal Requirements and Collective Bargaining Agreements and has been administered in all materials respects in accordance with its terms.  All material obligations under or in connection with any pension or pension scheme (including obligations arising by operation of Legal Requirements or Collective Bargaining Agreements) that have become due have been fulfilled by the German Companies or their Affiliates.  All future obligations under or in connection with any German Transferred Benefit Plan, including obligations arising by operation of Legal Requirements and Collective Bargaining Agreements, appertaining to periods until the date of this Agreement are, to the extent applicable, funded according to Legal Requirements and based on the most recent actuarial date.  For periods until the Closing Date, all obligations under or in connection with any German Transferred Benefit Plan have been adjusted as and when required by Sec. 16 German Company Pensions Act (BetrAVG) or, where applicable, any contractual provisions.  As of the date of this Agreement, no Business Employee has made or, to the Knowledge of Parent, threatened any material claim or Proceeding in respect of any German Transferred Benefit Plan and no event has occurred which could or might give rise to any such claim or Proceeding.

(l)                                     Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, none of the Transferred Companies have, to the Knowledge of Parent, been issued a restoration order, contribution notice or a financial support direction under Sections 38, 43 or 52 of the Pensions Act 2004 and, to the Knowledge of Parent, there are no circumstances that are reasonably expected to lead to any such order, notice or direction being issued.  No debt from a Transferred Company has become due under Section 75 Pensions Act 1995 and no such debt will become due from any Transferred Company as a consequence of the transactions contemplated by this Agreement, other than debt due from Rockwood Pigments (U.K.) Limited to the U.K. Retirement Plan.

(m)                             Except as would not be reasonably expected to be, individually or in the aggregate, material to the Business, and except as disclosed on the Balance Sheet or set forth on Schedule 2.12(m) of the Disclosure Letter (i) as of the date hereof, none of the Transferred Companies have been issued with an Order, notice or direction on underfunding in relation to Sachtleben Pigments Oy Pension Fund which remains outstanding on the date of this Agreement; (ii) Sachtleben Pigments Oy Pension Fund has not, as of the date hereof, been placed in liquidation due to underfunding under the Finnish Pensions Fund Act (1774/1995 as amended); and (iii) to the Parent’s Knowledge, since January 1, 2011 and through the date of this Agreement, there is no material Proceedings brought by any Governmental Authority or Business Employee or a pensioner entitled to benefits from the Sachtleben Pigments Oy Pension Fund (other than routine claims for benefits) pending or threatened against Sachtleben Pigments Oy Pension Fund which are likely to result in a material liability of Sachtleben Pigments Oy.

(n)                                 All amounts (including the Trattamento di fine rapporto or any other severance indemnity) due by the Italian Company to its direct employees have been duly paid or reserved in the Financial Statements in all material respects in accordance with applicable Legal Requirements.  To the Knowledge of Parent, no persons other than those individuals who are specifically classed as direct employees of the Italian Company shall be entitled to be recognized as such.  As of the date of this Agreement, the Italian Company has in all material respects carried out all filings and taken all actions required to be made or taken, under applicable Legal Requirements in connection with its direct employees (including, the Legal Requirements governing the social security system).

2.13                        Transactions with Affiliates; Enterprise Agreements.

(a)                                 As of the date of this Agreement, there are no (i) Contracts (other than intercompany purchase orders or Enterprise Agreements) between any of the Transferred Companies or Non-Controlled Companies, on the one hand, and Parent or any of its Affiliates (other than the Transferred Companies), on the other hand, in effect as of the date of this Agreement or (ii) other material transactions in effect as of the date of this Agreement between any of the Transferred Companies or Non-Controlled Companies, on the one hand, and Parent or any of its Affiliates (other than the Transferred Companies), on the other hand.

(b)                                 Schedule 2.13(b) of the Disclosure Letter sets forth a list of all control agreements, profit and loss transfer agreements or other enterprise agreements within the meaning of Sections 291 and 292 of the German Stock Corporation Act of 1965 (Aktiengesetz) (the “AktG”) to which the German Companies are a party (collectively, the “Enterprise Agreements”).

2.14                        Environmental Matters.

(a)                                 The Transferred Companies, the Business and the Real Property are, since the date that is three (3) years prior to the date of this Agreement, in all material respects in compliance with all Environmental Requirements;

(b)                                 Since the date that is three (3) years prior to the date of this Agreement, the Transferred Companies have not received (i) any written notice or written request for information from any Governmental Authority or other Person with respect to any material discharge, release into the Environment, disposal or removal of any Hazardous Substance; or (ii) any written notice that any Transferred Company has been or may be identified in any Proceeding as a responsible party or a potentially responsible party for any material liability under Environmental Requirements which remains outstanding and unresolved.  To the Knowledge of Parent, no such notice or request has been threatened;

(c)                                  The Transferred Companies hold, and are in all material respects in compliance with, all material Permits required under Environmental Requirements for the Transferred Companies to conduct the Business in all material respects in the manner it is conducted on the date of this Agreement.  All such material Permits are in full force and effect, and no event has occurred and is continuing which requires, or after notice or lapse of time or both would require, any modification, revocation, non-renewal or termination of any such Permit;

(d)                                 None of the Transferred Companies have entered into any material written agreements or undertakings with any Person relating to any Remedial Action or other liability imposed or incurred under Environmental Requirements in respect of the Business or the Real Property that remain in effect as of the date of this Agreement (except that the Leases, Business Agreements and Permits may contain indemnities and/or agreements regarding such liabilities);

(e)                                  There are no underground storage tanks located on the Real Property, and no asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs) or PCB wastes are now located, contained, used or stored by the Transferred Companies in or at the Real Property (including the buildings, structures and all improvements and machinery and equipment thereon or thereat);

(f)                                   The Transferred Companies have made available for review by Buyer all reports, studies, correspondence and other documents of a material nature that are in the possession or control of Parent or the Transferred Companies, have been generated or received since the date that is three (3) years prior to the date of this Agreement and that address material or potentially material liabilities of the Transferred Companies, the Business or the Real Property pursuant to Environmental Requirements;

(g)                                  There is no material Proceeding pending or, to the Knowledge of Parent, threatened against any Transferred Company or any Business Assets before or by any Governmental Authority pursuant to Environmental Requirements or relating to any Environmental Condition, and no Transferred Company is subject to any material Order of any

Governmental Authority pursuant to Environmental Requirements or relating to any Environmental Condition; and

(h)                                 This Section 2.14 contains the exclusive representations and warranties of Parent concerning (i) compliance by the Transferred Companies and the Business with Environmental Requirements; (ii) liabilities of the Transferred Companies and the Business under Environmental Requirements; and (iii) liabilities of the Transferred Companies and the Business in respect of contamination of real or personal property with Hazardous Substances or pollution.  For the avoidance of doubt, none of the representations in this Section 2.14 shall be deemed to be made with respect to any of the Non-Operating Sites or any activities or business conducted thereon.

2.15                        Intellectual Property.

(a)                                 Schedule 2.15(a)(i) of the Disclosure Letter sets forth a list of all Intellectual Property used primarily or held for use primarily in the conduct of the Business that is or has been registered or issued or is the subject of a pending application for registration or issuance as of the date of this Agreement in the name of or owned by Parent or any of its Affiliates (including the Transferred Companies) (collectively, “Registered Intellectual Property”).  The Transferred Companies exclusively own all Registered Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances.  All Registered Intellectual Property is valid and subsisting and each Transferred Company owns or has the right to use, free and clear of all Encumbrances other than Permitted Encumbrances, all of the Intellectual Property used or held for use in its respective Business as currently conducted and all of the Intellectual Property to be used at the Augusta Facility as currently contemplated.

(b)                                 No Transferred Company is on the date of this Agreement, or has been during the two (2) years preceding the date of this Agreement, a party to or the subject of any infringement, misappropriation, interference, opposition or similar Proceeding challenging the right or title to or use by such Transferred Company of any Intellectual Property; and (ii) no such Proceeding has, to the Knowledge of Parent, been threatened during such two (2) year period.

(c)                                  Except as would not reasonably be expected, individually or in the aggregate, to be material to the Business, the conduct by the Transferred Companies of the Business on the date of this Agreement does not infringe on or misappropriate any Intellectual Property of any other Person.  Neither Parent nor any of the Transferred Companies is aware of any third party Intellectual Property which the contemplated operations of the Augusta Facility would infringe or misappropriate.  Prior to the date of this Agreement, neither Parent nor any of the Transferred Companies has received any written notice from any other Person alleging that any Transferred Company has infringed any Intellectual Property of any other Person, which claim has not been resolved.

(d)                                 Except as otherwise set forth in Section 4.6(a) immediately following the Closing, the Transferred Companies shall own, or by license or otherwise have the right to use, all material Intellectual Property used in the conduct of the Business in the manner in which it is conducted on the date of this Agreement.

(e)                                  Each Transferred Company has taken reasonable measures to ensure that all of its employees, contractors and agents involved in the conception, development, authoring, creation, or reduction to practice of any Intellectual Property for such Transferred Company (i) have executed Contracts that assign such Intellectual Property that such Transferred Company does not already own by operation of law to such Transferred Company and (ii) have executed confidentiality Contracts with, or, in the case of employees only, are otherwise bound by duties of confidentiality to, a Transferred Company regarding the protection and use of all confidential and proprietary information provided by or on behalf of a Transferred Company to, or generated by, such employee, contractor or agent.  To the Knowledge of Parent, there have been no unauthorized disclosures of trade secrets, proprietary information and know-how of any Transferred Company by any of Transferred Company’s employees, contractors or agents.

(f)                                   Except for the Administrative Assets or Administrative Services utilized by the Parent and its Affiliates (other than the Transferred Companies) primarily for the benefit of the Parent, Parent and its Affiliates (other than the Transferred Companies) do not own, and do not have any license or right to use, any Intellectual Property used primarily in the Business or currently contemplated to be used at the Augusta Facility upon completion of its construction.

(g)                                  Except for the IT Systems set forth on Schedule 2.15(g) of the Disclosure Letter, each Transferred Company owns, leases or licenses all IT Systems with an aggregate replacement value in excess of $100,000 that are necessary for the conduct of such Transferred Company’s portion of the Business.

2.16                        Permits; Subsidies.

(a)                                 The Transferred Companies hold, and are in all material respects in compliance with, all material Permits (other than Permits required under Environmental Requirements, which are addressed in Section 2.14) required to conduct the Business in all material respects in the manner in which it is conducted as of the date of this Agreement.  All such material Permits are in full force and effect, and no event, default or violation has occurred and is continuing which permits, or after notice or lapse of time or both would permit, any modification, revocation, non-renewal or termination of any such Permit.  No Proceeding is pending or, to the Knowledge of Parent, threatened to revoke, withdraw, suspend, cancel, terminate or materially modify or limit any such Permit.

(b)                                 The Business is being conducted, and since at least January 1, 2011 has been conducted, in all material respects in compliance with all Legal Requirements relating to state aid and governmental subsidies.  Any such state aid and subsidy granted to the Transferred Companies will remain in full force and effect and will be available for use on substantially the same terms and conditions as previously enjoyed and will not have to be repaid as a result of the consummation of the transactions contemplated by this Agreement.

2.17                        Compliance with Foreign Corrupt Practices Act.

(a)                                 Since July 1, 2008, no Transferred Company or, to the Knowledge of Parent, no director, officer, employee or other Person acting for or on behalf of a Transferred Company has:

(i)                                     violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act 2010 or any other anti-bribery or anti-corruption Legal Requirement applicable to the Business and each Transferred Company, whether as a result of the jurisdictions of the Transferred Company’s operations or organization (collectively, the “Applicable Anti-Corruption Laws”); or

(ii)                                  to the Knowledge of Parent, included any fraudulent entry on its books and records.

(b)                                 Since July 1, 2008, the Transferred Companies have not received any written notice from any Governmental Authority that any Transferred Company or any director, officer, employee or other Person acting for or on behalf of a Transferred Company has violated or allegedly violated any Applicable Anti-Corruption Laws.

2.18                        Compliance with Trade Laws.

(a)                                 Since July 1, 2008, none of the Transferred Companies or, to the Knowledge of Parent, any director, officer or employee of any Transferred Company, has violated in any material respects any Legal Requirements administered by (i) the Bureau of Industry and Security of the Department of Commerce or the Directorate of Defense Trade Controls of the U.S. Department of State pertaining to export controls; (ii) the U.S. Department of the Treasury Office of Foreign Assets Control pertaining to economic and trade sanctions; (iii) the U.S. Department of Commerce or the IRS pertaining to anti-boycott; (iv) the Bureau of Customs and Border Protection of the U.S. Department of Homeland Security pertaining to importations; or (v) the Census Bureau of the U.S. Department of Commerce pertaining to export and import reporting (the Legal Requirements in this Section 2.18 collectively, the “Applicable Trade Laws”).

(b)                                 Since July 1, 2008, the Transferred Companies have not received any written notice from any Governmental Authority that any Transferred Company or any director, officer, employee or other Person acting for or on behalf of a Transferred Company has violated or allegedly violated any Applicable Trade Laws.

2.19                        Brokers.  Except for Lazard Frères & Co. LLC, whose fees and expenses will be paid by Parent or one of its Affiliates (other than the Transferred Companies), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby based upon any Contract entered into by or on behalf of Parent or any of its Affiliates (including the Transferred Companies).

2.20                        Insurance.  All material assets and risks of the Transferred Companies are covered by valid insurance policies in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations and with an ownership structure similar to that of the Business, taken as a whole.  All such insurance policies are in full force and effect and all premiums due and payable thereon have been paid in full.  As of the date of this Agreement, no written notice has been received by Parent or any of the Transferred Companies that would reasonably be expected to be followed by a written notice of cancellation, alteration of coverage or non-renewal of any such insurance policy.  No current or former insurance carrier of Parent or its Affiliates has refused to renew coverage with respect to the Business since January 1, 2011.

2.21                        Customers and Suppliers.

(a)                                 Schedule 2.21(a) of the Disclosure Letter lists the names of the ten (10) largest customers of each of the five segments of the Business (as described in clauses (i) though (v) of the definition of “Business”) measured by the actual Dollar value to the Business for each of the twelve (12) months ended December 31, 2011 (only for the segment described in clause (iii) of the definition of “Business”) and December 31, 2012, and sets forth opposite the name of each customer the amount of sales by the Business to such customer during such period.  As of the date of this Agreement, no such customer (i) is engaged in any material dispute or Proceeding related to the Business; (ii) has threatened in writing to terminate, cancel or adversely modify the relationship of such customer with the Business; or (iii) has threatened in writing to decrease its purchases from the Business.

(b)                                 Schedule 2.21(b) of the Disclosure Letter lists the names of the ten (10) largest suppliers of goods to each of the five segments of the Business (as described in clauses (i) though (v) of the definition of “Business”) measured by the actual Dollar value to the Business for each of the twelve (12) months ended December 31, 2011 (only for the segment described in clause (iii) of the definition of “Business”) and December 31, 2012, and sets forth opposite the name of each supplier the amount of purchases by the Business from such supplier during such period.  As of the date of this Agreement, no such supplier (i) is engaged in any material dispute or Proceeding related to the Business; (ii) has threatened in writing to terminate, cancel or adversely modify the relationship of such supplier with the Business; or (iii) has threatened in writing to decrease its services or supplies to the Business,

2.22                        Product Liabilities and Warranties.

(a)                                 As of the date of this Agreement, the Business has no outstanding product warranty claim with respect to its products in excess of $150,000 individually and no outstanding product warranty obligations outside of any customer Contracts entered into in the ordinary course of business consistent with past practice, other than those arising by operation of Legal Requirements or in the ordinary course of business consistent with past practice.

(b)                                 Since January 1, 2011, no Person has asserted or threatened in writing, or to the Knowledge of Parent, otherwise threatened in writing to assert, any claim or Proceeding with respect to product safety, defects, deficiencies, negligence or liability with respect to any products manufactured, produced, distributed or sold by the Business or any services performed by the Business.

2.23                        Credit Support.  All bonds, letters of credit, guarantees (whether payment or performance), security and other credit support of Parent or any of its Affiliates (including the Transferred Companies) with respect to the Business (the “Credit Support”)  as of the date of this Agreement are set forth on Schedule 2.23 of the Disclosure Letter.

2.24                        Viance.  RandH has validly waived its rights under Sections 6.2 and 6.3 of the Viance LLC Agreement in connection with the transfer of CSI to Buyer as contemplated by this Agreement.

2.25                        No Other Business.  Other than the Business as currently conducted, none of the Transferred Companies currently conduct any other business, operation or activity, except as is incidental to the Business conducted by such Transferred Companies.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Parent as follows:

3.1                               Incorporation of Buyer.  Buyer is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware.

3.2                               Power; Authorization; Consents.

(a)                                 Buyer has the limited liability company power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to be executed and delivered by Buyer and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to be executed and delivered by Buyer and the consummation of the transactions contemplated hereby and thereby by Buyer have been duly authorized and approved by the board of managers of Buyer and no other limited liability company actions or proceedings on the part of Buyer or the Equityholders of Buyer are necessary to authorize and approve this Agreement or the Ancillary Documents to be executed and delivered by Buyer and the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by Buyer, and the Ancillary Documents to be executed and delivered by Buyer at the Closing will be duly executed and so delivered by Buyer.  This Agreement constitutes, and at the Closing each Ancillary Document to be executed and delivered by Buyer will constitute, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.

(b)                                 The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to be executed and delivered by Buyer, the consummation of the transactions contemplated hereby and thereby, and compliance by Buyer hereof and thereof, do not and will not:

(i)                                     contravene or violate any provision of the Governing Documents of Buyer;

(ii)                                  conflict with, result in a breach of any provision of, constitute a default under, or entitle any Person (with due notice or lapse of time or both) to terminate, cancel, accelerate, modify or call a default with respect to, any material Contract or Order to which Buyer is a party or to which any of its Assets is subject, except, in each case, to the extent that it would not materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Documents to which Buyer is a party, except for amendments or refinancings of debt instruments of Buyer and its Affiliates necessary to consummate the Financing at or prior to the Closing;

(iii)                               in any material respect, violate or conflict with any material Legal Requirements (other than Antitrust Laws) applicable to Buyer or any of its businesses or Assets; or

(iv)                              require Buyer or any of its Affiliates to obtain, secure or make any material Approval, except for compliance with and filings under the HSR Act, the EMR and the Non-U.S. Antitrust Approvals.

3.3                               Litigation.  As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Buyer, threatened in writing, against Buyer or any of its Affiliates that would, if adversely determined, materially impair the ability of Buyer to consummate by the Outside Date the transactions contemplated by this Agreement and the Ancillary Documents to which Buyer is a party.

3.4                               Brokers.  Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby based upon any Contract entered into by or on behalf of Buyer or any of its Affiliates.

3.5                               Investment Intent of Buyer.  Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of purchasing the Shares.  Buyer is acquiring the Shares pursuant to this Agreement for its own account for investment purposes only, and not with the view to or in connection with any distribution thereof.  Buyer acknowledges and agrees that the Transferred Companies, the Shares, the Minority Interests and the Business are being sold “as is”, except as expressly set forth in this Agreement.  Buyer acknowledges that Parent makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to Buyer or its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Transferred Companies, the Non-Controlled Companies or the Business or the future business and operations of the Transferred Companies, the Non-Controlled Companies or the Business; or (ii) except as expressly set forth in this Agreement, any other information or documents made available to Buyer or its Representatives with respect to the Transferred Companies, the Non-Controlled Companies, the Shares, the Minority Interests or the Business.  The parties agree that the term “made available” or “delivered” with respect to any information or document shall mean that such information or document was, prior to the date of this Agreement, (A) included in the electronic data room of Parent related to the transactions contemplated by this Agreement and to which Buyer and its Representatives were given access prior to the date of this Agreement, (B) included in the Disclosure Letter or (C) otherwise provided to Buyer or its Representatives in writing.

3.6                               Financing.  Buyer will have at the Closing cash on hand, lines of credit or other sources of immediately available funds to provide, in the aggregate, sufficient funds to enable it to pay the Purchase Price and to perform its obligations under this Agreement and the Ancillary Documents to which it is or upon the Closing will be a party.

ARTICLE IV

COVENANTS

4.1                               Access; Confidentiality.

(a)                                 Between the date of this Agreement and the Closing, Parent will, and will cause the Transferred Companies and Sellers to, during normal business hours and upon reasonable prior notice, (i) provide to Buyer and its Representatives reasonable access to the premises (including the Leased Sites), Assets, property, books and records of the Transferred Companies and the Business; (ii) furnish to Buyer and its Representatives financial information, operating data and other information pertaining to the Business and the Business Assets; (iii) make available for inspection and copying by Buyer and its Representatives copies of any documents relating to the foregoing; and (iv) permit Buyer and its Representatives to conduct reasonable interviews of key employees and executive officers of the Business; provided, however, that (A) Buyer shall exercise its right under this Section 4.1(a) in such a manner as to not unreasonably interfere with the operation of the Business; (B) Buyer shall not be allowed to perform invasive or subsurface investigations of any Real Property, including any sampling, testing or removal of materials (other than documents to the extent permitted hereunder) from the offices, factories and properties of Parent, the other Sellers or the Transferred Companies, without the prior consent of Parent (which consent can be withheld in Parent’s sole discretion); and (C) Parent may limit such access described in clauses (i) through (iv) above to the extent such access (1) would violate or give rise to liability of Parent or its Affiliates under applicable Legal Requirements, including any Antitrust Laws; (2) would require Parent or any of its Affiliates to waive any attorney-client privilege; or (3) conflicts with any confidentiality obligations to which Parent or any of its Affiliates is bound (it being understood that Parent shall, and shall cause the Sellers and the Transferred Companies to, cooperate in commercially reasonable efforts and requests for waivers that would enable disclosure to Buyer to occur without so jeopardizing privilege or contravening such Legal Requirement, privilege or confidentiality obligation).  The representations, warranties and covenants of a party and any Person’s right to indemnification or other remedy based upon any representation, warranty or covenant of a party will not be affected or deemed waived by any investigation conducted by or on behalf of such Person or by reason of any knowledge acquired at any time with respect to the accuracy or inaccuracy of, or compliance with, such representations, warranties or covenants.

(b)                                 All information provided to Buyer and its Representatives by or on behalf of Parent, the Sellers, the Transferred Companies, their Affiliates or their Representatives (whether pursuant to this Section 4.1 or otherwise) will be governed and protected by the Confidentiality Agreement between Parent and Buyer Guarantor dated April 5, 2013 (the “Confidentiality Agreement”).  Notwithstanding any provision of the Confidentiality Agreement to the contrary, each of the parties hereto acknowledges and agrees that, in consultation with Parent, unless Parent has a reasonable objection in respect of specific Business Employees,

Buyer shall be permitted to (i) enter into discussions and negotiations with up to thirty (30) Business Employees concerning their employment with the Business following the Closing; and (ii) enter into Contracts with each of such Business Employees to the extent the effectiveness of such Contracts is conditioned on the consummation of the Closing; provided that in the event this Agreement is terminated in accordance with Article VII, Buyer agrees that, for a period of two (2) years following the date of such termination, neither it nor any of its Affiliates shall hire any Business Employee with whom Buyer or one of its Affiliates had discussions with prior to the termination of this Agreement.  Following the Closing, Buyer and its Affiliates shall be entitled to use, and disclose, all information relating to the Business free of any restrictions, and the parties hereto agree that the Confidentiality Agreement shall not apply to any of the foregoing actions.

4.2                               Announcements; Public Disclosures.  Prior to the Closing, no party shall, and each party shall cause its Affiliates and Representatives not to, issue any press release or otherwise directly or indirectly make any public statement, public announcement or other public disclosures with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Legal Requirements or the rules of any stock exchange on which their securities (or securities of any of their Affiliates) are listed, in which case, to the extent practicable under the circumstances, the disclosing party shall allow the other party reasonable time to comment on such disclosure in advance of its issuance (the disclosing party being under no obligation to accept any such comments); provided, however, that each party may make oral or written public announcements, releases or statements without complying with the foregoing procedures if the substance of such announcement, release or statement was previously publicly disclosed in accordance with the foregoing requirements.

4.3                               Conduct of Business Prior to the Closing.

(a)                                 During the period from the date of this Agreement and continuing until the Closing, except as expressly provided for in this Agreement or as set forth on Schedule 4.3(a) of the Disclosure Letter and except for actions necessary to consummate the Restructuring, to the extent that Buyer otherwise shall consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned) or as required by applicable Legal Requirements, Parent (to the extent related to the Business) shall, and shall cause the Sellers (to the extent related to the Business) and the Transferred Companies to:

(i)                                     conduct the Business in all material respects in the ordinary course of business consistent with past practice;

(ii)                                  use commercially reasonable efforts to preserve the present business operations and organization (including Key Employees) of the Transferred Companies;

(iii)                               use commercially reasonable efforts to preserve the present relationships with Persons having material business dealings with the Transferred Companies (including material customers and suppliers);

(iv)                              use commercially reasonable efforts to maintain the books and records of the Transferred Companies consistent with past practice;

(v)                                 manage Working Capital in the ordinary course of business consistent with past practice, taking into account historical fluctuations in Working Capital of the Business;

(vi)                              use commercially reasonable efforts to continue to maintain insurance in respect of the Transferred Companies and the Business Assets consistent with past practice; and

(vii)                           make and pay all Capital Expenditures in respect of the Business (other than in respect of the Augusta Facility, which is governed by Section 4.27) in accordance with the Capex Plan, except for reasonable deviations not in excess of 10% from the Capex Plan.

(b)                                 Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the Closing, except as expressly provided for in this Agreement or as set forth on Schedule 4.3(b) of the Disclosure Letter and except for actions necessary to consummate the Restructuring, to the extent that Buyer otherwise shall consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned) or as required by applicable Legal Requirements, Parent (to the extent related to the Business) shall not, and shall not permit any of the Sellers (to the extent related to the Business) or Transferred Companies to, do any of the following:

(i)                                     amend any of the Governing Documents of any Transferred Company or propose or consent to any amendments to the Governing Documents of the Non-Controlled Companies;

(ii)                                  (A) issue (1) additional shares of capital stock or other Equity Interests of any Transferred Company, or (2) any “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, arrangements or undertakings to which any Transferred Company is a party or by which any of them is bound (x) obligating any Transferred Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Interests or (y) that give any Person the right to receive any economic or governance benefit or right similar to or derived from the economic or governance benefits and rights accruing to holders of the Shares of the Transferred Companies; or (B) sell, transfer, grant, or dispose of, any Shares, any Subsidiary Shares or Minority Interests or any other Equity Interests of or other ownership interests in, any Transferred Company;

(iii)                               effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of any Transferred Company or amend the terms of any outstanding securities of any Transferred Company or propose or consent to any recapitalization, reclassification, stock split, combination or like change in the capitalization of any Non-Controlled Company or amend the terms of any outstanding securities of any Non-Controlled Company;

(iv)                              acquire any Assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any Business Assets, except that the foregoing shall not apply to any such acquisition or disposition (A) in the ordinary course of business consistent with past practice; (B) as contemplated by the Capex Plan or the Augusta Spending Benchmarks; or (C) involving consideration, individually or in the aggregate, not exceeding $5.0 million;

(v)                                 fail to make any requisite filings, renewals, recordings, payments, and other acts with applicable patent, trademark and copyright offices in applicable jurisdictions to maintain and protect its interest in the Intellectual Property or dispose of or abandon any Intellectual Property, except where the failure to take action or disposing of or abandoning such Intellectual Property is in the ordinary course of business.

(vi)                              except as pursuant to Benefit Plans or Contracts existing as of the date of this Agreement, or as required by applicable Legal Requirements or Collective Bargaining Agreements, (A) increase the salary or other compensation of any Business Employee or consultant, except for any such increases in the ordinary course of business consistent with past practice; (B) grant any bonus, benefit direct or indirect extraordinary compensation to any Business Employee or consultant, except for any such grants in the ordinary course of business consistent with past practice; (C) increase the coverage or benefits available under any (or create any new) Benefit Plan (other than any Transferred Company Benefit Plan) other than in the ordinary course of business consistent with past practice; or (D) enter into any employment agreement with any Business Employee (or amend any such agreement to which any Transferred Company is a party) other than in the ordinary course of business consistent with past practice; or (E) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program concerning the termination of employment of the Business Employees;

(vii)                           adopt, terminate or amend any Transferred Company Benefit Plan or plan that would be a Transferred Company Benefit Plan if in effect on the date hereof other than (w) a termination, amendment or adoption made in the ordinary course of business consistent with past practice that does not materially increase the cost to any Transferred Company Benefit Plan, (x) as required by Benefit Plans or Business Agreements, in each case, as in effect as of the date of this Agreement, or any collective bargaining agreements or any other agreements with any labor unions or works council as in effect on the date hereof or as entered into or amended consistent with the terms of this Agreement, or (y) as required by applicable Legal Requirements;

(viii)                        enter into, modify or terminate any Collective Bargaining Agreement through negotiation or otherwise, except for (A) as set forth on Schedule 4.3(b)(viii) of the Disclosure Letter, (B) any amendment to the wage tariff rates under any Collective Bargaining Agreement with works council applicable to Business Employees located in Germany represented by the Industry Trade Union for Mining, Chemicals and Energy (the “IGBCE”) that has been agreed to by the IGBCE and the Bundesarbeitgeberverband Chemie e.V. (BACV), (C) any amendment that does not increase the aggregate employee costs of a site, including termination costs, by more than

2% of such costs on the date of this Agreement, and (D) amendments to other Collective Bargaining Agreements regarding wage tariffs generally consistent with the wage tariffs paid by chemical companies operating in the countries in which the Business operates provided no amendment shall be for a term exceeding twelve (12) months;

(ix)                              terminate the employment of any Business Employee unless in the ordinary course of business;

(x)                                 hire, retain or transfer the employment of any individual who would be a Business Employee or consultant in respect of a Transferred Company unless in the ordinary course of business; provided, however, that no transfer of Business Employees shall (A) increase the salary or other compensation of any such Business Employee (except to the extent that any such increases do not materially increase the total salary and other compensation for such group as a whole), (B) result in the grant of any material bonus, benefit direct or indirect extraordinary compensation to such Business Employee, (C) result in a material increase in the coverage or benefits available to such Business Employee under any Benefit Plan (other than any Transferred Company Benefit Plan), or (D) enhance in any material way such Business Employee’s rights on termination or expiration of their employment agreements;

(xi)                              make any material change in any accounting method or practice with respect to the Business, except as may be required by relevant accounting regulatory and rule making bodies;

(xii)                           declare, set aside or pay any non-cash dividend or distribution in respect of any Equity Interest of any Transferred Company, or purchase, redeem or acquire any Equity Interest of any Transferred Company;

(xiii)                        subject to any Encumbrance (other than Permitted Encumbrances) any Shares or material Business Assets, which Encumbrance shall not be released or satisfied prior to the Closing;

(xiv)                       make any loan, advance or capital contribution to, or other investment in, any other Person, except for any such investments (A) in the ordinary course of business consistent with past practice; (B) as required by the Augusta Spending Benchmarks or the Capex Plan; (C) to Sachtleben Pigments Oy’s Pension Fund in accordance with applicable Legal Requirements; (D) involving amounts, individually or in the aggregate, not exceeding $5.0 million; or (E) as required by the Governing Documents of any Transferred Company or Non-Controlled Company;

(xv)                          except for Indebtedness incurred by Parent or its Affiliates (other than the Transferred Companies), incur or assume any Third-Party Indebtedness exceeding $5.0 million in the aggregate;

(xvi)                       adopt any plan of reorganization, liquidation or dissolution, file a petition in bankruptcy or consent to the filing of a bankruptcy petition in respect of any Transferred Company;

(xvii)                    change any Transferred Company’s discount, allowance or return policies or grant any discount, allowance or return terms for any customer or supplier other than in the ordinary course of business;

(xviii)                 make or enter into any Business Agreement that would be a Material Contract or Lease, other than any Business Agreement made or entered into in the ordinary course of business or as contemplated by the Augusta Spending Benchmarks or the Capex Plan; provided, however, that notwithstanding the foregoing, no Transferred Company shall make or enter into (A) any Take or Pay Agreement or (B) any Business Agreement that would be a Material Contract and is not terminable by the relevant Transferred Company without penalty on twelve (12) months’ or less notice;

(xix)                       terminate, restate, or in any respect, amend, supplement or waive, any rights under any Material Contract, Lease or Permit, except for any such amendments, supplements or waivers in the ordinary course of business or that individually would not reasonably be expected to have an adverse impact on the Business in excess of $2.5 million; provided, however, that notwithstanding the foregoing, no Transferred Company shall restate, or in any respect, amend, supplement or waive, any rights under any Take or Pay Agreement with respect to “take or pay” or similar requirements thereunder or the term thereof;

(xx)                          settle, release or compromise any pending or threatened Proceeding or claim for an amount that would, individually or in the aggregate, reasonably be expected to be greater than $500,000;

(xxi)                       enter into or agree to enter into any merger or consolidation of any Transferred Company with any Entity, engage in any new material line of business or invest in, make a capital contribution to, or otherwise acquire the securities, of any other Entity;

(xxii)                    enter into any Contract that restrains, restricts or limits the ability of any Transferred Company or the Business to compete with or conduct any business or line of business in any geographic area;

(xxiii)                 change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities, or engage in any other material discount activity, deferred revenue activity or inventory overstocking or understocking activity, in each case, in the ordinary course of business;

(xxiv)                (A) make a material change in its Tax accounting methods; (B) change or rescind any material election in respect of Taxes, other than U.S. federal Income Tax entity classification elections with respect to Transferred Companies (other than U.S. Transferred Companies) consistent with Schedule 2.7(o) of the Disclosure Letter; (C) amend any material Tax Return; or (D) settle any material claim or assessment in respect of Taxes, in each case, which could reasonably be expected to increase the Tax liability of any Transferred Company for any taxable period beginning after the Closing Date; or

(xxv)                   transfer the manufacturing or production of any titanium dioxide product from one site to another site;

(xxvi)                terminate, restate, amend, supplement or waive any rights under any of the Sachtleben Agreements or Sachtleben Guarantees; or

(xxvii)             authorize or agree, whether in writing or otherwise, to do any of the foregoing.

Notwithstanding any provision of this Agreement, the Transferred Companies may distribute some or all of their cash and cash equivalents to their holders of Equity Interests and take such actions as may be required to effect the foregoing, and at or prior to the Closing, Sellers may continue to manage the Transferred Companies’ cash through intercompany accounts and cash management arrangements consistent with past practices.

4.4                               Consents; Cooperation.

(a)                                 Subject to the terms and conditions hereof, Parent and Buyer will use their respective commercially reasonable efforts (and to the extent necessary, shall cause their Affiliates to use their respective reasonable best efforts):

(i)                                     to obtain, secure or make prior to the earlier of the date required (if so required) or the Closing Date, any Approvals of, to or with any Governmental Authority (subject to Sections 4.5 and 4.9) that are required for the consummation of the transactions contemplated by this Agreement;

(ii)                                  to defend, consistent with applicable Legal Requirements, any Proceeding, whether brought derivatively or on behalf of third Persons (including Governmental Authorities, subject to Section 4.5) challenging this Agreement or the transactions contemplated hereby;

(iii)                               subject to Section 4.1, to furnish to each other such information and assistance as may reasonably be requested in connection with the foregoing; and

(iv)                              to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement including satisfaction, but not waiver, of the closing conditions set forth in Articles V and VI; provided, however, that this Section 4.4(a)(iv) shall not expand any party’s obligation set forth in Sections 4.5.

(b)                                 Parent and Buyer shall use their respective commercially reasonable efforts (and to the extent necessary, shall cause their Affiliates to use their respective commercially reasonable efforts) to obtain or secure any Consents of any third Person that are (i) set forth on Schedule 4.4(b) of the Disclosure Letter; (ii) required for the consummation of the transactions contemplated by this Agreement; or (iii) required to avoid a breach of or default under any Business Agreement as a result of the consummation of the transactions contemplated by this Agreement (the “Required Consents”); provided that in obtaining any such Required Consent, neither party shall be required to make any payments of consideration or provide any other inducement to the other party or parties to the Contract to which such Required Consent relates, except as otherwise expressly required by the terms of the Contract to which such Required Consent relates, in which case, the parties shall share equally (50/50) any such fees required to obtain such Required Consents.

4.5                               Competition Filings.

(a)                                 Parent and Buyer shall (i) no later than twenty-one (21) days following the execution and delivery of this Agreement, file or cause to be filed with the United States Federal Trade Commission (“FTC”) and the United States Department of Justice (“DOJ”) the notification and report form required by the HSR Act for the transactions contemplated hereby, (ii) no later than twenty-one (21) days following the execution and delivery of this Agreement, file or provide the first draft of the required Form CO related to notifying the transactions contemplated hereby to the European Commission pursuant to the EMR, (iii) notify the transactions contemplated hereby under Antitrust Laws to the applicable Governmental Authorities in respect of the Non-U.S. Antitrust Approvals set forth on Schedule 4.5(a) of the Disclosure Letter (the “Required Non-U.S. Antitrust Approvals”), (iv) cooperate (and shall cause their respective Affiliates and Representatives to cooperate) in responding to (A) any requests for information from the DOJ or FTC or, if applicable, the information requested by any Request for Additional Information and Documentary Material or application under the HSR Act, (B) any requests for information from the European Commission pursuant to the EMR, or (C) any requests for information from any Governmental Authority in connection with any Non-U.S. Antitrust Approvals under Antitrust Laws, and (v) furnish the other party and the other party’s counsel as promptly as practicable with all such information and reasonable assistance as may be reasonably required in order to effectuate the foregoing actions.  Neither Buyer nor Parent shall agree to any extension or delay of any waiting periods or applicable suspensory periods during which the Closing cannot occur under the HSR Act, the EMR or in respect of any Required Non-U.S. Antitrust Approval, or otherwise withdraw its notification and report form under either the HSR Act, the EMR or in respect of any Required Non-U.S. Antitrust Approval, unless both Parent and Buyer have given their prior written consent to such extension, delay or withdrawal.

(b)                                 Subject to the terms and conditions herein provided, (i) Buyer and Parent shall use their reasonable best efforts (A) to terminate any waiting periods under the HSR Act or applicable suspensory periods during which the Closing cannot occur under any Required Non-U.S. Antitrust Approvals, obtain from the European Commission a decision under the EMR declaring the transactions contemplated by this Agreement compatible with the EU Common Market, obtain any Required Non-U.S. Antitrust Approvals, and defend any Proceeding brought by any Governmental Authority seeking to restrain or prohibit any of the transactions contemplated by this Agreement under the U.S. Antitrust Laws or the EMR, and (B) to vacate any Order under or related to any Antitrust Laws that prohibits the consummation of the transactions contemplated by this Agreement, in each case, so as to permit the transactions contemplated by this Agreement to be consummated; and (ii) Buyer shall use its reasonable best efforts to offer to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to eliminate any objection that any Governmental

Authority has to the transactions contemplated by this Agreement under the U.S. Antitrust Laws or the EMR and to consummate the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, Buyer may resist or seek to reduce the scope of any requirement proposed by any Governmental Authority even if it delays (or is likely to delay) the Closing, to a date not beyond the Outside Date (as the same may be extended pursuant to Section 7.1(e)).  For purposes of this Section 4.5, “reasonable best efforts” by Buyer shall include an obligation (x) to enter into effective as of the Closing Date and conditioned upon the Closing a Divestiture Arrangement with a Qualified Party (a “Divestiture Action”) and (y) to enter into a settlement, undertaking, consent decree, stipulation or other agreement (a “Settlement”) with the FTC, DOJ or European Commission that requires Buyer to take a Divestiture Action, in each case with respect to clause (x) and (y), to the extent necessary to secure Approval of the transactions contemplated hereby by any such Governmental Authority under Antitrust Laws.  Notwithstanding any provision of this Agreement, in no event shall Buyer or any of its Subsidiaries or Affiliates be required to propose, offer or agree to (A) sell, transfer, divest, license, hold separate or otherwise dispose of, or allow a third Person to utilize, any portion of the respective businesses, assets or Contracts of Buyer, Parent, the Business, any Transferred Company, any Non-Controlled Company or any of their respective Affiliates, other than a Divestiture Action; or (B) take any other action that may be required or requested by any Governmental Authority in connection with obtaining the Approvals contemplated by this Section 4.5 other than a Divestiture Action.

(c)                                  Parent and Buyer shall each cooperate with the other party as reasonably necessary and advisable to satisfy each party’s obligations set forth in Section 4.5(b).  Subject to applicable Legal Requirements, the preservation of the attorney-client privilege and the instructions of any Governmental Authority, Parent and Buyer shall each keep the other informed of the status of matters relating to the obtaining of Approval under any Antitrust Laws of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications between Parent or Buyer, as the case may be, or any of their respective Affiliates (with any competitively sensitive information being provided on an external counsel basis only), and any Governmental Authority under or related to any Antitrust Laws with respect to such transactions.  Parent and Buyer shall permit counsel for the other party reasonable opportunity to review in advance, and shall consider in good faith the views of the other party in connection with any proposed written communication to any Governmental Authority with respect to the transactions contemplated by this Agreement.  Buyer and Parent shall obtain the consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), if it selects or retains outside experts or economists to assist the parties with any review or investigation initiated by a Governmental Authority under Antitrust Laws of the transactions contemplated by this Agreement.  Parent and Buyer each agree to not participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate.

(d)                                 Each of the parties will consult and cooperate with the other and consider in good faith the views of the other party in connection with any filing, analysis, presentation or argument to be made or submitted to the FTC, DOJ, the European Commission or other Governmental Authority relating to Antitrust Laws or Antitrust Approvals in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that Buyer shall, in good faith and in consultation with Parent (as provided in Sections 4.5(c) and (d)), be entitled to direct and make all final decisions in determining, managing and implementing the strategy and timing for taking any actions and the negotiations and communications with any Governmental Authority with respect to any actions set forth in Section 4.5.

4.6                               Use of Name.

(a)                                 Buyer agrees that (except as expressly set forth in this Section 4.6(a)) after the Closing neither Buyer nor its Affiliates (including the Transferred Companies) shall have any rights in and to the mark “Rockwood” or any trademarks, trade names, service marks, trade dress, logos, corporate names, domain names and other source identifiers, emblems, signs or insignia containing or comprising the foregoing, including any mark confusingly similar thereto or derivative thereof (collectively, the “Seller Marks”), and will not at any time after the Closing market, promote, advertise or offer for sale any products, goods or services utilizing any of the Seller Marks or otherwise hold itself out as having any affiliation with Parent or any of its Affiliates.  Buyer agrees that if any of the Business Assets, including any promotional materials or printed forms, bear the “Rockwood” name (or any derivative thereof), Buyer shall, prior to distributing, selling or otherwise making use of such Business Assets for the general public, remove, delete, cover or render illegible the “Rockwood” name as it may appear on such Business Assets.  Notwithstanding the foregoing, for a period of six (6) months after the Closing Date, Buyer may use any remaining inventory of materials, including business cards, stationery, packaging materials, displays, signs, promotional materials and other similar materials that include one or more of the Seller Marks to the extent such materials were included in the Business Assets as of the Closing.  Buyer shall indemnify and hold harmless the Seller Indemnitees against all Losses asserted against or imposed upon them as a consequence of the use of the Seller Marks by Buyer and its Affiliates (including the Transferred Companies) following the Closing.

(b)                                 Buyer shall, within ten (10) Business Days after the Closing Date, make the initial filing required to be made with the applicable Governmental Authority to cause each Transferred Company whose name includes the name “Rockwood” to change its name such that its name does not include the name “Rockwood” and shall use commercially reasonable efforts to change any such name as promptly as practicable following the Closing Date.

(c)                                  Parent agrees that, after the Closing, neither Parent nor its Affiliates shall (i) have any rights in and to any trademarks, trade names, service marks, trade dress, logos, corporate names, domain names of any of the Transferred Companies and other source identifiers, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any mark or term confusingly similar thereto or derivative thereof, but excluding the Seller Marks (collectively, the “Company Marks”); or (ii) market, promote, advertise or offer for sale any products, goods or services utilizing any of the Company Marks or otherwise hold itself out as having any affiliation with Buyer, the Transferred Companies or any of their Affiliates.

4.7                               Notification of Certain Matters.

(a)                                 Between the date of this Agreement and the Closing, (i) Parent will give prompt notice in writing to Buyer of any event, change, effect, circumstance or development of which it has Knowledge, or of which it receives notice, that (A) the employment of any Key Employee is terminated or could reasonably be expected to be terminated for any reason, whether by a Transferred Company or by such Key Employee (B) has had or could reasonably be expected to have, individually or in the aggregate, taken together with any other event, change, effect, circumstance or development, a Material Adverse Effect; (C) has caused or could reasonably be expected to cause any of Parent’s representations, warranties, covenants or agreements contained in this Agreement to be untrue or inaccurate; or (D) has resulted, or could reasonably be expected to result, in the failure to satisfy any one or more of the conditions specified in Article V; and (ii) Parent will give Buyer prompt notice upon acquiring Knowledge of the institution of or the threat of institution of any Proceeding against Parent, any Seller, any Transferred Company or any of their respective Affiliates related to this Agreement, any Ancillary Document, or the transactions contemplated hereby or thereby.

(b)                                 Between the date of this Agreement and the Closing, (i) Buyer will give prompt notice in writing to Parent of any event, change, effect, circumstance or development of which it has Knowledge, or of which it receives notice, that (A) has caused or could reasonably be expected to cause any of Buyer’s representations, warranties, covenants or agreements contained in this Agreement to be untrue or inaccurate; (B) has had or could be reasonably expected to have, individually or in the aggregate, taken together with any other event, change, effect, circumstance or development, a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement; or (C) has resulted, or could reasonably be expected to result, in the failure to satisfy any one or more of the condition specified in Article VI; and (ii) Buyer will give Parent prompt notice upon acquiring Knowledge of the institution of or the threat of institution of any Proceeding against Buyer or any of its Affiliates related to this Agreement, any Ancillary Document, or the transactions contemplated hereby or thereby.

(c)                                  The delivery of any notice pursuant to this Section 4.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, the indemnification obligations of, or the conditions to the obligations of, the parties hereto.

4.8                               Retention of Books and Records.  Subject to the terms of this Section 4.8, Buyer will retain, and cause the Transferred Companies to retain, for a period of seven (7) years following the Closing Date, all material financial and tax-related books, records and other documents pertaining to the Business in existence on the Closing Date and in possession of the Transferred Companies as of the Closing Date and to make the same available after the Closing Date for examination and copying by Parent or its Representatives, at Parent’s expense, upon reasonable notice and for a reasonable purpose.  Buyer agrees that no such books, records or documents will be destroyed by Buyer or its Affiliates (including the Transferred Companies) until the later of (i) seven (7) years following the Closing Date, (ii) the expiration of the statute of limitations for the assessment of Taxes in the jurisdiction to which such books, records and documents relate and (iii) any time period for retention provided by Legal Requirements.

4.9                               Permits.  Buyer shall be responsible for effecting all updates and amendments and reissuances of Permits required in connection with or as a result of the transactions contemplated hereby.  Parent will, and will cause its Affiliates to, cooperate, with Buyer in effecting such updates, amendments and reissuances.

4.10                        Intercompany Agreements.  As of the Closing, all Business Agreements and transactions between Parent and its Affiliates (other than the Transferred Companies) on the one hand, and the Transferred Companies on the other hand (other than the Business Agreements or other transactions listed on Schedule 4.10 of the Disclosure Letter), will either be terminated or amended to remove or replace the applicable Transferred Company or Affiliate of Parent, as the case may be, as a party to such agreement, as applicable, without further liability to Buyer and its Affiliates (including any Transferred Company) with respect to periods following the Closing.

4.11                        Indebtedness.

(a)                                 Except as provided in Section 4.11(b), at or prior to the Closing, Parent shall cause each Transferred Company to pay, discharge, compromise, settle, terminate or otherwise satisfy or cause to be paid, discharged, compromised, settled, terminated or otherwise satisfied in full all Intercompany Indebtedness and all Third-Party Indebtedness as well as all Encumbrances related thereto.  Parent shall obtain customary debt payoff letters and related ancillary documents in respect of Third-Party Indebtedness, including evidence of the release of all Encumbrances related thereto and evidence that notice of such repayment or release has been timely delivered to the holders of such Third-Party Indebtedness. Notwithstanding the foregoing, Parent may cause Third-Party Indebtedness to remain outstanding up to an aggregate amount of $16.0 million.

(b)                                 Notwithstanding Section 4.11(a):

(i)                                     with respect to any Intercompany Indebtedness owed by a Transferred Company to Parent or an Affiliate of Parent (other than another Transferred Company), if requested by Buyer in the manner described below, Parent shall cause such Intercompany Indebtedness to remain outstanding if Buyer agrees to purchase such Intercompany Indebtedness at face value at Closing (it being understood that the total Purchase Price for the Shares and Intercompany Indebtedness shall be the same as the Purchase Price for the Shares would have been if the Intercompany Indebtedness were not purchased by Buyer).

(ii)                                  with respect to any Intercompany Indebtedness owed by a Transferred Company to another Transferred Company, if requested by Buyer in the manner described below, Parent shall cause such Intercompany Indebtedness to remain outstanding (it being understood that such Intercompany Indebtedness shall not reduce the Purchase Price).

Within sixty (60) days after the date of this Agreement, Parent shall provide Buyer with a schedule of Intercompany Indebtedness, and within 45 days after receipt thereof (but in no event less than 10 Business Days before the Closing Date), Buyer shall provide Parent with a schedule identifying any Intercompany Indebtedness that it requests remain outstanding (“Identified

Indebtedness”).  Following the initial identification pursuant to the preceding sentence, Parent shall use commercially reasonable efforts to inform Buyer of any new Intercompany Indebtedness and any changes to any existing Identified Indebtedness and provide Buyer with an opportunity not later than twenty-one (21) days prior to the Closing Date to add any new Intercompany Indebtedness to, or remove any previously Identified Indebtedness from, its schedule of Identified Indebtedness.  Buyer shall be required to make any such additions at least ten (10) Business Days prior to the Closing Date.

4.12                        Credit Support.

(a)                                 During the period from the date of this Agreement and continuing until the Closing, except to the extent Buyer consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent and its Affiliates (other than the Transferred Companies) shall not provide any Credit Support to the Business, except for (i) replacements of Credit Support existing on the date of this Agreement or extensions of the term thereof, (ii) Credit Support required to be provided under Legal Requirements, (iii) Credit Support required to be provided pursuant to Business Agreements or Credit Support existing on the date of this Agreement, (iv) unsecured Credit Support for an amount, individually or in the aggregate, not exceeding $10.0 million, or (v) any Sec. 303 AktG Security.

(b)                                 No later than ten (10) Business Days prior to the Closing Date, Parent shall provide Buyer with an updated Schedule 2.23 of the Disclosure Letter that sets forth all of the Credit Support reasonably expected to be outstanding as of the Closing Date.  Parent and its Affiliates shall keep in effect and maintain all of the Credit Support as of the Closing Date until the earlier of (i) the date the applicable Credit Support is released or replaced by Buyer or (ii) the date that is the ninetieth (90th) day following the Closing Date.  Buyer shall use its commercially reasonable efforts to obtain, on or before the Closing Date (to the extent Parent so requests), and in any event within ninety (90) days following the Closing Date, the release or replacement of each of the obligations of Parent (or any Affiliate thereof, other than the Transferred Companies) to provide Credit Support in respect of any liability of any Transferred Company set forth on such updated Schedule 2.23 of the Disclosure Letter.  To the extent Buyer does not obtain any such release or replacement, Buyer shall indemnify and hold harmless Parent in respect of any liability or expense incurred by Parent (or any Affiliate thereof, other than the Transferred Companies) in respect of any claim made in respect of any such liability or expense arising or incurred after the Closing Date.  To the extent any creditor of any Transferred Company requests that Parent or any of its Affiliates grant any Credit Support under Section 303 of the AktG for any liabilities or obligations of any such Transferred Company (other than in respect of Parent Covered Losses (as defined in Schedule 8.9 of the Disclosure Letter)) to such creditor, which Credit Support will remain in effect following the Closing (a “Sec. 303 AktG Security”), Buyer shall use commercially reasonable efforts to provide such Sec. 303 AktG Security effective as of the Closing as requested by such creditor and have such creditor simultaneously release Parent or any of its Affiliates from its obligation to provide such Sec. 303 AktG Security (“Security Replacement”). In the event Buyer cannot obtain such Security Replacement within thirty (30) days after the Parent of any of its Affiliates has given written notice to Buyer of any security request, Parent or its respective Affiliate shall be entitled but not obliged to grant such Sec. 303 AktG Security and Buyer shall hold harmless and indemnify Parent or the relevant Affiliate from any payment made pursuant to any such Sec. 303 AktG Security.

4.13                        Title Insurance.  Prior to Closing, upon request of Buyer, Parent shall reasonably cooperate with Buyer in any efforts of Buyer to obtain title insurance in respect of the Owned Real Property.  Such cooperation will include the execution of such instruments reasonably requested to enable Buyer to obtain such insurance and desired endorsements; provided, however, that Parent and its Affiliates (other than the Transferred Companies) shall not be required to execute any instrument which expands in any way the representations and warranties contained herein or the liabilities of Parent hereunder (for purposes of this Agreement, any instrument executed by the Transferred Companies pursuant to this Section 4.13 shall be deemed to have been executed and delivered following the Closing).  The premiums for any such title insurance will be Buyer’s responsibility.

4.14                        Restructurings; Augusta Related Activities.

(a)                                 Parent shall cause the Restructurings to be consummated in accordance with Schedule A-2 of the Disclosure Letter and shall use commercially reasonable efforts to consummate the Restructurings prior to the date the Closing would otherwise be required to occur pursuant to this Agreement without giving effect to the conditions to the consummation of the Closing set forth in Section 5.5.  All liabilities, including, for the avoidance of doubt, any and all Taxes, in connection with the Restructurings shall be Parent’s responsibility.  For the avoidance of doubt, as part of the Restructurings, Parent shall cause its Affiliates (i) to transfer the ownership of all Business Assets located at the Leased Sites to the Transferred Companies (or, upon Buyer’s reasonable request, at Closing to Buyer or its designated Affiliates); and (ii) exclude the Retained Sites and the Retained Companies from the Assets of the Transferred Companies.

(b)                                 Parent shall use its commercially reasonable efforts to continue with the Augusta Related Activities that would be taken by a reasonable and prudent operator that has not entered into an agreement to sell the Business.  Except for any liabilities included in the final determination of Closing Working Capital, all liabilities, including, for the avoidance of doubt, any and all Taxes, payable prior to Closing (or in the case of Taxes, incurred prior to the Closing) in connection with the Augusta Related Activities shall be Parent’s responsibility.

4.15                        Restrictive Covenants.

(a)                                 Parent agrees, to the maximum extent not violative of applicable Legal Requirements, that for a period of three (3) years following the Closing Date, Parent shall not, and shall cause its Affiliates not to, directly or indirectly, solicit for employment or hire any Business Employee who is or has been employed by any of the Transferred Companies, at, or at any time within one (1) year prior to, the time of the act of solicitation; provided, however, that (i) general solicitations, such as through newspaper advertisements, not directed at any Business Employees, will not be deemed to violate this Section 4.15(a); and (ii) this Section 4.15(a) shall not apply to any Business Employee whose employment with Buyer or any of its Affiliates, including the Transferred Companies, is terminated by Buyer or any of its Affiliates.

(b)                                 Parent agrees, to the maximum extent not violative of applicable Legal Requirements, that for a period of three (3) years following the Closing Date, Parent shall not, and shall cause its Affiliates not to, engage in the Business in any country (the “Restricted

Territory”) in which the Business conducts operations as of the Closing Date (the “Restricted Business”); provided, however, that nothing herein shall be construed to prevent Parent or its Affiliates from (i) acquiring or owning, directly or indirectly, for investment purposes only, less than 5% of outstanding equity securities issued by any Person which Person (A) is publicly traded or listed on any stock exchange or automated quotation system and (B) engages, directly or indirectly, in the Restricted Business in the Restricted Territory; (ii) acquiring any Entity or business that, directly or indirectly, engages in the Restricted Business in the Restricted Territory if less than 10% of the aggregate net revenue derived from the Business in the most recent complete fiscal year of such acquired Entity or business (calculated on a consolidated basis) was attributable to the Restricted Business in the Restricted Territory; (iii) conducting any business conducted by them on the date of this Agreement (other than those conducted through the Transferred Companies); or (iv) performing their obligations under this Agreement or any Ancillary Document.  In the event Parent acquires, to the extent permitted by clause (ii) above, an Entity or business that, directly or indirectly, engages in the Restricted Business in the Restricted Territory, Parent will use, or will cause its applicable Affiliate to use, its commercially reasonable efforts to dispose of such portion of such Entity or business to the extent that it engages in the Restricted Business in the Restricted Territory within twelve (12) months of the consummation of such acquisition by Parent or such Affiliate.  For a period of three (3) years following the Closing Date, Parent will, and will cause its Affiliates to, refrain from making, causing to be made, any public statement or announcement that disparages the Business or any director of a Transferred Company or any Key Employee; provided, however, that the foregoing shall not prevent the making of any factual statement as required by any Legal Requirement, any valid Order of a court of competent jurisdiction or any Proceeding.

(c)                                  Notwithstanding anything herein to the contrary, the restrictions set forth in Sections 4.15(a) and 4.15(b) will apply only to Parent Guarantor, Parent and Entities “controlled by” (as such term is defined in the definition of the term “Affiliate”) Parent Guarantor or Parent, and shall not apply to any third Person or the Affiliates of such third Person (other than Parent and any Entities “controlled” by Parent Guarantor) that acquires Parent or any Entities “controlled” by Parent Guarantor, whether as a result of a merger, consolidation, other business combination, or acquisition of all or substantially all of its assets or business.

(d)                                 Parent acknowledges and agrees that the covenants set forth in this Section 4.15 are reasonable in geographical and temporal scope and in all other respects.  The covenants contained in this Section 4.15 relate to matters which are of a special, unique and extraordinary character, and any violation of these covenants would cause substantial and irreparable injury to Buyer, the amount of which would be impossible to estimate or determine and which cannot be adequately compensated.  Parent acknowledges that Buyer would not have entered into this Agreement without Parent’s commitment in binding itself and its Affiliates to these covenants.  Therefore, in the event of a breach or a threatened breach by Parent or any of its Affiliates of these covenants, Buyer will be entitled to an injunction restraining Parent or such Affiliate from such breach or threatened breach without the necessity of proving the inadequacy as a remedy of money damages; provided, however, that the right to injunctive relief will not be construed as prohibiting Buyer from pursuing or obtaining any other available remedies, whether at law or in equity, for such breach or threatened breach.  The injunctive relief provided for in this Section 4.15(d) is in addition to the relief provided for in Section 10.9.

(e)                                  If any court determines that any provision (or part thereof) included in this Section 4.15 is unenforceable, such court will have the power to reduce the duration or scope of such provision (or part thereof) or otherwise reform such provision (or part thereof) and, as the case may be, in reduced or reformed form, such provision shall be enforceable; it is the intention of the parties hereto that the foregoing restrictions shall not be terminated, but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to apply only with respect to the operation of this Agreement in the jurisdiction of the court that has made the adjudication.

4.16                        Cooperation in Litigation.  Buyer and Parent shall (and shall cause their respective Affiliates to) reasonably cooperate with each other at the requesting party’s expense in the prosecution or defense of any claim or Proceeding arising from or related to the transactions contemplated by this Agreement and involving one or more third Persons.  The party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including reasonable legal fees and disbursements) by the party providing such cooperation and by its Representatives, but shall not be responsible for reimbursing such party or its Representatives for their time spent in such cooperation.

4.17                        Assistance.

(a)                                 After the Closing, Buyer will (and will cause the Transferred Companies and its other Affiliates to) reasonably assist Parent and its Affiliates in preparing information for various Governmental Authorities or other third Persons after the Closing to the extent that such information relates to the transactions contemplated by this Agreement, the Business, the Business Assets and/or the liabilities of the Business.  Such information includes, but is not limited to, information required by Parent and its Affiliates to (i) comply with their financial reporting requirements and (ii) to submit any claims that would reasonably be expected to be covered under the insurance policies of Parent or its Affiliates or their respective self-insurance programs in respect of events, circumstances and occurrences prior to Closing.  Parent shall reimburse Buyer for all reasonable out-of-pocket costs and expenses (excluding internal costs) actually incurred by Buyer and its Affiliates in connection with the compliance by Buyer with its obligations under this Section 4.17(a).

(b)                                 After the Closing, Parent shall (and shall cause its Affiliates to) reasonably assist Buyer and its Affiliates (including the Transferred Companies) in preparing information for various Governmental Authorities or other third Persons after the Closing to the extent that such information relates to the transactions contemplated by this Agreement, the Business, the Business Assets and/or the liabilities of the Business.  Such information shall include information required by Buyer and its Affiliates (including the Transferred Companies) to (i) comply with their financial reporting requirements and (ii) to submit any claims that would reasonably be expected to be covered under the insurance policies of Buyer or its Affiliates or their respective self-insurance programs in respect of events, circumstances and occurrences after the Closing.  Buyer shall reimburse Parent for all reasonable out-of-pocket costs and expenses (excluding internal costs) actually incurred by Parent and its Affiliates in connection with the compliance by Parent with its obligations under this Section 4.17(b).

4.18                        Further Assurances.  At any time after the Closing, Parent and Buyer will, and will cause their respective Affiliates to, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Buyer or Parent, as the case may be, to satisfy or in connection with their obligations hereunder or to consummate or implement the transactions and agreements contemplated hereby.

4.19                        Insurance.  From and after the Closing Date, the Transferred Companies shall cease to be insured by Parent’s or Parent’s Affiliates’ (other than the Transferred Companies’) insurance policies or by any of Parent’s or Parent’s Affiliates’ (other than the Transferred Companies’) self-insured programs.  For the avoidance of doubt, following the Closing, Parent and its Affiliates shall retain all rights to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and programs, notwithstanding whether any such policies or programs apply to any liabilities of Buyer or the Transferred Companies.  Prior to and after the Closing, Parent and its Affiliates (including, prior to the Closing Date, the Transferred Companies) shall reasonably cooperate with Buyer to assist Buyer in obtaining replacement insurance policies for the Transferred Companies and the Business, including any tail insurance policies.  Following the Closing Date, Buyer shall, and shall cause the Transferred Companies to, reasonably cooperate with respect to any claims made by Parent with respect to the Business or the Business Assets prior to the Closing.

4.20                        Privileged Matters; Waiver of Conflicts.  The parties hereto acknowledge and agree that the information relating to or arising out of the legal advice or services that have been or will be provided prior to the Closing Date for the benefit of both Parent or its Affiliates (other than the Transferred Companies) and the Transferred Companies shall be subject to a shared privilege between Parent, on the one hand, and the Transferred Companies, on the other hand, and Parent and the Transferred Companies shall have equal right to assert all such shared privileges in connection with privileged information under any applicable Legal Requirements and no such shared privilege may be waived by (a) Parent without the prior written consent of Buyer or (b) by Buyer or any Transferred Company without the prior written consent of Parent; provided, however, that any information relating to or arising out of any legal advice or services provided, whether before or after the Closing Date, with respect to any matter for which an Indemnifying Party has an indemnification obligation hereunder, shall be subject to the sole and separate privilege of such Indemnifying Party, and such Indemnifying Party shall be entitled to control the assertion or waiver of all such separate privileges under any applicable Legal Requirements in connection with any privileged information, whether or not such information is in the possession of or under the control of any Indemnified Party.  Buyer, on behalf of itself and its Affiliates, including, following the Closing, the Transferred Companies, hereby agrees that, notwithstanding any representation of the Transferred Companies by Hughes Hubbard & Reed LLP, Willkie Farr & Gallagher LLP and Waselius & Wist prior to the Closing, such law firms may, following the Closing, represent Parent and its Affiliates in any matter (including with respect to Proceedings arising under or with respect to this Agreement and the transactions contemplated hereby), and on behalf of itself, its Affiliates and, following the Closing, the Transferred Companies, Buyer hereby irrevocably waives any conflicts arising out of such representation.

4.21                        Post-Closing Confidentiality.  Parent shall keep confidential, and shall cause its Affiliates and Representatives to keep confidential, all information relating to the Business, the Transferred Companies or the Non-Controlled Companies (“Confidential Information”), except (a) with the prior written consent of Buyer; (b) to the extent necessary to comply with applicable Legal Requirements, including federal securities laws, the valid Order of a court of competent jurisdiction or any Proceeding, in which event, to the extent permitted by such Legal Requirement, Order or Proceeding, Parent shall notify Buyer as promptly as practicable (and, if possible, prior to the making of such disclosure); (c) to the extent such Confidential Information is available to the public through no fault of Parent or any Affiliate of Parent; (d) to the extent such Confidential Information becomes available after the Closing Date to Parent or any of its Affiliates from a third Person who is under no confidential or fiduciary obligation to Buyer or its Affiliates with respect to such Confidential Information; (e) to the extent Parent can demonstrate that such Confidential Information was independently developed by Parent or its Affiliates after the Closing Date without violating this Section 4.21; or (f) to the extent such Confidential Information is used in the enforcement of any of the rights of Parent or any of its Affiliates under this Agreement or the other Ancillary Documents or in the defense of any Proceeding brought against Parent or one of its Affiliates.  The obligations of Parent pursuant to this Section 4.21 shall cease five (5) years following the Closing, except that such obligations shall survive indefinitely in respect of Confidential Information that are trade secrets, proprietary information and know-how of the Business, the Transferred Companies or the Non-Controlled Companies.

4.22                        Financing.

(a)                                 Prior to the Closing, Parent shall provide, and shall cause its Affiliates to provide, and shall use its commercially reasonable efforts to cause Parent’s and its Affiliates’ Representatives to provide, all reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by Buyer and that is customary in connection with Buyer’s efforts to obtain the Financing, including (i) reasonable cooperation in connection with the marketing efforts reasonably necessary for the Financing; (ii) participation by senior management of the Transferred Companies in, and assistance with, the preparation of a reasonable number of rating agency presentations and meetings with rating agencies; (iii) using commercially reasonable efforts to deliver to Buyer and its Financing Sources the Financing Information as promptly as practicable after the date hereof; (iv) reasonable participation by senior management of the Transferred Companies in the negotiation of the documents necessary in connection with the Financing; (v) taking such other customary actions of ancillary assistance as are reasonably requested by Buyer or its Financing Sources to facilitate the satisfaction on a timely basis of Buyer’s conditions precedent to obtaining the Financing; (vi)  using its commercially reasonable efforts to cause its independent auditors to, cooperate with the Financing; and (vii) if the Closing has not occurred by January 1, 2014, engaging an Auditor and causing such Auditor to commence preparation of the audited consolidated balance sheets and related statements of income and cash flows of the Business for the year ended December 31, 2013; provided, however, that until the Closing no Transferred Company shall (A) be required to pay any commitment or other similar fee or (B) incur any other liability or obligation related to the Financing, and no obligation of any Transferred Company under any Financing Document shall be effective prior to the consummation of the Closing; and provided, further, that the requested cooperation hereunder shall not require Parent, any Seller or any Transferred Company to take any action that would conflict with Legal Requirements or its Governing Documents, or result in the violation or breach of, or default under, any Contract to which it is a party or the documents necessary in connection with the Financing.  The Transferred Companies will use commercially reasonable efforts to provide to Buyer and its Financing Sources such specific supplementary information with respect to the Transferred Companies or the Business (subject to the limitations set forth in the prior sentence) as may be necessary so that the Financing Information and the Marketing Material (to the extent relating to the Transferred Companies) is complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not misleading.

(b)                                 Buyer shall, and shall cause its Affiliates to, (i) promptly upon request by Parent, reimburse Parent for all reasonable and documented out-of-pocket costs and expenses (excluding internal costs) actually incurred by Parent in connection with cooperation provided for in Section 4.22(a) and (ii) indemnify and hold harmless Parent and its Affiliates (other than the Transferred Companies) and their respective directors, officers, employees, and agents from and against any and all Losses suffered or incurred by them in connection with the Financing and any information utilized in connection therewith (other than information provided by Parent).  Notwithstanding the immediately preceding sentence, Parent shall pay for of its all costs and expenses (including fees of the Auditor) related to the preparation and delivery of audited consolidated balance sheets and related statements of income and cash flows of the Business for the year ended December 31, 2012 (such audited Financial Information being referred to as the “2012 Carve-Out Financial Statements”).  All non-public or otherwise confidential information regarding the Transferred Companies obtained by Buyer, its Affiliates or Buyer’s Representatives pursuant to this Section 4.22 shall be kept confidential in accordance with Section 4.1(b) and the terms of the Confidentiality Agreement; provided, however, that notwithstanding Section 4.1(b) or the terms of the Confidentiality Agreement, upon notice to Parent, Buyer may provide such information to potential sources of capital and to rating agencies and prospective lenders and investors during syndication of the Financing subject to customary confidentiality arrangements with such Persons regarding such information and on the condition that such information is used solely for the purpose of effecting the Financing.

4.23                        Transition Services Agreement.  Each of the parties hereto agrees that between the date of this Agreement and the Closing, it will cooperate with the other party hereto to review and revise Schedule A to the Transition Services Agreement as reasonably necessary (a) to reflect in reasonable detail a description of services currently utilized by the Transferred Companies in the operation of the Business and which will be provided to the Receiving Party, including how incremental changes to a service (such as additional users) will be addressed; (b) to identify interdependencies of the Transition Services that may limit the manner in which Receiving Party terminates individual services prior to the end of the Term; (c) to include any specific advance notice requirements for a Transition Service for early termination; and (d) to address other omissions or inclusions in the Transition Services.  Schedule A, as amended and mutually agreed by the parties hereto to address the foregoing issues, will be attached to the Transition Services Agreement as Schedule A on the Closing Date.

4.24                        Holliday Pigments Agreement.  Following the date of this Agreement and prior to the Closing, Parent shall use its commercially reasonable efforts to obtain the consent to assign the Holliday Pigments Agreement to Buyer or one of its Affiliates from the counterparties to such agreement.  In the event the Holliday Pigments Agreement is not assigned to Buyer or one of its Affiliates at the Closing, following the Closing and until the Holliday Pigments Agreement is assigned to Buyer or one of its Affiliates, Parent shall, and shall cause its Affiliates to, at the cost and expense of Buyer and its Affiliates, provide Buyer and its Affiliates, including the Transferred Companies, the benefits under the Holliday Pigments Agreement to which the Transferred Companies, Parent or its Affiliates are entitled, including, at the cost and expense of Parent and its Affiliates, using its commercially reasonable efforts to pursue any claims for indemnification available to the Transferred Companies, Parent or its Affiliates under the Holliday Pigments Agreement in accordance with the terms thereof.  Parent or its Affiliates shall promptly deliver any payments, proceeds, or other benefits received from the counterparties to the Holliday Pigments Agreement after the Closing to which Buyer and its Affiliates, including the Transferred Companies, are entitled.

4.25                        Enterprise Agreements.

(a)                                 Parent shall cause the Sachtleben Enterprise Agreement and the RSG Enterprise Agreements to be terminated with effect as of or prior to the Closing Date (the effective date of such termination, the “Termination Date”).  Promptly following the Closing Date, and in any event, within fifty (50) days following the Closing Date, Buyer shall cause each of the German-Controlled Entities to prepare and complete, in cooperation with Sachtleben GmbH in the case of Sachtleben Chemie GmbH and with Rockwood Specialties GmbH in the case of Silo Pigmente GmbH, Rockwood Pigmente Holding GmbH, Sachtleben Wasserchemie (Holding) GmbH, and Sachtleben Wasserchemie GmbH, the annual financial accounts of such German-Controlled Entity for the fiscal period commencing on January 1 of the calendar year during which the Termination Date occurs and ending as of the Termination Date (each a “German-Controlled Entity Profit Pooling Account”), which accounts shall be prepared in accordance with generally accepted accounting principles in Germany as in effect on the Termination Date and, to the extent permitted by applicable Legal Requirements, consistent with the past practices of the applicable German-Controlled Entity, including by applying the policies, procedures, practices and elections applied by Parent in the preparation of the annual financial accounts of the German-Controlled Entities prior to the Closing Date on a consistent basis.  Any amounts included in the German-Controlled Entity Profit Pooling Account of (i) Silo Pigmente GmbH, Rockwood Pigmente Holding GmbH and Sachtleben Wasserchemie (Holding) GmbH as payable by Rockwood Specialties GmbH and (ii) Sachtleben Chemie GmbH as payable by Sachtleben GmbH as of the Termination Date under the applicable Enterprise Agreement shall be treated as a Retained Cash Balance for purposes of determining the Purchase Price, and such amount shall be included in the Retained Cash Balances included in the Final Closing Statement delivered by Buyer to Parent pursuant to Section 1.5(c), and any disputes over such amount shall be resolved pursuant to Section 1.5.  Any amounts included in the German-Controlled Entity Profit Pooling Account of (i) Silo Pigmente GmbH, Rockwood Pigmente Holding GmbH and Sachtleben Wasserchemie (Holding) GmbH as payable to Rockwood Specialties GmbH and (ii) Sachtleben Chemie GmbH as payable to Sachtleben GmbH under the applicable Enterprise Agreement as of the Termination Date shall be treated as Transferred Company Indebtedness for purposes of determining the Purchase Price, and such amount shall be included in the Transferred Company Indebtedness included in the Final Closing Statement delivered by Buyer to Parent pursuant to Section 1.5(c), and any disputes over such amount shall be resolved pursuant to Section 1.5.  Promptly, and in any event within ten (10) Business Days following the final determination of the Purchase Price pursuant to Section 1.5, (i) Buyer shall cause each of the German-Controlled Entities to pay any amounts payable by such German-Controlled Entities under the applicable Enterprise Agreement as of the Termination Date, and (ii) Parent shall cause Sachtleben GmbH and Rockwood Specialties GmbH to pay to each applicable German-Controlled Entity any amounts payable to such German-Controlled Entity under an Enterprise Agreement as of the Termination Date.

(b)                                 Following the Closing Date, Buyer shall not, and shall cause its Affiliates (including the German-Controlled Entities) not to, amend, re-file or otherwise modify the German-Controlled Entity Profit Pooling Accounts without the prior written consent of Parent.  Upon Parent’s reasonable request, Buyer shall, and shall cause the applicable German-Controlled Entity to, amend the applicable German-Controlled Entity Profit Pooling Accounts in accordance with the written instructions of Parent, if and to the extent required in order to maintain the fiscal unity of the German-Controlled Entities with Parent and its Affiliates in accordance with the applicable Enterprise Agreement for any period ending on or prior to the Termination Date.  In the event that, following the Closing Date, a Governmental Authority of competent jurisdiction makes a determination which is not subject to appeal that the amount of profits transferred or the losses paid, as the case may be, under an Enterprise Agreement with respect to any period ending on or prior to the Termination Date were not transferred or paid, as the case may be, in accordance with the applicable Enterprise Agreement or applicable Legal Requirements, (i) Parent will cause Sachtleben GmbH or Rockwood Specialties GmbH, as the case may be, to pay any such amounts so determined to be payable by Sachtleben GmbH or Rockwood Specialties GmbH, as the case may be, to the applicable German-Controlled Entity, or (ii) Buyer shall cause the applicable German-Controlled Entity to pay such amounts so determined to be payable by such German-Controlled Entity to the applicable German-Controlled Entity, Rockwood Specialties GmbH or Sachtleben GmbH, as applicable, in each case by wire transfer of immediately available funds to a bank account designated in writing by Parent or Buyer, as the case may be, to the other party.  Concurrently with any payment by Sachtleben GmbH or Rockwood Specialties GmbH, as the case may be, to a German-Controlled Entity pursuant to the previous sentence, Buyer shall pay to Parent an amount equal to such payment and, concurrently with any payment by a German-Controlled Entity to Sachtleben GmbH or Rockwood Specialties GmbH pursuant to the previous sentence, Parent shall pay to Buyer an amount equal to such payment, in each case by wire transfer of immediately available funds to a bank account designated in writing by Parent or Buyer, as the case may be, to the other party.

4.26                        Intellectual Property.

(a)                                 Prior to the Closing, Parent shall reasonably cooperate with Buyer to transfer any data related to the Business to databases of the Transferred Companies or their designees.  Prior to the Closing, Parent shall use commercially reasonable efforts to (i) duly record any prior transfers of Registered Intellectual Property with any and all relevant Governmental Authorities around the world sufficient to evidence in the records of such Governmental Authorities a chain of title showing Parent’s or its applicable Affiliate’s sole and exclusive ownership (prior to transfer to Buyer) of the Registered Intellectual Property, (ii) assign or transfer or cause its Affiliates to assign or transfer to Buyer or the Transferred Companies, effective as of the Closing, all right, title or interest in any Registered Intellectual

Property identified on Schedule 2.15(a)(i) of the Disclosure Letter that is registered in the name of or owned by Parent or any of its Affiliates (other than the Transferred Companies); (iii) assign or transfer or cause the Transferred Companies to assign or transfer to Parent or any of its Affiliates (other than the Transferred Companies), effective as of the Closing, all right, title or interest in any Registered Intellectual Property identified on Schedule 2.15(a)(i) of the Disclosure Letter that is (A) registered in the name of or owned by any of the Transferred Companies and (B) includes, embodies or incorporates any Seller Marks or is not used primarily in the Business; and (iv) reasonably cooperate with Buyer to obtain in the name of the Transferred Companies a license or right to use the Intellectual Property identified on Schedule 4.26(a)(iv) of the Disclosure Schedule, effective as of the Closing Date, on substantially similar terms to those pursuant to which Parent and Affiliates license or obtained the right to use such Intellectual Property as of the date of this Agreement, taking into consideration the Transferred Companies’ intended use of the applicable Intellectual Property compared to the use made by Parent and its Affiliates as of the date of this Agreement.  Parent shall bear all reasonable costs associated with compliance with this Section 4.26; provided that each party shall bear their own costs associated with clause (iv) of the foregoing sentence, and Parent and its Affiliates shall have no responsibility for any license or other fees payable by a Transferred Company following the Closing.  Prior to the Closing Date, Parent shall deliver to Buyer a list of any payment required to be made by a Transferred Company with the applicable patent, trademark or copyright office within 60 days following the Closing Date to maintain or renew any Registered Intellectual Property.

(b)                                 Parent, on behalf of itself and its Affiliates, hereby grants to the Transferred Companies and any Affiliates of the Transferred Companies (including Persons that become Affiliates of the Transferred Companies after the Closing Date) a perpetual, non-exclusive, irrevocable, worldwide, sublicensable, transferable, royalty-free, fully-paid up license to use any Intellectual Property owned by Parent or any of its Affiliates and (i) used or held for use in the conduct of the Business prior to the Closing or (ii) assigned by a Transferred Company pursuant to Section 4.26(a) (other than Intellectual Property that includes, embodies or incorporates any Seller Marks).  Parent represents and warrants that it has the authority to grant the foregoing license on behalf of its Affiliates (other than Transferred Companies).  Except for those representations and warranties in Section 2.15, this Section 4.26(b) and the effects of Section 4.27 and subject to and without limiting any other terms and conditions of this Agreement, including the provisions of Article VIII, the Intellectual Property subject to the foregoing license is provided “as is” without representation or warranty of any kind, whether express, implied, statutory or otherwise and neither Parent nor any of its Affiliates (other than the Transferred Companies) shall be liable for any losses incurred by any of the Transferred Companies in connection with their use of such Intellectual Property or any component thereof after the Closing.

4.27                        Augusta Facility.

(a)                                 During the period from the date of this Agreement and continuing until the Closing, Parent shall make, and shall cause Rockwood Pigments to make, all payments required to be made under the Augusta Construction Agreements (except for any payments that have not been made and are being disputed in good faith by Parent or Rockwood Pigments).  Parent shall, and shall cause Rockwood Pigments to, use commercially reasonable efforts to ensure that the construction of the Augusta Facility continues in accordance with the Augusta Spending Benchmarks.

(b)                                 Without the consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not amend, modify or terminate or make any Modification under, and shall cause Rockwood Pigments not to amend, modify or terminate or make any Modification under, any of the Augusta Construction Agreements or waive any material rights of Rockwood Pigments under any of the Augusta Construction Agreements.  Prior to the Closing Parent shall, and shall cause Rockwood Pigments to, use their commercially reasonable efforts to (i) achieve Mechanical Completion as promptly as practical, (ii) comply with their obligations under the Augusta Construction Agreements and (iii) enforce all rights under the Augusta Construction Agreements.  Parent shall not, and shall cause Rockwood Pigments not to, change, amend or modify the location, scope, purpose or scale of the Augusta Facility without the consent of Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed).

(c)                                  Following the Closing and until the Performance Test has been successfully completed, without the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall not amend, modify or terminate or make any Modification under, and shall cause Rockwood Pigments not to amend, modify or terminate or make any Modification under, any of the Augusta Construction Agreements or waive any material rights of Rockwood Pigments under any of the Augusta Construction Agreements in each case that could reasonably be expected to change the specifications of Product produced by the Augusta Facility, increase the cost to achieve Mechanical Completion or successful completion of the Performance Test.  Following the Closing and until the Performance Test has been successfully completed, Buyer shall, and shall cause Rockwood Pigments to, use their commercially reasonable efforts to (i) achieve Mechanical Completion as promptly as practical, (ii) comply with their obligations under the Augusta Construction Agreements and (iii) enforce all rights under the Augusta Construction Agreements.  Except as necessary to achieve successful completion of the Performance Test, Buyer shall not, and shall cause Rockwood Pigments not to, change, amend or modify the location, scope, purpose or scale of the Augusta Facility without the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

(d)                                 To the extent Parent is required to pay the Augusta Cost Overrun Amount or any Augusta Qualified Costs pursuant to Section 1.6, Parent will be subrogated to any claim Buyer or its Affiliates may have against counterparties to the Augusta Construction Agreements in respect of such payment or will, at the request of Parent, use commercially reasonable efforts to enforce the rights of Buyer and its Affiliates under the Augusta Construction Agreements with respect to such claim.

(e)                                  Following Final Completion, Buyer shall, and shall cause the Transferred Companies to use their commercially reasonable efforts to, commence production of Product at the Augusta Plant for purposes of the Test Run and to complete a Test Run as promptly as practical.  All costs and expenses of Buyer and its Affiliates associated with running the Test Runs will be borne by Buyer and its Affiliates.  Except for the effect of this Section 4.27, Parent and its Affiliates make no representation or warranty, express or implied regarding the design, capabilities, capacity or performance of the Augusta Site.

(f)                                   Subject to the limitations set forth in the proviso of Section 4.1(a), Parent shall provide to Buyer and its Representatives reasonable access to all books and records relating to the construction and commissioning of, and commencement of production at, the Augusta Facility.  Parent shall reasonably allow Representatives of Buyer or its Affiliates onsite solely for purposes of monitoring the construction of the Augusta Facility.  Buyer shall indemnify and hold Parent and its Affiliates harmless for all Losses incurred by them as a consequence of the participation of Representatives of Buyer in such activities, except to the extent such Losses arise from the gross negligence or willful misconduct of Parent and its Affiliates. Subject to the limitations of this Section 4.27(f), Parent shall (i) give Buyer reasonable prior notice of all key meetings of Representatives of Parent with Representatives of O’Neal Constructors and (ii) allow Buyer and its Representatives to participate in each of such meetings.  Subject to the limitations of this Section 4.27(f), Parent will promptly furnish Buyer with copies of all material correspondence, design work, certifications, permitting paperwork and written notices from Governmental Authorities regarding the construction of the Augusta Facility, commissioning of the Augusta Facility and preparation for and performance of the Test Run.  Representatives of Buyer shall be given access to and permitted to communicate with representatives of O’Neal Constructors (so long as Representatives of Parent participate in such communications) and Parent and its Representatives (which Representatives of Parent will be designated by Parent and include those individuals reasonably requested by Buyer) regarding the construction of the Augusta Facility, commissioning of the Augusta Facility and preparation for and performance of the Test Run.  For the avoidance of doubt, no Representatives of Buyer or its Affiliates shall be granted access to any proprietary technology of Parent and its Affiliates prior to the Closing.  Parent shall keep Buyer fully informed as to the status of the construction of the Augusta Facility and shall provide promptly (and in any event within two (2) Business Days) to Buyer all written reports received by Parent or its Affiliates from O’Neal Constructors relating to the construction of the Augusta Facility.  Parent shall give reasonably prompt notice in writing to Buyer of any event, change, effect, circumstance or development of which it has Knowledge, or of which it receives notice, that (i) the construction of the Augusta Facility could reasonably be expected to be materially delayed or (ii) raises reasonable concerns whether the Augusta Facility will be able to achieve successful completion of the Performance Test.

(g)                                  Following the Closing and until the Performance Test has been successfully completed, (i) Buyer shall provide to Parent and its Representatives reasonable access to all books and records relating to the construction and commissioning of, and the commencement of production at, the Augusta Facility; (ii) Buyer shall allow Representatives of Parent or its Affiliates onsite at the Augusta Facility for purposes of monitoring and observing on a reasonable basis all aspects of the construction of the Augusta Facility, commissioning of the Augusta Facility and preparation for the Test Run and to attend and observe (but not control) meetings with Governmental Authorities related to the construction, permitting and commissioning of the Augusta Facility; provided, however, that Parent shall indemnify and hold Buyer and its Affiliates harmless for all Losses incurred by them as a consequence of the participation of Representatives of Parent in such activities, except to the extent such Losses arise from the gross negligence or willful misconduct of Buyer and its Affiliates; (iii) Buyer shall (A) give Parent reasonable prior notice of all key meetings of Representatives of Buyer with

Representatives of O’Neal Constructors and (B) allow Parent and its Representatives to participate in each of such meetings; (iv) Buyer will promptly furnish Parent with copies of all material correspondence, design work, certifications, permitting paperwork and written notices from Governmental Authorities regarding the construction of the Augusta Facility, commissioning of the Augusta Facility and preparation for and performance of the Test Run; and (v) Representatives of Parent shall be given access to and permitted to communicate with representatives of O’Neal Constructors (so long as Representatives of Buyer participate in such communications) and Buyer and its Representatives (which Representatives of Buyer will be designated by Buyer and include those reasonably requested by Parent) regarding the construction of the Augusta Facility, commissioning of the Augusta Facility and preparation for and performance of the Test Run.  For the avoidance of doubt, no Representatives of Parent or its Affiliates shall be granted access to any proprietary technology of Buyer and its Affiliates.  Buyer shall keep Parent fully informed as to the status of the construction of the Augusta Facility and shall provide promptly (and in any event within two (2) Business Days) to Parent all written reports received by Buyer or its Affiliates from O’Neal Constructors relating to the construction of the Augusta Facility.  Buyer shall give reasonably prompt notice in writing to Parent of any event, change, effect, circumstance or development of which it has Knowledge, or of which it receives notice, that (i) the construction of the Augusta Facility could reasonably be expected to be materially delayed or (ii) raises reasonable concerns whether the Augusta Facility will be able to achieve successful completion of the Performance Test.  Notwithstanding the foregoing, (A) Parent shall exercise its rights under this Section 4.27(g) in such a manner as to not unreasonably interfere with the operation of the Business; and (B) and Buyer may limit such access described in this Section 4.27(g) to the extent such access (1) would violate or give rise to liability of Buyer or its Affiliates under applicable Legal Requirements; (2) would require Buyer or any of its Affiliates to waive any attorney-client privilege; or (3) conflicts with any confidentiality obligations to which Buyer or any of its Affiliates is bound (it being understood that Buyer shall, and shall cause the Transferred Companies to, cooperate in commercially reasonable efforts and requests for waivers that would enable disclosure to Parent to occur without so jeopardizing privilege or contravening such Legal Requirement, privilege or confidentiality obligation).

(h)                                 In determining whether Product from the Test Run meets the specifications set forth on Schedule A-3 of the Disclosure Letter, the Product Quality Test Methods shall be employed.  Parent’s representative shall be entitled to observe such sample taking, to take and test parallel samples and to receive all test results determining whether Product meets the specifications set forth on Schedule A-3 of the Disclosure Letter.

(i)                                     In the event of any disputes between Parent and Buyer regarding the terms and conditions of, and the parties respective obligations under, Section 1.6 and this Section 4.27, including whether (i) Mechanical Completion has occurred at the Augusta Facility, (ii) Final Completion has occurred at the Augusta Facility, (iii) the amount of the Augusta Construction Costs or (iv) the Augusta Facility has successfully completed the Performance Test, Parent or Buyer, as the case may be, shall provide written notice of such dispute to the other party, describing such dispute in reasonable detail.  Representatives of Parent and Buyer shall negotiate in good faith and use their commercially reasonable efforts to resolve such dispute for a period of thirty (30) days from the date of such written notice.  In the event Representatives of Parent and Buyer are unable to resolve such dispute within such thirty (30) day period, either party shall have the right, following the end of such thirty (30) day period, to submit such dispute to be resolved by arbitration administered by the American Arbitration Association in accordance with its Construction Industry Arbitration Rules.  The arbitration shall be commenced by written request of any party, made in accordance with the notice provisions of this Agreement, and shall be conducted by a single arbitrator (the “Arbitrator”) with experience in disputes of this nature appointed in accordance with the Commercial Rules in New York, New York.  Parent and Buyer agree that the procedure set forth in this Section 4.27(i) for resolving disputes with respect to items referred to in the first sentence of this Section 4.27(i) shall be the sole and exclusive method for resolving such dispute and the judgment of the Arbitrator shall be final and binding; provided, however, that the parties hereto agree that judgment may be entered upon the determination of the Arbitrator in any court having jurisdiction over the party against which such determination is to be enforced.

4.28                        Employee Benefits Items.

(a)                                 U.K. Retirement Plan.  Parent will use commercially reasonable efforts to ensure that as of the Closing, Rockwood Pigments (U.K.) Limited is released from any and all liabilities in relation to the U.K. Retirement Plan. Notwithstanding the foregoing, if Rockwood Pigments (U.K.) Limited, Buyer or any of their Affiliates following the Closing are or may become required to pay any amount to or in respect of the U.K. Retirement Plan (whether under section 75 or 75A of the Pensions Act 1995 or otherwise), Parent acknowledges that the relevant provisions of Section 8.2 of this Agreement shall apply.

(b)                                 Employee Census.  Parent shall use commercially reasonable efforts to provide Buyer, at least thirty (30) days prior to the reasonably anticipated Closing Date, with a complete and accurate list, on an anonymized basis, of each Business Employee, and with respect to each, his or her, (i) employing entity, (ii) principal location of employment, (iii) job title, (iv) original hire date and service date (if different), (v) annualized salary or regular rate of pay, (vi) bonus paid for the most recently completed calendar year, (v) accrued and unused vacation and other paid time off, (vi) leave status (including type of leave, duration of leave and expected return date), and (v) details of any applicable visa or other work permit.

4.29                        Lease Agreements.  Prior to the Closing Date, effective as of the Closing, Parent and Buyer shall enter into lease agreements (the “Lease Agreements”) in respect of the Leased Sites substantially on the terms and conditions set forth on Schedule A-4 of the Disclosure Letter and such other terms that are reasonable and customary for leases of such type taking into account the terms and conditions of this Agreement, including the parties’ obligations under Article VIII.

4.30                        Post-Closing Assistance with Financial Statements.

(a)                                 After the Closing, Parent shall (and shall cause its Affiliates to) provide Buyer and any of Buyer’s Affiliates (collectively, the “Buyer Entities”), and any of their respective Representatives, upon reasonable advance notice with access during normal business hours to those Financial Records necessary for the preparation of financial statements and other financial data relating to the Business that is either (i) required to be included in any current or future securities law filing by any of the Buyer Entities with the Securities and Exchange

Commission or other Governmental Authority under applicable Legal Requirements, including any reconciliation to International Financial Reporting Standards (IFRS) deemed required or necessary by the Buyer Entities; or (ii) reasonably required by any of the Buyer Entities to provide in connection with any offering of any debt or equity securities by any of the Buyer Entities (collectively, the “Required Financials”).

(b)                                 If requested by Buyer, Parent shall, and shall cause its Affiliates to, (i) execute and deliver to the external independent accounting firm that audits, reviews or assists in the preparation of the Required Financials or such other independent accounting firm designated by the requesting the Buyer Entity to provide such procedures (the “Audit Firm”), such representation letters with respect to the Required Financials, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit or are the subject of a review pursuant to U.S. Public Company Accounting Oversight Board (PCAOB) AU Section 722 (Interim Financial Information), as may be reasonably requested by the Audit Firm (including, if requested, representations regarding internal accounting controls and disclosure controls); and (ii) cooperate in furnishing such other representations and documentation as may be reasonably requested by auditors of the Required Financials as a condition to providing auditor comfort letters to underwriters and initial purchasers customarily furnished in connection with the offering of any debt or equity securities by any of the Buyer Entities.  In connection with the preparation of such representation letters, upon request of the signatory of such representation letters, Buyer shall, and shall cause its Affiliates to, cooperate and to cause the appropriate employees of Buyer and its Affiliates to cooperate and provide supporting information and documents to such signatory consistent with Parent’s past practice related to the preparation of audited financial statements or otherwise reasonably requested by such signatory.

ARTICLE V

CONDITIONS TO THE OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the Closing are subject to the satisfaction at or prior to the Closing of the following conditions (each of which may be waived in writing in whole or in part by Buyer, but which waiver shall not adversely affect Buyer’s indemnification rights under this Agreement):

5.1                               Representations and Warranties; Covenants.  The representations and warranties of Parent in this Agreement (a) contained in Section 2.1, 2.3(a) and 2.19 shall be true and correct at and as of the Closing Date in all material respects, (b) contained in Section 2.2 shall be true and correct at and as of the Closing Date in all but de minimis respects and (c) contained in the Sections of Article II of this Agreement that are not listed in clause (a) and (b) of this Section 5.1 shall be true and correct (disregarding for purposes of this condition any materiality or Material Adverse Effect qualification therein) at and as of the Closing Date, with the same effect as though made at and as of the Closing Date (or, if given as of a specific date or time other than the Closing Date, as of such date or time), except for such failures of the representations and warranties set forth in the foregoing clause (c) to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Parent shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Parent at or prior to the Closing.

5.2                               Competition Law Clearances.  All applicable waiting periods under the HSR Act and the EMR shall have expired or been terminated, and the Required Non-U.S. Antitrust Approvals listed on Schedule 5.2 of the Disclosure Letter shall have been obtained (and, to the extent relevant, shall remain in full force and effect).

5.3                               No Order.  No Order or Legal Requirement shall have been issued by a Governmental Authority of competent jurisdiction, and shall remain in effect, that preliminarily or permanently restrains, enjoins or otherwise prohibits in any material respect the consummation of the transactions contemplated by this Agreement.

5.4                               Material Adverse Effect.  Between the date of this Agreement and the Closing Date, there shall have been no events, changes, effects, circumstances or developments that have had or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

5.5                               Restructurings.  The Restructurings shall have been completed.

5.6                               Carve-Out Financial Statements.  The 2012 Carve-Out Financial Statements shall have been delivered by Parent to Buyer.

5.7                               Closing Deliverables.  Each of the items to be delivered by Parent or Sellers at Closing pursuant to Section 1.4(a) shall have been delivered to Buyer.

5.8                               Certification.  Buyer shall have received a certificate signed by a senior executive officer of Parent, each in form and substance reasonably satisfactory to Buyer, dated the Closing Date, to the effect that each of the conditions set forth in Sections 5.1, 5.4 and 5.5 have been satisfied in all respects.

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF PARENT

The obligations of Parent to consummate the Closing are subject to the satisfaction at or prior to the Closing of the following conditions (each of which may be waived in writing in whole or in part by Parent, but which waiver shall not adversely affect Parent’s indemnification rights under this Agreement):

6.1                               Representations and Warranties; Covenants.  Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct (disregarding for purposes of this condition any materiality qualification therein) at and as of the Closing Date, with the same effect as though made at and as of the Closing Date, except for such failures of the representations and warranties to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer or its Affiliates to consummate the transactions contemplated to be consummated by Buyer or its Affiliates hereunder.  Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

6.2                               Competition Law Clearances.  All applicable waiting periods under the HSR Act and the EMR shall have expired or been terminated, and the Required Non-U.S. Antitrust Approvals listed on Schedule 5.2 of the Disclosure Letter shall have been obtained (and, to the extent relevant, shall remain in full force and effect).

6.3                               No Order.  No Order or Legal Requirement shall have been issued by a Governmental Authority of competent jurisdiction, and shall remain in effect, that preliminarily or permanently restrains, enjoins or otherwise prohibits in any material respect the consummation of the transactions contemplated by this Agreement.

6.4                               Closing Deliverables.  Each of the items to be delivered by Buyer at Closing pursuant to Section 1.4(b) shall have been delivered to Parent.

6.5                               Certification.  Parent shall have received a certificate signed by a senior executive officer of Buyer, each in form and substance reasonably satisfactory to Parent, dated the Closing Date, to the effect that each of the conditions set forth in Section 6.1 have been satisfied in all respects.

ARTICLE VII

TERMINATION

7.1                               Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by mutual written consent of Buyer and Parent;

(b)                                 by Buyer or Parent by giving written notice to the other party, if there shall be in effect a final, nonappealable Order of any Governmental Authority of competent jurisdiction or Legal Requirement permanently restraining, enjoining or otherwise prohibiting in any material respect the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure (or whose Affiliate’s failure) to fulfill any covenant, agreement or other obligation under this Agreement has been the primary cause of, or resulted in, such Order or Legal Requirement;

(c)                                  by Buyer, by giving written notice to Parent, if (i) any condition contained in Article V has become incapable of satisfaction prior to the Outside Date (other than primarily as a result of action or inaction by Buyer or its Affiliates in contravention of this Agreement); or (ii) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy or failure to perform any representation, warranty, covenant or agreement of Parent contained in this Agreement and such breach, inaccuracy or failure (A) results in the failure (or would result in a failure if it were continuing at the time of Closing) of a condition set forth in Article V and (B) either (1) cannot be cured by the Outside Date or (2) if capable of being cured by the Outside Date, has not been cured within sixty (60) days following receipt of written notice from Buyer thereof;

(d)                                 by Parent, by giving written notice to Buyer, if (i) any condition contained in Article VI has become incapable of satisfaction prior to the Outside Date (other than primarily as a result of action or inaction by Parent or its Affiliates in contravention of this Agreement); or (ii) Parent is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy or failure to perform any warranty, covenant or agreement of Buyer contained in this Agreement and such breach, inaccuracy or failure (A) results in the failure (or would result in a failure if it were continuing at the time of Closing) of a condition set forth in Article VI and (B) either (1) cannot be cured by the Outside Date or (2) if capable of being cured by the Outside Date, has not been cured within sixty (60) days following receipt of written notice from Parent thereof; or

(e)                                  by Buyer or Parent by giving written notice to the other party, on or after the date that is nine (9) months after the date of this Agreement (as may be extended in accordance with the proviso below, the “Outside Date”), if the Closing has not occurred (other than primarily as a result of action or inaction in contravention of this Agreement by the party seeking to terminate this Agreement or its Affiliates) in contravention of this Agreement; provided, however, that the Outside Date may be extended by either Parent or Buyer one or more times to a date no later than the date that is twelve (12) months after the date of this Agreement in the event the Closing has not occurred on or before the Outside Date and any of the conditions set forth in Sections 5.2, 5.3, 6.2 or 6.3 has not been satisfied (except, that with respect to Sections 5.3 and 6.3, solely to the extent the relevant Order is based on a Proceeding brought by a Governmental Authority under U.S. or EU Antitrust Laws or with respect to any Required Non-U.S. Antitrust Approval listed on Schedule 5.2 of the Disclosure Letter (other than primarily as a result of action or inaction in contravention of this Agreement by the party seeking to terminate this Agreement or its Affiliates)).

7.2                               Effect of Termination.  Upon termination of this Agreement in accordance with Section 7.1 hereof, except for the obligations contained in Section 4.1(b), this Section 7.2, Section 9.1(h) and Article X and the representations and warranties contained in Sections 2.19 and 3.4, which will survive any termination of this Agreement, this Agreement will become null and void, and no party hereto or any of their respective Representatives or their respective holders of Equity Interests or the Financing Sources shall have any liability hereunder or with respect hereto, except that nothing contained herein shall relieve any party from liability for any breach or inaccuracy of any of representation or warranty where the party making such representation or warranty had Knowledge of such breach or inaccuracy at the time at which such representation or warranty is made, any failure to comply with any covenant or agreement contained herein or in the case of any fraud.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

8.1                               Survival.  The representations and warranties contained in or made pursuant to this Agreement will survive the Closing, but will terminate on, and be of no further force after, the date that is the eighteen (18) month anniversary of the Closing Date; provided, however, that (a) the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.5(b), 2.19 and 2.24 (the “Specified Representations”) and Sections 3.1, 3.2 and 3.4 shall survive the Closing indefinitely;

(b) each representation and warranty set forth in Section 2.7 shall, subject to Section 9.1(l), survive the Closing, but shall terminate on, and be of no further effect after, the date that is sixty (60) days after the expiration of the statute of limitation applicable to the matter to which such representation or warranty relates; (c) each representation and warranty set forth in Section 2.12 shall survive the Closing, but shall terminate on, and be of no further effect after, the date that is the second anniversary of the Closing Date; and (d) each representation and warranty set forth in Section 2.14 shall survive the Closing, but shall terminate on, and be of no further effect after, the date that is the fourth anniversary of the Closing; provided, further, however, that all such representations, warranties and rights of indemnification shall survive until any claim in respect thereof is finally resolved to the extent a claim for indemnification or other claim based upon, resulting from or arising out of a breach or inaccuracy of such a representation and warranty is made with reasonable specificity in accordance with this Article VIII prior to such date.  All other provisions of this Agreement will survive the Closing indefinitely.

8.2                               Indemnification Obligations of Parent.  If the Closing shall occur, Parent, subject to the limitations set forth in this Article VIII, will indemnify, defend and hold harmless Buyer and its Affiliates (including the Transferred Companies) and each of their respective Representatives (collectively, the “Buyer Indemnitees”), on a Net After-Tax Basis, against and in respect of any and all Losses which may be incurred by Buyer Indemnitees based upon, resulting from or arising out of:

(a)                                 any inaccuracy or breach of any representation or warranty made by Parent in this Agreement as if made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which shall be made for this purpose on and as of such date or time); provided, however, that any inaccuracy or breach of any representation or warranty shall be determined without regard to and as if all qualifications as to materiality, Material Adverse Effect or other similar qualifications as to materiality contained in or applicable to such representation or warranty were deleted therefrom, except for any such qualifications contained in Sections 2.6(a)(ii), 2.10(a)(xvi), 2.10(a)(xx), 2.11(c), 2.12(a), 2.13(a)(ii) and 4.3(b) (to the extent incorporated into Section 2.6(b)), which qualifications shall not be disregarded for any such purposes;

(b)                                 any breach by Parent of or failure by Parent to perform any of its covenants or agreements contained in this Agreement;

(c)                                  any Indebtedness of the Transferred Companies as of the Closing Date other than Transferred Company Indebtedness reflected in the Purchase Price Adjustments;

(d)                                 the Retained Liabilities;

(e)                                  the Restructurings;

(f)                                   any Off-Site Environmental Matter;

(g)                                  any Pre-Closing Environmental Condition related to the Acquired Sites;

(h)                                 subject to compliance by Buyer and its Affiliates, including the Transferred Companies, with the Back-to-Back Obligations, any Back-to-Back Amounts;

(i)                                     the U.K. Retirement Plan;

(j)                                    all Company Transaction Expenses;

(k)                                 the Transaction Bonuses; and

(l)                                     any Parent Covered Losses.

8.3                               Indemnification Obligations of Buyer.  If the Closing shall occur, Buyer, subject to the limitations set forth in this Article VIII, will indemnify Parent and its Affiliates and each of their respective Representatives (collectively, the “Seller Indemnitees”), on a Net After-Tax Basis, against and in respect of any and all Losses which may be incurred by Seller Indemnitees based upon, resulting from or arising out of:

(a)                                 any inaccuracy or breach of any representation or warranty made by Buyer in this Agreement as if made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which shall be made for this purpose on and as of such date or time); provided, however, that any inaccuracy or breach of any representation or warranty shall be determined without regard to and as if all qualifications as to materiality, Material Adverse Effect or similar qualifiers contained in or applicable to such representation or warranty were deleted therefrom;

(b)                                 any breach by Buyer of or failure by Buyer to perform any of its covenants or agreements contained in this Agreement;

(c)                                  other than with respect to any Parent Covered Losses, any actual payments or granting of Credit Support by RSGG and Sachtleben GmbH to satisfy claims of creditors in connection with collateral granted by RSGG or Sachtleben GmbH, as applicable, under Section 303 of the AktG to the extent such claims arise after the Closing; and

(d)                                 any Buyer Covered Losses.

8.4                               Limitations on Indemnification.  Notwithstanding anything to the contrary in this Agreement:

(a)                                 (i) the aggregate liability of each of Parent and Buyer pursuant to Section 8.2 or Section 8.3, as the case may be, shall not exceed the Base Purchase Price, except that the foregoing limitation shall not apply to Parent’s obligations under Section 8.2(d), (e) and (g) or Buyer’s obligations under Section 8.3(c); (ii) the aggregate liability of Parent or Buyer pursuant to Sections 8.2(a), or 8.3(a), as the case may be (other than in respect of any inaccuracy or breach of the Specified Representations), shall not exceed, as to each party, an amount equal to 30% of the Purchase Price; (iii) the aggregate liability of Parent pursuant to Section 8.2(g) shall not exceed an amount equal to 30% of the Base Purchase Price, and (iv) the liability of Parent and Buyer pursuant to Sections 8.2(l)8.3(c) and 8.3(d), as the case may be, shall be as set forth in Section 8.9; provided, however, that the limitations in clauses (i), (ii) and (iii) shall not apply to any fraud or Willful Breach.

(b)                                 no Indemnified Party will be entitled to recover Remote Damages pursuant to Sections 8.2 or 8.3, except to the extent that Remote Damages are awarded in the case of fraud or to the extent such damages are actually paid by the Indemnified Party to a third Person pursuant to a final, non-appealable Order or settlement in any Third-Party Claim, in which case such Remote Damages paid to such third Person shall be considered Losses for which recovery may be sought in accordance with the terms of this Agreement;

(c)                                  no claim for indemnification may be made (i) by a Buyer Indemnitee pursuant to Section 8.2(a) or by a Seller Indemnitee pursuant to Section 8.3(a) unless written notice of such claim (describing the facts or events giving rise to such claim with reasonable specificity to the extent of the knowledge of the noticing party) has been given to the party from whom indemnification is sought (the “Indemnifying Party”) during the relevant survival period set forth in Section 8.1 (which will be the survival period of the representation and warranty alleged to have been breached); or (ii) by a Buyer Indemnitee pursuant to Section 8.2(g) unless written notice of such claim (describing the facts or events giving rise to such claim with reasonable specificity to the extent of the knowledge of the noticing party) has been given to Parent prior to the seventh (7th) anniversary of the Closing Date;

(d)                                 Parent shall have no liability pursuant to Section 8.2(a): (i) for any Losses with respect to an individual matter or series of related matters until the cumulative aggregate amount of the Losses with respect to such matter or series of related matters arising out of the same facts or circumstances exceeds U.S.$175,000 (the “Threshold Amount”), in which case the amount of all such Losses (including those that are less than the Threshold Amount) shall be included for purposes of computing the Losses that are indemnifiable hereunder and/or applicable against the Basket Amount pursuant to clause (ii) below; and (ii) until the aggregate amount of the Losses of the Buyer Indemnitees for which indemnification would otherwise be available under Section 8.2(a) exceeds 0.75% of the Base Purchase Price (the “Basket Amount”), after which Parent will be obligated to indemnify for only that portion of such Losses of the Buyer Indemnitees that exceed the Basket Amount; provided, however, that the limitations on liability set forth in this clause (d) shall not apply to Losses incurred by a Buyer Indemnitee by reason of any inaccuracy or breach of a Specified Representation.

(e)                                  Parent shall have no liability pursuant to Section 8.2(g) until the aggregate amount of the Losses of the Buyer Indemnitees for which indemnification would otherwise be available under Section 8.2(g) exceeds 1.0% of the Base Purchase Price (the “Environmental Deductible”), after which Parent will be obligated to indemnify Buyer Indemnitee for only Sellers’ Portion of such Losses of the Buyer Indemnitees that exceed the Environmental Deductible; provided, however, that the limitations on liability set forth in this clause (e) shall not apply to Losses incurred by a Buyer Indemnitee by reason of any inaccuracy or breach of the representations and warranties set forth in Section 2.14.

(f)                                   Parent shall have no liability pursuant to Section 8.2 for any Loss to the extent a specific identified reserve with respect to such Loss is reflected in the Purchase Price Adjustments for Closing Working Capital or Transferred Company Indebtedness or reflected on Schedule 8.4(f) of the Disclosure Letter.

(g)                                  Notwithstanding any other provision of this Agreement, Parent’s obligations under Section 8.2(a) in respect of any asserted breach or inaccuracy of the representations and warranties set forth in Section 2.14 related to a Remedial Action shall be limited to the amount of the least stringent, lowest cost approach to Remedial Action that is allowed under Environmental Requirements or by the relevant Governmental Authority, that in either case is consistent with continued prudent operation of the relevant facility and generally accepted industry practices and that is reasonably available.

(h)                                 Parent shall have no liability under Section 8.2(d) with respect to the Leased Sites for Losses to the extent occurring as a result of or triggered by (i) the closure, decommissioning or demolition after the Closing of any part of any facility or structure of any Transferred Company, other than as required under a Lease Agreement; or (ii) under Section 8.2 to the extent occurring as a result of or triggered by any sampling, monitoring, testing, or surface or subsurface investigation conducted after the Closing that is not expressly required pursuant to an Environmental Requirement of any Governmental Authority (except where the Governmental Authority has requested such Remedial Action by reason of a request initiated by Buyer or its Representatives).  Notwithstanding the foregoing, Buyer shall be permitted to conduct any routine maintenance of any existing facility or structure on the Leased Sites without affecting the liability of Parent under Section 8.2(d) with respect to the Leased Sites.

(i)                                     Parent shall have no liability under Section 8.2(g) for Losses to the extent occurring as a result of or triggered by (i) the closure, decommissioning or demolition after the Closing of any part of any facility or structure of any Transferred Company; or (ii) under Section 8.2 to the extent occurring as a result of or triggered by any sampling, monitoring, testing, or surface or subsurface investigation conducted after the Closing that is not expressly required pursuant to an Environmental Requirement of any Governmental Authority (except where the Governmental Authority has requested such Remedial Action by reason of a request initiated by Buyer or Representatives).  Notwithstanding the foregoing, Buyer shall be permitted to conduct the following activities without affecting the liability of Parent under Section 8.2(g):  (A) any routine maintenance of any existing facility or structure; (B) any demolition of any portion of any existing facility or structure and related utilities down to ground surface (but not below ground surface unless necessary to properly isolate the underground structure from the operating portions of the facility); and (C) any construction of new facilities or modification of any existing facility or structure but not environmental sampling facilities other than sampling that would be performed by a reasonable and prudent operator acting without the benefit of indemnification; provided, however, that, in each case (1) Buyer shall provide written notice to Parent at least thirty (30) days prior to such activity with information sufficient to enable Parent reasonably to evaluate the extent and nature of the contemplated disturbance of the property; (2) Parent shall have thirty (30) days in which to provide Buyer with comments and suggestions on the activity; and (3) Buyer shall take into account and, where commercially reasonable, accommodate Parent’s comments and suggestions regarding the activity.

(j)                                    For purposes of Section 8.2(g), Losses shall not include (i) any Losses arising primarily from any change to a non-industrial use of the Real Property by Buyer after the Closing; (ii) any Loss resulting primarily from any increase in, worsening of or other adverse change in any Environmental Condition that arises from any act or omission attributable to Buyer or any Transferred Company (and their Representatives) following the Closing; and (iii)

any expense related to management or employee time (whether opportunity costs, direct costs or otherwise).

(k)                                 For purposes of Section 8.2(d) with respect to the Leased Sites, Losses shall not include (i) any Losses arising primarily from any change in use of the Real Property by Buyer after the Closing (including an increase in capacity of the facilities or structures thereon) other than as required under a Lease Agreement; (ii) any Loss resulting primarily from any increase in, worsening of or other adverse change in any Environmental Condition that arises from any act or omission attributable to Buyer or any Transferred Company (or their Representatives) following the Closing; (iii) any Loss resulting from any Environmental Condition caused or created by Buyer or its Representatives, or that arises from Buyer’s operation of the Business or a change in Legal Requirements applicable thereto (except as it relates to Pre-Closing Environmental Conditions), in each case, during the term of the applicable Lease Agreement; and (iv) any cost and expense related to Buyer’s management or employee time (whether opportunity costs, direct costs or expenses, or otherwise).

(l)                                     Buyer and Parent shall each take, and shall cause their respective Affiliates to take, all reasonable measures consistent with the safe and prudent operation of the applicable property to mitigate any Loss for which indemnification may be sought hereunder promptly upon a responsible officer or employee of an Indemnified Party or its Affiliates becoming aware of such Loss, and neither Buyer nor Parent shall be liable for any Loss to the extent the Indemnified Party or its Affiliates could have mitigated such Loss by taking measures consistent with the safe and prudent operation of the applicable property after a responsible officer or employee of such Indemnified Party or its Affiliates becomes aware thereof.

(m)                             The Seller Indemnitees shall have no recourse against any Transferred Company, their Affiliates or their respective Representatives, assigns or successors for any indemnification claim asserted by a Buyer Indemnitee.

8.5                               Recovery from Third Persons.  The amount of any Loss for which indemnification is provided under this Article VIII (before giving effect to the other limitations on indemnification set forth in this Article VIII) shall be net of any amounts actually recovered by the Indemnified Party (or any Affiliate thereof) under insurance policies, or otherwise actually recovered by the Indemnified Party (or any Affiliate thereof) from other Persons not affiliated with the Indemnified Party (in each case, net of any costs, expenses or Taxes incurred for the recovery of such amounts with respect to such Loss.  Buyer and Parent each agree that, unless the other party shall otherwise direct in writing, it will (and cause its Affiliates to) use commercially reasonable efforts to recover, without instituting any Proceeding, any such amounts to the extent such recoveries would reduce amounts required to be paid by the other party pursuant to this Article VIII.

8.6                               Procedure.

(a)                                 Any claim for indemnification under Section 8.2 or Section 8.3 will be made in accordance with this Section 8.6.  In the case of any claim for indemnification arising from a claim or demand of a third Person (a “Third-Party Claim”), the Indemnified Party will give prompt written notice, and in any event no more than fifteen (15) Business Days following such Indemnified Party’s receipt of written notice of such Third-Party Claim, to the Indemnifying Party describing with reasonable specificity to the extent known the basis of such Third-Party Claim as to which it may request indemnification hereunder and must be made to the extent it is made under Sections 8.2(a), 8.2(g) or 8.3(a) in accordance with Section 8.4(c); provided, however, that the failure to notify or delay in notifying an Indemnifying Party as provided in this sentence or the next sentence will not relieve the Indemnifying Party of its obligations pursuant to Sections 8.2 or 8.3, as applicable, except to the extent that such failure causes material harm to the Indemnifying Party.  Any claim for indemnification that does not result from a Third-Party Claim will be made by written notice thereof to the Indemnifying Party as promptly as practicable after the time the Indemnified Party becomes aware of the facts forming the basis of such claim, which notice (i) will describe the facts or events giving rise to such claim with reasonable specificity to the extent known, and (ii) must be made to the extent it is made under Sections 8.2(a), 8.2(g) or 8.3(a) in accordance with Section 8.4(c).  The Indemnifying Party will have the right, at its sole expense, to defend and to direct the defense against, and to manage and settle, any Third-Party Claim, in its name or in the name of the Indemnified Party, with counsel or other Representatives selected by the Indemnifying Party (such counsel to be reasonably satisfactory to the Indemnified Party); provided, however, that the Indemnifying Party may not assume the defense if (A) the Losses that may be incurred as a result of such Third-Party Claim could reasonably be expected to exceed the liability limitations set forth in Section 8.4(a), individually or together with all outstanding Third-Party Claim and other claims by the Indemnified Party under this Article VIII; (B) such Third-Party Claim seeks injunctive or other equitable relief against the Indemnified Party; or (C) such Third-Party Claim would reasonably be expected to materially and adversely affect Buyer’s ongoing or future business, other than in the case of any Third-Party Claim pursuant to Sections 8.2(d) and 8.2(e). .  If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third-Party Claim, it shall within fifteen (15) Business Days (or sooner, if the nature of the Third-Party Claim so requires) notify the Indemnified Party of its intent to do so.  If the Indemnifying Party elects not to defend against, negotiate or settle any Third-Party Claim, fails to notify the Indemnified Party of its election as herein provided, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third-Party Claim.  If the Indemnified Party defends, negotiates or settles any Third-Party Claim, then the Indemnifying Party shall reimburse the Indemnified Party from time to time for the costs and expenses in connection therewith upon submission of invoices.  The Indemnifying Party may not settle or compromise any such Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned) if as a result thereof injunctive or other equitable relief would be imposed against the Indemnified Party.  The Indemnified Party will cooperate with the Indemnifying Party and make available its officers and employees and relevant files and records (and those of its Affiliates), and the Indemnifying Party agrees to promptly provide the Indemnified Party with such information as to the defense of any such Third-Party Claim as the Indemnified Party shall reasonably request.  The Indemnified Party will have the right to participate in (but not control) the defense of any Third-Party Claim with counsel of its choice employed by it at the expense of the Indemnified Party and will have the right, but not the obligation, to assert any and all cross-claims and counterclaims it may have; provided, however, that such Indemnified Party shall be entitled to separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict exists between the

Indemnified Party and the Indemnifying Party that would make such separate representation advisable.  In the event the Indemnifying Party elects not to defend against, negotiate or settle any Third-Party Claim, fails to notify the Indemnified Party of its election as herein provided or fails to defend, contest or otherwise protect against the imposition of any such damages as to any such Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to defend, contest or assert any cross-claim or counterclaim or otherwise protect against such Third-Party Claim and may make any compromise or settlement thereof and recover from and be indemnified by the Indemnifying Party for the entire reasonable cost thereof, including reasonable fees and disbursements of counsel; provided, however, that (1)  the Indemnifying Party will have no indemnification obligations with respect to any such Third-Party Claim or demand which is settled by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned); and (2) the Indemnifying Party shall not be required to pay for more than one such counsel in each affected jurisdiction for all Indemnified Parties in connection with any Third-Party Claim.

(b)                                 Notwithstanding anything in this Section 8.6 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the prior written consent of the other party, settle or compromise any Third-Party Claim or permit a default or consent to entry of any Order unless the Third-Party Claim claimant provides to such other party an unqualified release from all liability in respect of the subject matter of the Third-Party Claim.

(c)                                  In the event any Proceeding is brought in respect of this Agreement or any of the Ancillary Documents, the prevailing party will be entitled to recover reasonable expenses and fees and disbursements of counsel and other costs incurred in such Proceeding, in addition to any relief to which such party may be entitled.

8.7                               Further Limitations on Indemnification.

(a)                                 Following the Closing, except with respect (i) to matters covered by Section 1.5, Section 1.6 and Section 4.27 and (ii) breaches of the representations and warranties set forth in Sections 10.15 and 10.16, in each case, the rights of the parties under Section 4.15(d), this Article VIII, Article IX and Section 10.9 will be the exclusive remedy of the parties with respect to any claims (other than claims arising from fraud) a party may have against the other party or such other party’s Affiliates or Representatives or the Financing Sources under, relating to or in connection with this Agreement and the transactions contemplated hereby.  Nothing in this Section 8.7 shall limit or modify any rights of either party to seek or obtain specific performance or specific enforcement of, or other injunctive or equitable relief in respect of, any provision of this Agreement, or to seek any remedy on account of any Person’s fraudulent conduct.

(b)                                 Buyer, on behalf of itself and its Affiliates (including, from and after the Closing, the Transferred Companies) and its and their respective Representatives, effective upon Closing, to the maximum extent permitted by applicable Legal Requirements, hereby waives and releases Parent and its Affiliates (other than the Transferred Companies) and its and their respective Representatives from any statutory or other rights of contribution or indemnity (except as set forth in Section 1.5, Section 1.6, this Article VIII, Article IX and Section 10.9 and claims and causes of action arising from fraud and claims or causes of action with respect to any breach of any covenant or agreement to be performed after the Closing) with respect to Parent’s ownership of the Shares, the Subsidiary Shares, the Minority Interests or control or operation of, or otherwise relating to, the Transferred Companies and the Business; provided, however, that Buyer is not releasing any claims related to the enforcement of this Agreement.  Buyer consents to the execution by the Transferred Companies prior to or at the Closing of an instrument by which they agree to be bound by the provisions of (and in any event waive and release those matters specified in) this Section 8.7(b) to the maximum extent permitted by applicable Legal Requirements.  Buyer will take (and will cause the Transferred Companies to take) such actions following the Closing as Parent shall reasonably require (including the taking of corporate action and the execution of instruments and confirmatory documentation) in order to implement and give effect to the provisions of this Section 8.7(b).

(c)                                  In the event that an Indemnifying Party is obligated to indemnify an Indemnified Party pursuant to this Article VIII, the Indemnifying Party will, upon payment of such indemnity, be subrogated to all rights of the Indemnified Party with respect to claims to which such indemnification relates, except to the extent such subrogation would reasonably be expected to materially and adversely affect Buyer’s ongoing or future business.

(d)                                 Except (i) for the rights and remedies in respect of this Agreement and the Ancillary Documents, (ii) with regard to those items listed on Schedule 4.10 of the Disclosure Letter or (iii), with respect to any director, officer or employee of a Transferred Company, in order to recover compensation paid to such director, officer or employee for any breaches or violations of the Rockwood Code of Business Conduct and Ethics or similar policies, effective upon the Closing, Parent on behalf of itself and its Affiliates (including Parent Guarantor and Sellers, but excluding the Transferred Companies) hereby fully, finally and forever releases, discharges and covenants not to sue and otherwise agrees not to enforce any claim, cause of action, right, title or interest against, any Transferred Company and each director, officer and employee of each Transferred Company and their respective successors and permitted assigns (collectively, the “Released Persons”), with respect to any and all claims, debts, covenants, agreements, obligations, liabilities, actions or demands of any kind or character, based upon any fact or circumstance, whether known or unknown, suspected or unsuspected, which presently exists or has ever existed in the past, that any of Parent, or its Affiliates (including the Sellers) have or may have in any manner whatsoever, either singly or jointly with others against any of the Released Persons.

(e)                                  Notwithstanding anything to the contrary herein, this Article VIII shall have no application with respect to indemnification for Taxes, which shall be covered exclusively by Sections 9.1 and 9.2.

8.8                               Tax Treatment of Payments.  Any indemnification payment made pursuant to this Article VIII shall be treated for all Tax purposes as an adjustment to the Purchase Price, except to the extent otherwise required by Legal Requirements following a final determination as defined in Section 1313 of the Code.

8.9                               Covered Losses.  The parties agree that, following the Closing Date, the responsibility of the parties and their respective Affiliates with respect to Covered Losses shall be as set forth on Schedule 8.9 of the Disclosure Letter.

ARTICLE IX

TAX AND EMPLOYEE MATTERS

9.1                               Certain Tax Matters.

(a)                                 (i) To the extent permitted by applicable Legal Requirements, at the request of Parent, Buyer shall cooperate with Parent in making any elections or taking any other actions that will result in any taxable periods of the Transferred Companies that begin prior to the Closing Date ending on or prior to the Closing Date.

(ii)                                  Parent will cause to be prepared and filed all Income Tax Returns (including any consolidated, unitary or combined Income Tax Returns) required to be filed with respect to any Transferred Company for any taxable period ending on or before the Closing Date (any such period, a “Pre-Closing Period”).  Parent will include (or cause to be included) (i) the income of the U.S. Transferred Companies and any of their Subsidiaries in the consolidated federal Income Tax Returns filed by Parent, and (ii) the income of a German Transferred Company of a year, in which it was a member of a German tax group (Organschaft) with respect to such income, in the tax return of the common parent of such German tax group, in each case for all taxable years of the relevant companies ending on or before the Closing Date Buyer will cause to be prepared and filed all Tax Returns other than Income Tax Returns (any such Tax Returns, “Non-Income Tax Returns”) required to be filed with respect to any Transferred Company for any Pre-Closing Period that are due after the Closing; provided, however, that (A) drafts of any such Non-Income Tax Returns (other than monthly returns for VAT, wage tax and social security) shall be provided to Parent for its review and comment at least thirty (30) days prior to filing and the parties will use all reasonable efforts to resolve any dispute with respect to such Non-Income Tax Returns, but, if such dispute cannot be resolved by the parties within fifteen (15) days after Buyer receives notice of such dispute, it shall be referred to the Selected Accountant, (B) such Non-Income Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Legal Requirements or a change in circumstances and (C) Parent may assume responsibility for preparing any such Non-Income Tax Returns (other than monthly returns for VAT, wage tax and social security) upon notice to Buyer at least thirty (30) days before any such Non-Income Tax Return is due.  Neither Buyer nor any of its Affiliates (including, after the Closing, the Transferred Companies) shall amend any Tax Return for a Pre-Closing Period without Parent’s consent, except to the extent there would be no potential current or future Tax liability or other cost to Parent or any of its Affiliates.  Notwithstanding the above provisions, (A) drafts of Non-Income Tax Returns in relation to French Taxes shall be provided to Parent for its review and comments at least fifteen (15) days prior to filing (or seven (7) days prior to the date when the filing becomes due if the aforesaid fifteen (15) day period cannot reasonably be satisfied) and the parties will use all reasonable efforts to resolve any dispute in relation thereof, but if such dispute cannot be resolved by the parties two (2) days before the date when the filing becomes due, it shall be referred to the Selected Accountant; and (B) with respect to Income Tax Returns of Viance required to be filed after the Closing Date, Buyer shall control the actions of CSI with respect to the preparation and filing of such

Income Tax Returns based on the instructions of Parent, provided that Parent and Buyer agree that with respect to any Pre-Closing Period, if requested by Buyer, CSI shall cause Viance to make an election under Section 754 of the Code or any similar provision of state Income Tax law; provided that Buyer shall indemnify and hold harmless Parent and its Affiliates on a Net After-Tax Basis from any Losses incurred as a result of any such election.

(iii)                               Following the Closing, Parent will pay, and will indemnify and hold harmless Buyer and its Affiliates from and against, on a Net After-Tax Basis, (A) any and all Seller Taxes for any Pre-Closing Period and (B) any and all Taxes or other Losses (other than any expenses incurred by Buyer with respect to claims for which Parent is exercising its right to control pursuant to this Article IX) resulting from the breach of any representation or warranty in Section 2.7 (for these purposes the Parties agree that “Material,” as used in Section 2.7 means material in the context of the subject Taxes), except to the extent such representation or warranty relates to the United States federal Income Tax attributes (including asset basis, earnings and profits, and foreign taxes) of a Transferred Company organized outside of the United States; provided, however, that Buyer will pay, and will indemnify and hold harmless Parent and its Affiliates from and against, on a Net After-Tax Basis, any Seller Taxes for any Pre-Closing Period imposed as a result of (x) any action outside the ordinary course of business effected after the Closing by Buyer or its Affiliates (including by the Transferred Companies), (y) any Tax election made after the Closing by Buyer or its Affiliates (including by the Transferred Companies), except for any such election directed by Parent or set forth in this Agreement or (z) the breach by Buyer of any of its covenants hereunder.  To the extent that the accrued liability with respect to any such Seller Taxes included in the calculation of the final Closing Working Capital exceeds the actual liability, Buyer shall cause the Transferred Companies to pay such excess to Parent within fifteen (15) days after filing the relevant Tax Return for such Pre-Closing Tax Period.  Parent’s and Buyer’s payment obligations pursuant to this Section 9.1(a)(iii) shall become due on the date on which Buyer or its Affiliates, or Parent and its Affiliates, have to pay the respective Taxes.

(b)                                 (i) Buyer will cause to be prepared and filed all Tax Returns required to be filed by or on behalf of any Transferred Company for any taxable period beginning before and ending after the Closing Date (any such period, a “Straddle Period”); provided, however, that (A) drafts of any such Tax Returns (other than monthly returns for VAT, wage tax and social security, and sales Tax and similar Taxes) shall be provided to Parent for its review and comment at least thirty (30) days prior to filing, and the parties will use all reasonable efforts to resolve any dispute with respect to such Tax Returns, but, if such dispute cannot be resolved by the parties within fifteen (15) days after Buyer receives notice of such dispute, it shall be referred to the Selected Accountant for resolution and (B) such Tax Returns shall be prepared in a manner consistent with the last Tax Returns previously filed by the Transferred Companies, except as otherwise required by applicable Legal Requirements or a change in circumstances or as otherwise consented to by Parent.  Neither Buyer nor any of its Affiliates (including, after the Closing, the Transferred Companies) shall amend any Tax Return for a Straddle Period without Parent’s written consent, which shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the above provisions, drafts of French Tax Returns (other than monthly returns for VAT, wage tax and social security, and sales Tax and similar Taxes) in relation to the Straddle Period shall be provided to Parent for its review and comments at least fifteen (15) days prior to filing (or seven (7) days prior to the date when the filing becomes due if the aforesaid fifteen (15) day period cannot reasonably be satisfied) and the parties will use all reasonable efforts to resolve any dispute in relation thereof, but if such dispute cannot be resolved by the parties two (2) days before the date when the filing becomes due, it shall be referred to the Selected Accountant.

(ii)                                  In the case of any Taxes that are payable for a Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the Closing Date shall (A) in the case of any Taxes that are imposed on a periodic basis with respect to the Assets or capital of a Transferred Company, including, for the avoidance of doubt, in property Taxes, be deemed to be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (B) in the case of all other Taxes, be deemed to be equal to the amount which would be payable if the relevant Straddle Period ended on and included the Closing Date; provided, however, that exemptions, allowances and deductions that are calculated on an annual basis (such as depreciation deductions) shall be prorated between the portion of the applicable Straddle Period that ends on and includes the Closing Date and the portion of such Straddle Period beginning after the Closing Date in proportion to the number of days in each period.

(iii)                               Parent will, within fifteen (15) days after the date on which the Straddle Period Tax Return is filed, reimburse Buyer for, and will indemnify and hold harmless Buyer and its Affiliates from and against, on a Net After-Tax Basis, any Seller Taxes for any Straddle Period, except to the extent such Seller Taxes for a Straddle Period are imposed as a result of (A) any action outside the ordinary course of business after the Closing effected by Buyer or its Affiliates (including by the Transferred Companies), (B) any Tax election made after the Closing by Buyer or its Affiliates (including by the Transferred Companies), except for any such election directed by Parent or set forth in this Agreement or (C) the breach by Buyer of any of its covenants hereunder.  Any Taxes (including estimated Taxes) paid prior to the Closing or reflected as a liability in the calculation of Closing Working Capital with respect to any Straddle Period shall be credited against Parent’s liability pursuant to this Section 9.1(b)(iii) and, to the extent such Taxes paid prior to the Closing and the accrued liability with respect to any such Seller Taxes included in the calculation of the final Closing Working Capital exceed Parent’s actual liability, Buyer shall cause the Transferred Companies to pay such excess to Parent within fifteen (15) days after filing the relevant Tax Return for such Straddle Period.

(iv)                              Parent shall cause the French Seller and the French Companies to terminate the French Tax Sharing Agreement with effect as of the Closing Date and, prior to the Closing, enter into a Tax sharing termination agreement with effect as of the Closing Date (the “French Tax Sharing Termination Agreement”).  Without prejudice to paragraphs (ii) and (iii) above, the French Tax Sharing Termination Agreement shall notably provide that (A) the French Seller will pay (and that Parent will cause the French Seller to pay) installments of French corporation tax due by the French Companies in respect of the Straddle Period to the French Treasury and (B) that the French Companies will reimburse the French Seller for installments of the Straddle Period.

(c)                                  Buyer shall be responsible for, and shall indemnify and hold harmless Parent and its Affiliates from and against, on a Net After-Tax Basis, any Taxes of the Transferred Companies for periods beginning after the Closing Date and any Taxes of the Transferred Companies for the portion of any Straddle Period beginning after the Closing Date.

(d)                                 Parent will be entitled to retain, or receive prompt payment from Buyer or any Transferred Company of, any refund or credit for overpayment of Income Taxes for which Parent (including by way of offset) is responsible pursuant to Sections 9.1(a) or (b) plus any interest received with respect thereto from the relevant taxing authorities, but only to the extent such refund or credit was not included as a current asset in the determination of the final Closing Working Capital.  Buyer will, if Parent so requests and at Parent’s expense, cause the Transferred Companies to promptly file for and obtain any refunds or credits to which Parent is entitled under this Section 9.1(d).  Buyer will permit Parent to control (at Parent’s expense) the prosecution of any such claim for refund and, when deemed appropriate by Parent, will cause the relevant Entity to authorize by appropriate power of attorney such person as Parent may designate to represent such Entity with respect to such refund claimed.  For purposes of this Section 9.1(d), a party will be deemed to have made prompt payment of a refund or credit if such payment is made within ten (10) days of the receipt by such party of such refund or of the use by such party of such credit.

(e)                                  If and to the extent that any audit or other adjustment to a Tax Return filed by or on behalf of a Transferred Company for a Pre-Closing Period results in an increase in any Tax liability for which Parent is responsible pursuant to Sections 9.1(a) or (b) (including any liability with respect to a consolidated, combined or unitary Tax) and a corresponding Tax benefit to Buyer or any of its Affiliates (including the Transferred Companies) for any taxable period or portion thereof following the Closing Date (including as a result of income having been accelerated from a period following the Closing Date to a Pre-Closing Period or deductions or credits being deferred from a Pre-Closing Period to a period following the Closing, or increased depreciation or amortization deductions being allowed following the Closing), Buyer shall pay over to Parent an amount equal to any resulting Tax savings that are actually recognized during the period of five (5) years following the Closing Date, as such Tax savings are recognized.

(f)                                   Buyer will promptly notify Parent in writing upon receipt by Buyer or any of its Affiliates (including, after the Closing, the Transferred Companies) of notice of any pending or threatened audit or assessment with respect to Taxes for which Parent would be required to pay or indemnify Buyer or any of its Affiliates pursuant to Sections 9.1(a) or (b).  Parent will have the right to control the Transferred Companies’ interest in any Proceeding relating to any Pre-Closing Period (other than where such Proceeding also relates to a period beginning after the Closing Date, in which case, the Proceeding shall be controlled jointly by Buyer and Parent), including the right to control, compromise and settle any such Proceeding, and to decide whether any consents or waivers to extend applicable statutes of limitations will be granted, and to employ counsel of its choice at its expense; provided, however, that Parent shall not compromise or settle any such Proceeding without Buyer’s written consent, which shall not be unreasonably withheld, conditioned, or delayed, if such action would adversely affect the Transferred Companies’ liability in a manner that is material in the context of the subject Taxes for any taxable period or portion thereof following the Closing Date.  Buyer and Parent shall jointly control any Proceeding relating to any Straddle Period or both a Pre-Closing Period and a period beginning after the Closing Date and neither Parent nor Buyer shall compromise or settle any such Proceeding without the other party’s written consent, which shall not be unreasonably withheld, conditioned, or delayed.

(g)                                  After the Closing Date, each of Buyer and Parent will provide the other, and Buyer shall cause the Transferred Companies to provide to Parent, (subject to reimbursement by the other party for any out-of-pocket expenses), with such assistance, including access to the Transferred Companies, as may reasonably be requested by the other party in connection with the preparation of any return, report, or form with respect to Taxes or any audit or administrative or judicial proceeding (such assistance to include assistance in data collection and responses to information requests) relating to liability for Taxes of the Transferred Companies or any affiliated, consolidated, combined or unitary group in which any of the Transferred Companies is included.

(h)                                 To the extent that the purchase of the Shares by Buyer pursuant to this Agreement results in any documentary, stamp, transfer, sales, use, excise or similar Taxes, including German real estate transfer Taxes (“Transfer Taxes”) imposed upon Parent or Buyer or their respective Affiliates (including the Transferred Companies), 50% of such Transfer Taxes will be borne and paid by Parent and 50% of such Transfer Taxes will be borne and paid by Buyer.  The parties shall cooperate in good faith to minimize, to the extent permissible under applicable Legal Requirements, the amount of any such Transfer Taxes.  Any Tax Return that must be filed with respect to Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local Legal Requirements for the filing of such Tax Returns, and such party will provide the other party a true copy of such return as filed and evidence of the timely filing thereof and a receipt showing payment of any Taxes owed.  Within fifteen (15) days after the date on which the relevant Tax Return is filed, the non-filing party shall reimburse the filing party for its share of the Transfer Taxes with respect to such Tax Return.

(i)                                     Subject to Section 4.25 and to the French Tax Sharing Termination Agreements, any Tax sharing agreement between Parent or any of its Affiliates (other than the Transferred Companies), on the one hand, and the Transferred Companies, on the other hand, shall be terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year or a past year).

(j)                                    Except for the payments and reimbursements of installments made in relation to the Straddle Period that are aimed at under the French Tax Sharing Termination Agreements and except to the extent required by Legal Requirements following a final determination as defined in Section 1313 of the Code, any amount paid by or on behalf of any party to or on behalf of another party pursuant to this Section 9.1 shall be treated for all Tax purposes as an adjustment to the Purchase Price.

(k)                                 Parent shall be subrogated to any rights (including rights to indemnification) that Buyer or its Affiliates (including the Transferred Companies) may have against third parties with respect to Taxes paid or indemnified by Parent pursuant to this Section 9.1.

(l)                                     The indemnification obligations in this Section 9.1 shall survive until sixty (60) days after the expiration of the applicable statute of limitations; provided, however, that the indemnification obligations of Parent in Section 9.1(a)(iii)(B) relating to a breach of a representation or warranty, other than those representations or warranties in Sections 2.7(f), (g), (h), (i), (m) and (o) (for the avoidance of doubt, indemnification for which shall survive until sixty (60) days after the expiration of the applicable statute of limitations), shall survive until ninety (90) days after the due date for filing (taking into account any applicable extensions) of the Tax Return for the first taxable period ending after the Closing Date with respect to the relevant Tax.

(m)                             For the avoidance of doubt, for purposes of this Section 9.1 only for German Income Taxes, a Tax shall be attributable to a Pre-Closing Period if such Tax relates to incorrect Tax balance sheets for periods ending on or prior to the Closing Date which have been corrected (Bilanzberichtigung) with effect to Tax periods ending after the Closing Date due to the expiration of the statute of limitations; provided, however, that Buyer and its Affiliates shall not voluntarily make any such corrections and Parent shall be afforded rights comparable to those in Sections 9.1(a) and 9.1(f) with respect to any such correction proposed by any Governmental Authority and this Section 9.1(m) shall not apply to any balance sheet correction (Bilanzberichtigungen) made after the seventh anniversary of the Closing Date. With respect to any Balance Sheet correction to which this subclause applies, Parent shall have the same rights as set forth in Sections 9.1 (a) and 9.1(f).

(n)                                 Sellers shall make all filings and reportings in the People’s Republic of China necessary under Guoshuihan 2009 No. 698 (“Circular 698”) within the specified time period set out in Circular 698 and shall, to the extent required by applicable Legal Requirements, pay when due and payable any amounts due in respect of the Tax arising as a result of the filing contemplated by this subclause to the appropriate taxation authority of the People’s Republic of China.

(o)                                 (i) Buyer and Parent agree that Buyer and Rockwood Holdings, Inc. shall make a timely, irrevocable and effective election under Section 338(h)(10) of the Code and any similar provision of state or local Legal Requirements (each, a “Section 338(h)(10) Election”) with respect to the Buyer’s purchase of the U.S. Transferred Companies that are classified as corporations for U.S. federal Income Tax purposes on the Closing Date, other than Sachtleben LLC.  To facilitate such elections, at the Closing, Parent shall deliver to Buyer an IRS Form 8023 or successor form and any similar forms under state or local Legal Requirements (each a “Form 8023”) with respect to the Buyer’s purchase of the U.S. Transferred Companies that are classified as corporations for U.S. federal Income Tax purposes on the Closing Date, which Forms 8023 shall have been duly executed by Rockwood Holdings, Inc.  Buyer shall (A) cause the applicable Form 8023 to be duly executed by an authorized person for Buyer; (B) complete the schedules required to be attached thereto; (C) provide a copy of the executed Form 8023 and schedules to Parent; and (D) duly and timely file the Form 8023 as prescribed by Treasury

Regulation Section 1.338(h)(10)-1 or applicable provision under state or local Legal Requirements.

(ii)                                  Buyer and Parent shall use commercially reasonable efforts to agree to an allocation of the Purchase Price and any other items constituting consideration for U.S. federal Income Tax purposes among the Assets of the companies for which a Section 338(h)(10) Election is made pursuant to Section 338 of the Code and the Treasury Regulations thereunder in a manner consistent with Schedule A-1 of the Disclosure Letter (the “Tax Allocation”).  If Buyer and Parent reach an agreement with respect to the Tax Allocation, the Tax Allocation shall be revised to take into account subsequent adjustments to the Purchase Price, assumed liabilities or other consideration paid, including any adjustment pursuant to Section 1.5, in the manner provided by Section 338 of the Code and the Treasury Regulations thereunder.

(iii)                               If Buyer and Parent reach an agreement with respect to the Tax Allocation, Buyer and Parent shall file all Tax Returns and information reports (including IRS Form 8883 or any other forms or reports required to be filed pursuant to Section 338 of the Code or any comparable provisions of state or local Legal Requirements) in a manner consistent with the Tax Allocation, as finally determined, except as otherwise required by a final determination as defined in Section 1313 of the Code.

(p)                                 If necessary to prevent reduction in any Tax attributes of the U.S. Transferred Companies under Treasury Regulation Section 1.1502-36(d), Parent and its Affiliates, as applicable, shall make an election under Treasury Regulation Section 1.1502-36(d)(6)(i)(A) to reduce Parent’s or its Affiliates, as applicable, tax basis in its shares of the relevant U.S. Transferred Company to the extent necessary to prevent such reduction.  If this election is made, Parent and its Affiliates shall timely provide Buyer with a copy of the Section 1.1502-36 statement filed with the applicable Tax Return in connection with the election.  In addition, to the extent permitted by applicable Legal Requirements, Parent and its Affiliates and any relevant affiliated group shall not elect pursuant to Treasury Regulation Section 1.1502-36(d)(6)(i)(B) to retain any net operating or capital loss carryovers of the U.S. Transferred Companies.  To the extent permitted by Legal Requirements, Buyer shall, and shall cause its Affiliates to, relinquish pursuant to Treasury Regulation Section 1.1502-21(b)(3)(ii)(B) (or any similar provision of state, local, or non-U.S. Legal Requirements), with respect to all net operating losses attributable to the U.S. Transferred Companies, the portion of the carryback period for which the U.S. Transferred Companies were members of a consolidated group of which Parent or any of its Affiliates is or was the common parent.

9.2                               Certain VAT Matters.

(a)                                 Buyer and Parent are of the opinion that the transactions contemplated by this Agreement are not subject to VAT and Buyer and Parent agree not to take any action or cause to be taken that could reasonably be expected to cause VAT to become due.  Parent shall and shall procure that the Sellers undertake not to opt to treat the transactions contemplated hereunder as being subject to VAT (or other Tax of a similar nature in any jurisdiction). To the extent that the transactions contemplated in this Agreement are subject to VAT (or any other Tax of a similar nature in any jurisdiction), Buyer shall pay, and shall indemnify and hold harmless

Parent, Sellers and each of their Affiliates from such VAT (or any other Tax of a similar nature in any jurisdiction) in addition to the Purchase Price, provided Buyer has received a proper invoice which complies with the respective VAT provisions of the respective VAT code or applicable provisions in other jurisdictions, but only to the extent such VAT (or such other Tax) is not triggered by actions of Sellers that are not contemplated by this Agreement. VAT (or any other Tax of a similar nature in any jurisdiction) shall be payable by Buyer immediately upon receipt from the Sellers of an invoice which complies with the respective VAT provisions of the respective VAT Code or applicable provisions in other jurisdictions.

(b)                                 With respect to the VAT fiscal unity (umsatzsteuerliche Organschaft) between RSGG as the common parent company (Organträger) and Sachtleben Wasserchemie GmbH and Sachtleben Wasserchemie Holding GmbH as RSGG’s controlled entities (Organgesellschaft) as well as Rockwood Specialties GmbH as common parent company and Silo Pigmente GmbH and Rockwood Pigmente GmbH as Rockwood Specialties GmbH’s controlled entities (all controlled entities being “Controlled VAT Members”), each common parent company and each of its respective Controlled VAT Members shall, and the Buyer shall procure that, the Controlled VAT Members will closely cooperate to ensure that (i) the Controlled VAT Members will compensate their respective common parent company for output VAT (Umsatzsteuer) on supplies and services rendered until and including the Closing Date and (ii) the common parent companies will compensate their respective Controlled VAT Members for input VAT (Vorsteuer) on supplies and services received until and including the Closing Date consistent with past practice up to the Closing Date, irrespective of whether any of the aforementioned supplies or services have been accounted for by the respective common parent company or Controlled VAT Member, as the case may be, before or on the Closing Date or after the Closing Date.

(c)                                  For the avoidance of doubt, this Section 9.2 relates solely to those VAT matters referred to herein and the provisions of Section 9.1 shall control with respect to all other Tax matters, including any VAT matters other than those referred to herein.

9.3                               General Labor and Benefit Plan Matters.

(a)                                 Effective as of the Closing, the Transferred Companies shall withdraw from participation in all Benefit Plans other than Transferred Company Benefit Plans, and, except as provided in Sections 9.3, 9.4 and 9.5, Buyer and its Affiliates (including the Transferred Companies), shall continue to be responsible for any Transferred Company Benefit Plans.  From and after the Closing, Buyer and its Affiliates (including the Transferred Companies) shall have no liability relating to any Benefit Plans or other employee benefit plans other than the Transferred Company Benefit Plans, and Seller and its Affiliates shall indemnify and hold harmless Buyer and its Affiliates with respect to any and all such liabilities.

(b)                                 Parent shall cause (i) the Remote Employees to cease to be employed by Parent or its Affiliates, effective as of the Closing, and (ii) the Seller Retained Employees to cease to be employed by the Transferred Companies prior to or upon the Closing.  Buyer shall (or shall cause its Subsidiaries to) make an offer of employment, effective as of the Closing, to each Remote Employee.  Such offers of employment by Buyer (or its Subsidiaries) shall be made in accordance with all applicable Legal Requirements and shall offer salary levels that are the same as, and other terms of employment, that are substantially comparable in the aggregate to, those provided to the Remote Employees on the date hereof and other terms of employment that are substantially comparable to those provided to similarly-situated employees of Buyer and its Affiliates.  Buyer shall provide that, at all times following the Closing, each Remote Employee is credited with his or her service with Parent or its Affiliates for purposes of eligibility, vesting and benefit accruals (solely, in the case of benefit accruals, for purposes of determining vacation and severance and as otherwise may be required by any applicable Legal Requirements) for all service that was recognized by Parent and its Affiliates under Benefit Plans with respect to such Remote Employees under each of the comparable employee benefit plans, programs or policies of Buyer or its Affiliates in which such employee becomes or may become a participant, provided that no such service recognition shall result in any duplication of benefits.  Parent shall be solely responsible and shall indemnify and hold harmless Buyer, the Transferred Companies and their respective Affiliates from Losses relating to the terminations or transfers of employment of Remote Employees and Seller Retained Employees described in this Section 9.3(b), other than, in the case of the Remote Employees, as a result of Buyer’s (or its Subsidiaries’) failure to comply with its obligations as set forth in this Section 9.3(b).

(c)                                  Parent shall pay or cause to be paid the full amount that may become due or payable under, taking into account any forfeiture or cancellation in accordance with the terms of, any transaction or retention incentives, bonuses or awards made as a result or in connection with the transactions contemplated by this Agreement (the “Transaction Bonuses”) to Business Employees.

(d)                                 Nothing contained in Sections 9.3, 9.4 or 9.5, expressed or implied, shall (i) confer upon any of the employees of Parent, Buyer, the Transferred Companies or any of their Affiliates or representatives, any rights or remedies, including any right to benefits or employment, or continued benefits or employment, for any specified period, of any nature or kind whatsoever by reason of this Agreement; or (ii) be construed to establish, amend or modify any benefit plan, program or Contract.

9.4                               U.S. Labor and Benefit Plan Matters.

(a)                                 From and after the Closing Date until the one year anniversary thereof (the “U.S. Continuation Period”), Buyer shall, or shall cause the appropriate Affiliate (other than with respect to any U.S. Business Employees whose terms of employment are governed by a Collective Bargaining Agreement) to provide (i) a base salary or base wages to each U.S. Business Employee whose employment continues following the Closing and whose terms of employment are not subject to a Collective Bargaining Agreement or other Contract or obligation arising from such U.S. Business Employee’s representation by a labor union (each a “Continuing U.S. Employee”) at an annualized rate that is no less than the annualized rate of the base salary or base wages that was provided to such employee immediately prior to the Closing Date; and (ii) employee benefits to the Continuing U.S. Employees that are substantially comparable in the aggregate to the employee benefits provided to such employees immediately prior to the Closing Date (excluding any Transaction Bonuses, change-of-control or similar benefits).  Effective as of the Closing, Buyer shall cause the appropriate U.S. Transferred Company or Viance that is a party to a Collective Bargaining Agreement to honor the terms of any Collective Bargaining Agreement covering any of the Continuing U.S. Employees to which it is bound and to continue to provide any compensation or employee benefits required to be provided under the terms of any such agreements.  With respect to those Continuing U.S. Employees whose services are performed pursuant to an employment agreement that is a Transferred Company Benefit Plan, effective as of the Closing, Buyer shall cause the appropriate U.S. Transferred Company or Viance to honor the terms of such employment agreement.

(b)                                 Buyer shall ensure that, at all times following the Closing, each Continuing U.S. Employee receives full credit for purposes of eligibility, vesting and benefit accruals (solely, in the case of benefit accruals, for purposes of determining vacation and severance) for all service that was recognized by the U.S. Transferred Companies or any of their Affiliates under Benefit Plans with respect to such employee under each of the comparable employee benefit plans, programs or policies of Buyer or its Affiliates (including the U.S. Transferred Companies) in which such employee becomes or may become a participant, provided that no such service recognition shall result in any duplication of benefits.

(c)                                  During the U.S. Continuation Period, Buyer shall, or shall cause the U.S. Transferred Companies and Viance to, maintain the Rockwood Specialties Inc. Severance Pay Plan and the Viance, LLC Severance Plan, respectively, pursuant to which the Continuing U.S. Employees who currently are eligible to participate will be eligible to continue participation under substantially identical terms and conditions.

(d)                                 Effective as of the Closing, Buyer shall establish or maintain, or cause to be established or maintained, one or more group health plans (the “Buyer Health Plans”) which shall cover all Continuing U.S. Employees and dependents who immediately prior to the Closing were covered under any group health plan maintained by Parent or any of its Affiliates.  With respect to any Buyer Health Plans that are self-insured and, to the extent commercially reasonable, with respect to any insured Buyer Health Plans, Buyer shall cause such Buyer Health Plans to (i) waive any waiting period and any exclusion or limitation for preexisting conditions which were covered (generally and/or specifically as to any individual) under any group health plan maintained by Parent or any of its Affiliates; and (ii) grant credit (for purposes of annual deductibles, co-payments and out-of-pocket limits) for any covered claims incurred or payments made prior to the Closing Date during the plan year in which the Closing Date occurs, in each case, to the extent all information reasonably necessary to implement such actions has been received from Parent.

(e)                                  (i)                                     Buyer shall take all steps necessary to permit each Continuing U.S. Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the Rockwood Retirement Plan to roll over such eligible rollover distribution as part of any lump sum cash distribution into an account(s) under a 401(k) plan maintained by Buyer or its Affiliates (the “Buyer 401(k) Plan”).

(ii)                                  If the Closing occurs before Parent PSP Contributions and Parent Nonelective Contributions for the 2013 plan year have been credited to participant accounts under the Rockwood Retirement Plan, then with respect to each Continuing U.S. Employee who is a participant in the Rockwood Retirement Plan on the Closing Date and who continues or has continued employment with Buyer or any of its Affiliates (including the U.S. Transferred Companies) through December 31, 2013, Seller shall in its discretion, at the time such contributions are made with respect to the 2013 plan year, either (A) credit such Continuing U.S. Employee’s balance under the Rockwood Retirement Plan with an amount equal to the Continuing U.S. Employee’s 2013 Parent PSP Contribution and Parent Nonelective Contribution or (B) transfer to Buyer for payment by Buyer (or by its Affiliates) to such Continuing U.S. Employee an amount in cash equal to the Continuing U.S. Employee’s 2013 Parent PSP Contribution and Parent Nonelective Contribution.

(iii)                               For the avoidance of doubt, neither the Parent PSP Contribution nor the Parent Nonelective Contribution, nor any assets or liabilities associated therewith, shall be reflected in the Final Closing Statement or be taken into account in the calculation of Closing Working Capital.

(f)                                   Following the Closing, Buyer shall (i) pay to the Continuing U.S. Employees, collectively, such aggregate amount with respect to Parent’s or any of its Affiliates’ (including the Transferred Companies’) bonus plans for the bonus plan year in which the Closing occurs (the “Bonus Plans”) as are reflected in the calculation of Closing Working Capital and taken into account in the calculation of the Final Closing Statement; and (ii) provide each Continuing U.S. Employee with a bonus opportunity (subject to achievement of applicable performance targets) for the portion of the bonus plan year in which the Closing occurs, if any, that occurs from and after the Closing Date, that is no less favorable than the bonus compensation amounts applicable to such Continuing U.S. Employee under the Bonus Plans immediately prior to the Closing.  Any amounts payable by Buyer pursuant to this Section 9.4(f) shall be paid at such times and in such manner as such amounts would have been payable under the Bonus Plans.

(g)                                  Upon reasonable request and to the extent permitted by applicable Legal Requirements, Parent shall provide to Buyer, and Buyer shall provide to Parent, such documents, data and information as may reasonably be necessary to implement the provisions of this Section 9.4 and to administer their respective benefit plans.

9.5                               Non-U.S. Labor and Benefit Plan Matters.

(a)                                 Buyer shall, effective as of the Closing, provide the Sachtleben Pigments Oy Pension Fund with a contribution or guarantee in an amount sufficient to cover any underfunding of the Sachtleben Pigments Oy Pension Fund (Sachtleben Pigments Oy:n Eläkesäätiö) as of the Closing Date and to obtain the release of HSBC Bank USA, N.A. from the Standby Letter of Credit, dated March 19, 2013 issued by HSBC Bank USA, N.A. in favor of the Sachtleben Pigments Oy Pension Fund.

(b)                                 Upon reasonable request and to the extent permitted by applicable Legal Requirements, Parent shall provide to Buyer, and Buyer shall provide to Parent, such documents, data and information as may reasonably be necessary to implement the provisions of this Section 9.5 and to administer their respective benefit plans.

ARTICLE X

MISCELLANEOUS

10.1        Expenses.  Except as otherwise set forth in this Agreement, the fees and expenses (including the fees of any lawyers, accountants, investment bankers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated will be paid by Buyer with respect to fees and expenses incurred by Buyer and its Affiliates and will be paid by Parent with respect to fees and expenses incurred by Parent and its Affiliates (including the Sellers and the Transferred Companies).

10.2        Headings.  The headings, subheadings and captions in this Agreement, the Disclosure Letter and in any Exhibit or Schedule hereto or thereto are for reference purposes only and are not intended to affect the meaning or interpretation of this Agreement.

10.3        Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express, facsimile (or like transmission) with confirmation of transmission by the transmitting equipment or personal delivery against receipt to the party to whom it is given and accompanied by a copy sent by electronic mail (which such email copy shall not constitute notice), in each case, at such party’s address, facsimile number or email address set forth below:

In the case of Parent, to:

Rockwood Specialties Group, Inc.
100 Overlook Center
Princeton, NJ 08540
Fax:  609-514-8722
Email:  triordan@rocksp.com and mvalente@rocksp.com
Attn:  Thomas J. Riordan and Michael W. Valente

with a copy to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
Fax:  212-422-4726
Email:  modlin@hugheshubbard.com
Attn:  James Modlin, Esq.

In the case of Buyer, to:

Huntsman International LLC

500 Huntsman Way

Salt Lake City, Utah 84108

Attn:  Legal Department — David Stryker and Troy Keller

Fax:  (801) 584-5782

Email: David_Stryker@huntsman.com and
Troy_Keller@huntsman.com

with a copy to:

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, TX 77002

Attn: Jeffery B. Floyd and Stephen M. Gill

Fax:   (713) 615-5660

Email: jfloyd@velaw.com and sgill@velaw.com

or to such other address as the party may have furnished in writing in accordance with the provisions of this Section.  Any such notice or other communication shall be deemed to have been given on the date so personally delivered or transmitted by facsimile or like transmission (or if delivered or transmitted after the recipient’s normal business hours, on the next Business Day), on the next Business Day when sent by overnight delivery services or five (5) days after the date so mailed if by certified or registered mail.  A party may change the address to which notices are to be addressed by giving the other party notice in the manner herein set forth.

10.4        Assignment.  This Agreement and all provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any right, interest, or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party, except that (a) Buyer may assign any right hereunder, in whole or in part, to any Subsidiary of Buyer Guarantor (without limitation or release of Buyer’s liabilities hereunder) and (b) Parent may assign any right hereunder, in whole or in part, to any Subsidiary of Parent Guarantor (without limitation or release of Parent’s liabilities hereunder); provided, further that no party hereto or successor or assignee shall have the ability to subrogate any other Person to any right or obligation under this Agreement.  Any purported assignment or subrogation in violation of this Agreement shall be null and void ab initio.  Notwithstanding anything to the contrary in this Section 10.4, Buyer may assign its indemnification rights pursuant to Section 8.2(g) in respect of an Acquired Site in connection with any sale, disposal or other transfer of any such Acquired Site; provided that it shall be a condition of such assignment that such assignee agrees to be bound by and be subject to the limitations of this Agreement.

10.5        Entire Agreement.  This Agreement (including the Disclosure Letter and any Schedule or Exhibit hereto or thereto), the Confidentiality Agreement and the Ancillary Documents contain the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and thereby and supersede all prior written or oral commitments, arrangements or understandings with respect hereto and thereto (other than the Confidentiality Agreement, which will terminate at the Closing but survive any termination of this Agreement).  To the extent the terms or provisions of this Agreement, the Confidentiality Agreement and/or the Ancillary Documents conflict, the terms and provisions of this Agreement will control.

10.6        Amendment; Waiver.  This Agreement may only be amended or modified in writing signed by the party against whom enforcement of any such amendment or modification is sought.  No waiver of any covenant, agreement, representation or warranty made herein shall be effective or valid unless expressly waived in writing by the party who might assert such breach.  The waiver by any party hereto of any term or provision of this Agreement will not operate or be construed as a waiver of any provision, failure, breach or default not expressly identified in such written waiver or any subsequent failure, breach or default.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof or the exercise of any other right, power or remedy.

10.7        Counterparts.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement, each of which will be deemed an original and which shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.8        Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement and each Ancillary Document shall be governed by the laws of the State of New York, without regard to any conflicts of law rules or principles (whether of the State of New York or any other jurisdiction) that would result in the application of the laws of another jurisdiction, except for mandatory Legal Requirements applicable to the transfer of the Shares and except to the extent otherwise provided in the Lease Agreements.

(b)           Except as set forth in Section 4.27(i), each party hereto hereby consents to, and confers exclusive jurisdiction upon, the courts of the State of New York and the Federal courts of the United States of America located in the Borough of Manhattan, City of New York in the State of New York, and appropriate appellate courts therefrom, over any Proceeding arising out of or relating to this Agreement or any Ancillary Document (including any Proceeding brought by a Seller Related Party arising out of or relating to this Agreement or the transactions contemplated hereby against a Financing Source).  Each party hereto hereby waives, and agrees not to assert, as a defense in any such Proceeding that it is not subject to such jurisdiction or that such Proceeding may not be brought or is not maintainable in said courts or that this Agreement or any Ancillary Document may not be enforced in or by said courts or that its Assets are exempt or immune from execution, that such Proceeding is brought in an inconvenient forum, or that the venue of such Proceeding is improper (including with respect to Proceedings brought by a Seller Related Party against a Financing Source).  Parent and Buyer covenant not to initiate or support (and agree not to permit any of their Affiliates to initiate or support) any such Proceeding in any other jurisdiction.  Service of process in any such

Proceeding may be served on any party anywhere in the world, whether within or without the State of New York, by notice in accordance with Section 10.3.

(c)           Each party hereby waives to the fullest extent permitted by applicable Legal Requirements, any right it may have to a trial by jury in respect of any Proceeding directly or indirectly arising out of, under or in connection with this Agreement (including with respect to any Proceedings brought by a Seller Related Party against a Financing Source).  Each party (i) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of a Proceeding, seek to enforce the foregoing waiver; and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this paragraph.

10.9        Specific Performance.  The parties hereto recognize that any breach of the terms of this Agreement may give rise to irreparable harm for which money damages may not be an adequate remedy, and accordingly agree that, notwithstanding anything to the contrary herein, in addition to all other remedies available to it, any nonbreaching party shall be entitled to seek to enforce the terms and provisions of this Agreement by a decree of specific performance in the courts contemplated by Section 10.8, this being in addition to any other remedy at law or in equity.

10.10      Interpretation; Absence of Presumption.

(a)           For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa; (ii) the terms “hereof,” “herein,” “hereunder”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto and the Disclosure Letter) and not to any particular provision of this Agreement, and Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits, and Schedules to this Agreement or the Disclosure Letter unless otherwise specified; (iii)  references to a “party” or “parties” shall mean Buyer or Parent, or both of them as the context requires; (iv) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; and (v) the word “or” shall not be exclusive.

(b)           With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

10.11      Third Person Beneficiaries.  This Agreement is not intended to confer upon any other Person any rights or remedies hereunder, except (a) as set forth in Section 8.7(b) and Section 8.7(d); and (b) the Financing Sources are express third party beneficiaries of, and are entitled to rely on and enforce as such the provisions of Sections 7.2 and 10.8.  Each of Buyer and Parent may assert the rights of Buyer Indemnitees and Seller Indemnitees, respectively, pursuant to Article VIII hereof.

10.12      Representations and Warranties; Disclosure Letter.  Neither the specification of any Dollar amount in the representations and warranties set forth in Article II nor the indemnification provisions of Article VIII nor the inclusion of any items in any Schedule of the Disclosure Letter will be deemed to constitute an admission by Parent or Buyer, or otherwise imply or create any presumption, that any such amounts or the items so included are material for the purposes of this Agreement, or that any such item meets any or all of the criteria set forth in this Agreement for inclusion in such Schedule to the Disclosure Letter or any other Schedule to the Disclosure Letter.  Nothing in the Disclosure Letter is intended to broaden the scope of any representation or warranty of Parent set forth in Article II of this Agreement or Buyer set forth in Article III of this Agreement.  Disclosure of any fact or item in any Schedule of the Disclosure Letter will be deemed to be disclosed with respect to any other Schedule of the Disclosure Letter to the extent the relevance of such disclosure to such other Schedule of the Disclosure Letter is reasonably apparent.  Any capitalized terms used in the Disclosure Letter or any Schedule hereto or thereto but not otherwise defined therein shall be defined as set forth in this Agreement.

10.13      Severability.  If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected thereby, and Parent and Buyer will use their commercially reasonable efforts to substitute one or more valid, legal and enforceable provisions which insofar as practicable implement the purposes and intent hereof.  To the extent permitted by applicable Legal Requirements, each party waives any provision of applicable Legal Requirements which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

10.14      NO OTHER REPRESENTATIONS OR WARRANTIES.  THE PARTIES HERETO AGREE THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND IN THE LEASE AGREEMENTS, PARENT MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AND PARENT HEREBY DISCLAIMS TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS ANY SUCH REPRESENTATION OR WARRANTY (INCLUDING ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE), WHETHER BY PARENT, THE OTHER SELLERS, THE TRANSFERRED COMPANIES, THE NON-CONTROLLED COMPANIES, THEIR AFFILIATES OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE TRANSFERRED COMPANIES, THE NON-CONTROLLED COMPANIES, THE BUSINESS, THE SHARES, THE MINORITY INTERESTS, THE BUSINESS ASSETS, THE LIABILITIES OF THE BUSINESS OR THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR ANY OTHER MATTER WHATSOEVER, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER, ANY AFFILIATE OF BUYER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY PROJECTIONS OR DUE DILIGENCE REPORTS) BY PARENT, THE OTHER SELLERS, THE TRANSFERRED COMPANIES, THE NON-CONTROLLED COMPANIES, OR ANY OF THEIR AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY

OTHER PERSON WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.  NOTHING HEREIN SHALL LIMIT THE LIABILITY OF ANY PARTY FOR FRAUD.

10.15      Buyer Guaranty.  Huntsman Corporation, a Delaware corporation (“Buyer Guarantor”) irrevocably guarantees each obligation of Buyer, and the full and timely performance by Buyer of its obligations, in each case, under the provisions of this Agreement and the Ancillary Documents.  This is a guarantee of payment and performance, and Buyer Guarantor acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of Buyer’s liabilities and obligations (other than in accordance with the terms of this Agreement or the Ancillary Documents, as applicable), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of this guarantee.  Buyer Guarantor hereby waives, for the benefit of Parent, (i) any right to require Parent, as a condition of payment or performance of Buyer Guarantor, to proceed against Buyer or pursue any other remedies whatsoever and (ii) to the fullest extent permitted by Legal Requirements, any defenses or benefits that may be derived from or afforded by Legal Requirements that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Buyer under this Agreement.  Buyer Guarantor understands that Parent is relying on this guarantee in entering into this Agreement.  The representations and warranties set forth in Section 3.2(a) shall apply mutatis mutandis to Buyer Guarantor as if it was the Buyer referred to therein.

10.16      Parent Guaranty.  Rockwood Holdings, Inc., a Delaware corporation (“Parent Guarantor”) irrevocably guarantees each obligation of Parent, and the full and timely performance by Parent of its obligations, in each case, under the provisions of this Agreement and the Ancillary Documents.  This is a guarantee of payment and performance, and Parent Guarantor acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of Parent’s liabilities and obligations (other than in accordance with the terms of this Agreement or the Ancillary Documents, as applicable), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of this guarantee.  Parent Guarantor hereby waives, for the benefit of Buyer, (i) any right to require Buyer, as a condition of payment or performance of Parent Guarantor, to proceed against Parent or pursue any other remedies whatsoever and (ii) to the fullest extent permitted by Legal Requirements, any defenses or benefits that may be derived from or afforded by Legal Requirements that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Parent under this Agreement.  Parent Guarantor understands that Buyer is relying on this guarantee in entering into this Agreement.  The representations and warranties set forth in Section 2.3(a) shall apply mutatis mutandis to Parent Guarantor as if it was the Parent referred to therein.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ROCKWOOD SPECIALTIES GROUP, INC.

By:	/s/ Seifi Ghasemi
Name: Seifi Ghasemi
Title: Chairman and Chief Executive Officer

HUNTSMAN INTERNATIONAL LLC

By:	/s/ Peter R. Huntsman
Name: Peter R. Huntsman
Title: Chief Executive Officer

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

HUNTSMAN CORPORATION, solely for the purpose of Section 10.15

By:	/s/ Peter R. Huntsman
Name: Peter R. Huntsman
Title: Chief Executive Officer

ROCKWOOD HOLDINGS, INC., solely for the purposes of Section 10.16

By:	/s/ Seifi Ghasemi
Name: Seifi Ghasemi
Title: Chairman and Chief Executive Officer

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

“EXHIBIT A

Certain Definitions

“2012 Carve-Out Financial Statements” shall have the meaning specified in Section 4.22.

“Acquired Sites” shall mean all Real Property of the Transferred Companies, other than the Retained Sites.

“Administrative Assets” shall mean Assets utilized by Parent and its Affiliates (other than the Transferred Companies) in providing administrative, accounting, book and record keeping, tax, finance, insurance, legal, employee benefits, information technology and other like services to the Transferred Companies.

“Administrative Services” shall mean the administrative, accounting, book and record keeping, tax, finance, insurance, legal, employee benefits, information technology and other like services of Parent and its Affiliates (other than the Transferred Companies) to the Transferred Companies.

“Affiliate” shall mean, with respect to a Person, another Person, directly or indirectly, through one or more intermediaries, controlled by, under common control with or which controls, the Person specified at such time.  For purposes of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  For purposes of this Agreement and the Ancillary Documents, (i) no Person shall be deemed to control Rockwood; and (ii) no Non-Controlled Company shall be deemed to be an Affiliate of Rockwood or any of its Affiliates.

“Agreement” shall have the meaning specified in the Preamble.

“AktG” shall have the meaning specified in Section 2.13(b).

“Ancillary Documents” shall mean the Transition Services Agreement, the Local Transfer Agreements (if any), the Lease Agreements, the LLC Interest Assignments, the Share transfer instruments described in Section 1.4, the certificates described in Section 1.4, the letter agreement between Parent and Buyer dated as of September 17, 2013, and any other certificate or other instrument delivered pursuant to this Agreement or any of the foregoing.

“Antitrust Laws” shall mean any Legal Requirements governing competition, monopolies, restrictive trade practices or competition-related premerger notifications, including Legal Requirements relating to merger control or foreign investments.

“Applicable Anti-Corruption Laws” shall have the meaning specified in Section 2.17(a)(i).

“Applicable Trade Laws” shall have the meaning specified in Section 2.18(a).

“Applicable Non-U.S. Antitrust Law” shall mean any Antitrust Law of Governmental Authorities (other than Governmental Authorities of the United States (or any states thereof) and the European Union) that applies to the transactions contemplated by this Agreement.

“Approval” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, waiver, exemption, approval or other action of, or any filing, registration or qualification with, or any notice or declaration to, any Governmental Authority.

“Assets” shall mean all properties, assets, privileges, rights, interests and claims, personal, tangible and intangible, of every type and description.

“Augusta Construction Agreements” shall mean the Design Build Agreement, the Development Agreement and all other Contracts entered into by Parent or its Affiliates (prior to the Closing) and Buyer and its Affiliates (from and after the Closing) in connection with the construction of the Augusta Facility.

“Augusta Construction Cost” shall mean all bona fide cash Capital Expenditures and owners’ costs made that relate to the construction of the Augusta Facility as contemplated by the Augusta Construction Agreements.

“Augusta Cost Overrun Amount” shall have the meaning specified in Section 1.6(a).

“Augusta Cost Statement” shall have the meaning specified in Section 1.6(b).

“Augusta Dispute Notice” shall have the meaning specified in Section 1.6(c).

“Augusta Disputed Items” shall have the meaning specified in Section 1.6(c).

“Augusta Facility” shall mean the production facility under construction in Augusta, GA pursuant to the Augusta Construction Agreements.

“Augusta Qualified Costs” shall mean all bona fide cash Capital Expenditures and owners’ costs that are made by Buyer and its Affiliates (including the Transferred Companies) after Mechanical Completion to enable the successful completion of the Performance Test, including any Changes or Modifications that are reasonably required in order to enable the Augusta Facility to satisfy the Performance Test; provided, however, that if the aggregate Augusta Construction Costs (whether incurred by Parent and its Affiliates or by Buyer and its Affiliates) is less than $172.0 million, the amount of such shortfall shall be deducted Dollar-for-Dollar from the amount of such Augusta Qualified Costs.

“Augusta Related Activities” shall have the meaning specified in Schedule A-10 of the Disclosure Letter.

“Augusta Sites” shall mean the real property  located at (i) 7011 Muirkirk Road, Beltsville, Maryland 20705 (including parcel on Conway Road); (ii) Muhlstrasse 118, 65396 Walluf, Hessen, Germany; (iii) 555 East Church Road, King of Prussia, Pennsylvania 19406; (iv) 303 E. Hoffmeister, St. Louis, Missouri 63125; (v) West Zhongshanyuan Road, Nanshan District, Shenzhen City, China; and (vi) 74 Swisher Drive, Cartersville, Georgia 30120.

“Augusta Spending Benchmark” shall mean (i) the aggregate amounts specified in Schedule A-6 of the Disclosure Letter until and excluding the month in which the Closing occurs, plus (ii) the prorated portion (based on the number of days in such month relative to the Closing Date) of the amount set forth in Schedule A-6 of the Disclosure Letter for the month in which the Closing occurs.

“Augusta Underspend” shall mean the amount by which the Augusta Spending Benchmark as of the Closing Date exceeds the amount of Augusta Construction Costs of Parent and its Affiliates actually paid prior to the Closing Date.

“Back-to-Back Amounts” shall mean any Protected Losses (as defined in the Environmental Deed) suffered or incurred by any Buyer Indemnitee following the Closing Date solely to the extent indemnification for such Protected Losses is available to Parent or its Affiliates pursuant to the Environmental Deed.

“Back-to-Back Obligations” shall mean the obligations of a member of a Back-to-Back Group (as defined in the Environmental Deed) to comply with and in all respects be bound by the provisions of the Environmental Deed.

“Balance Sheet” shall have the meaning specified in Section 2.4(a).

“Balance Sheet Date” shall have the meaning specified in Section 2.4(a).

“Bank Accounts” shall mean each bank account of any Transferred Company (other than accounts which will be closed or transferred to Parent or any of its Affiliates (other than the Transferred Companies)) prior to the Closing.

“Bankruptcy and Equity Exceptions” shall mean applicable Legal Requirements relating to bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Base Purchase Price” shall have the meaning specified in Section 8.4(d).

“Basket Amount” shall have the meaning specified in Section 8.4(d).

“Bayer Guarantee” shall mean the guarantee dated July 19, 2012 given by Sachtleben GmbH in favor of Bayer Real Estate GmbH in an amount of EUR 20.0 million for obligations of Sachtleben Pigment GmbH under the Bayer Land Use Agreement.

“Bayer Land Use Agreement” shall mean the heritable building rights and land use agreement dated July 13, 2012 between Bayer Real Estate GmbH and Sachtleben Pigment GmbH, notarial deed no. 1618/2012 of notary public Dr. Thilo Weimar in Leverkusen, Germany.

“Benefit Plans” shall have the meaning specified in Section 2.12(a).

“Bonus Plans” shall have the meaning specified in Section 9.4(f).

“Business” shall mean the business, as conducted by the Transferred Companies or the Retained Companies, of producing, manufacturing, marketing, developing and selling (i) synthetic iron oxide, technical grade ultramarine blue pigments and other complex inorganic color pigments, and pigment dispensing systems; (ii) polyaluminum chloride and polyaluminum nitrate-based flocculants for water treatment and as process agents in the paper industry; (iii) titanium dioxide pigments used in synthetic fibers, cosmetics, pharmaceuticals, food and printing inks and other catalyst applications, and zinc and barium-based inorganic additives and pigments; (iv) after-market automotive components made of rubber, thermoplastic and polyurethane materials used in the automotive industry; and (v)  the Timber Treatment Business.  Notwithstanding anything to the contrary in this Agreement, the term “Business” shall exclude the Excluded Business.

“Business Agreement” shall mean any Contract (i) to which any Transferred Company is a party, or (ii) by which any Transferred Company or any of the Business Assets are bound (other than Benefit Plans and Permits).

“Business Assets” shall mean all Assets of the Transferred Companies that are used or held for use in connection with the Business, other than the Administrative Assets or Seller Marks.

“Business Day” shall mean a day other than Saturday or Sunday or other day on which banks in New York City are required or permitted to be closed.

“Business Employees” shall mean (a) the employees of the Transferred Companies other than any Seller Retained Employees and (b) the Remote Employees.

“Buyer” shall have the meaning specified in the Preamble.

“Buyer 401(k) Plan” shall have the meaning specified in Section 9.4(e)(i).

“Buyer Covered Losses” shall have the meaning specified on Schedule 8.9 of the Disclosure Letter.

“Buyer Entities” shall have the meaning specified in Section 4.30(a).

“Buyer Guarantor” shall have the meaning specified in Section 10.13.

“Buyer Health Plans” shall have the meaning specified in Section 9.4(d).

“Buyer Indemnitees” shall have the meaning specified in Section 8.2.

“Capex Plan” shall mean the plan for Capital Expenditures in 2013 and 2014 set forth on Schedule A-7 of the Disclosure Letter.

“Capital Expenditures” shall mean the additions to property, plant, equipment, other Assets and other capital expenditures of a Person.

“Change” shall have the meaning specified in the Design Build Agreement.

“Circular 698” shall have the meaning specified in Section 9.1(n).

“Clay-Based Additives Business” shall mean the business conducted by the Transferred Companies, Parent, the Sellers or their Affiliates individually, jointly or in collaboration with or through third parties, including researching, producing, manufacturing, marketing, developing, distributing, trading, importing, exporting and selling (i) natural and synthetic clay-based rheology modifiers and additives, polymer-based rheology modifiers and additives used in a variety of applications to modify viscosity, thickness and flow characteristics and keep solids in suspension, (ii) acid-activated clays and (iii) clay-based feed additives.

“Closing” shall have the meaning specified in Section 1.3.

“Closing Date” shall have the meaning specified in Section 1.3.

“Closing Working Capital” shall mean the Working Capital determined as of 12:01 a.m. (Eastern Time) on the Closing Date (and after giving effect to the provisions hereof that have the effect of releasing the Transferred Companies from liabilities upon the Closing).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” shall have the meaning specified in Section 2.11(c).

“Companies” shall have the meaning specified in the Recitals.

“Company Marks” shall have the meaning specified in Section 4.6(c).

“Company Transaction Expenses” shall mean all unpaid out-of-pocket fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred by the Transferred Companies or their Affiliates or the Business in connection with (i) this Agreement and the transactions contemplated by this Agreement; (ii) the Restructurings; (iii) the sale of the Clay-Based Additives Business; and (iv) the sale of the European Timber Treatment Business, in each case, to the extent not accrued in the final determination of Closing Working Capital.  The term “Company Transaction Expenses” shall include all unpaid bonuses or other additional compensation payments payable to Business Employees in connection with the consummation of this Agreement and the transactions contemplated by this Agreement.

“Confidentiality Agreement” shall have the meaning specified in Section 4.1(b).

“Confidential Information” shall have the meaning specified in Section 4.21.

“Consent” shall mean any consent or approval of, or notice, declaration, report or statement filed with or submitted to, any Person (other than an Approval).

“Continuing U.S. Employee” shall have the meaning specified in Section 9.4(a).

“Contract” shall mean any written contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, franchise, lease, license, sublicense or other instrument, obligation or binding arrangement or understanding of any kind or character.

“Covered Losses” shall have the meaning specified on Schedule 8.9 of the Disclosure Letter.

“Credit Support” shall have the meaning specified in Section 2.23.

“CSI” shall mean Chemical Specialties, Inc.

“Currenta Framework Agreement” shall mean the Framework Agreement dated December 23, 2009 between Currenta GmbH & Co. KG and Tronox Pigment GmbH (as afterwards transferred to Sachtleben Pigment GmbH by way of tripartite assumption), including any and all individual service agreements made thereunder or in connection therewith and in each case as amended from time to time before Closing.

“Currenta Guarantee” shall mean the undated guarantee given by Sachtleben GmbH in favor of Currenta GmbH & Co. KG in an amount of EUR 7.0 million for obligations of Sachtleben Pigment GmbH under the Currenta Framework Agreement.

“Derivatives Contract” shall mean any Contract providing for a swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Design Build Agreement” shall mean that Contract dated as of May 7, 2013 between Rockwood Pigments and O’Neal Constructors.

“Development Agreement” shall mean that certain Development Agreement dated as of February, 2013 between Rockwood Pigments and the City of Augusta, Georgia.

“Disclosure Letter” shall have the meaning specified in Article II.

“Dispute Notice” shall have the meaning specified in Section 1.5(d).

“Disputed Items” shall have the meaning specified in Section 1.5(d).

“Divestiture Action” shall have the meaning specified in Section 4.5(b).

“Divestiture Arrangement” shall have the meaning set forth on Schedule A-8 of the Disclosure Letter.

“DOJ” shall have the meaning specified in Section 4.5(a).

“Dollars” or “$” shall mean the lawful currency of the U.S.

“EMR” shall have the meaning specified in Section 2.3(b)(iv).

“Encumbrance” shall mean any claim, lien, pledge, encumbrance, mortgage, deed of trust, charge, easement, right of way, encroachment, security interest, option or any other similar right or interest.

“Enterprise Agreements” shall have the meaning specified in Section 2.13(b).

“Entity” shall mean any corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Governmental Authority.

“Environment” shall mean soil, surface water, groundwater, land, sediments, surface or subsurface strata, ambient air, or indoor air structures.

“Environmental Condition” shall mean any condition of the Environment with respect to the Real Property that violates, or otherwise requires Remedial Action pursuant to, any Environmental Requirements or, even though not violative of any Environmental Requirements, nevertheless results in any liability or obligation to take Remedial Action.

“Environmental Deductible” shall have the meaning specified in Section 8.4(e).

“Environmental Deed” shall mean the Environmental Deed, dated as of September 25, 2000, between Laporte plc and K-L Holdings, Inc. (n/k/a Rockwood Holdings, Inc.), entered into in connection with the closing of the transactions contemplated by the Business and Share Sale and Purchase Agreement, dated as of September 25, 2000, between Laporte plc and K-L Holdings, Inc.

“Environmental Requirements” shall mean all Legal Requirements concerning the protection of the Environment from contamination or pollution, Remedial Action or Hazardous Substances.

“Equity Interest” shall mean, in respect of any Person, any share, capital stock, partnership, membership or similar interest in such Person, and any option, subscription, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equityholder” shall mean, in respect of any Person, the holder of any Equity Interests in such Person.

“ERISA” shall mean the Employee Retirement Income Securities Act of 1974, as amended.

“ERISA Affiliate” shall mean with respect to any Entity, any other Entity that, together with such first Entity, would be treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“Estimated Purchase Price” shall have the meaning specified in Section 1.5(b).

“EU” shall mean the European Union.

“EUR” shall mean Euros.

“European Timber Treatment Business” shall mean the business and interests sold pursuant to the European Timber Treatment Business Sale Agreement.

“European Timber Treatment Business Sale Agreement” shall mean that certain Share Purchase Agreement, dated as of July 4, 2013, among Rockwood Specialties Limited, Viance and International Chemical Investors GmbH.

“European Transferred Companies” shall mean all Transferred Companies that are incorporated in a jurisdiction within the EU.

“Excluded Businesses” shall mean (i) all of the present or future businesses, operations, activities, branches, sites, properties or other Assets owned, operated, used or leased by Parent or any of its Affiliates (excluding the Transferred Companies), other than the Business; and (ii) any businesses, operations, activities, branches, sites, properties or other Assets owned, operated, used or leased by Parent or any of its Affiliates (including the Transferred Companies) or any predecessor in interest thereto at any time prior to the Closing (but no longer owned, operated, used or leased by such Person at the Closing).  The term “Excluded Businesses” shall include (a) the Clay-Based Additives Business and (b) the European Timber Treatment Business.

“Final Closing Statement” shall have the meaning specified in Section 1.5(c).

“Final Completion” shall have the meaning specified in the Design Build Agreement.

“Financial Records” shall mean all ledgers, books, records, data, files, workpapers and accounting and financial records (regardless of physical or electronic form) of Parent, Sellers, and the Transferred Companies, in each case, to the extent related to the Business.

“Financial Statements” shall have the meaning specified in Section 2.4(a).

“Financing” shall mean any Indebtedness to be incurred by Buyer to finance the Purchase Price.

“Financing Information” shall mean (a)(i) audited combined balance sheets and related statements of income and cash flows of the Business audited by an independent nationally recognized accounting firm (an “Auditor”) (A) for the year ended December 31, 2012 and (B) the most recently completed fiscal year ended at least ninety (90) days prior to the Closing Date; and (ii) unaudited combined balance sheets and related statements of income and cash flows of the Business for each subsequent fiscal quarter ended after the Balance Sheet Date at least forty-five (45) days prior to the Closing Date (but excluding the fourth quarter of any fiscal year); and (b) customary due diligence and similar information reasonably requested prior to the commencement of the syndication process by the Financing Sources as reasonably required for an information memoranda relating to the financing to consummate the offering or placement of debt securities (including as specifically required by the Financing Commitments) and customary for such a financing in connection with the Marketing Material being prepared by Buyer and the Financing Sources for the Financing.

“Financing Sources” shall mean the financial institutions contemplated to be party to the Financing, together with their Representatives.

“Form 8023” shall have the meaning specified in Section 9.1(o)(i).

“French Companies” shall mean Holliday Pigments International S.A.S., a Société par actions simplifiée organized under the laws of France, Holliday Pigments S.A.S., a Société par actions simplifiée organized under the laws of France, and Holliday France S.A.S., a Société par actions simplifiée organized under the laws of France.

“French Seller” shall mean Knight Chimiques de Specialité S.A.S., a Société par actions simplifiée organized under the laws of France.

“French Shares” shall mean the shares of capital stock or other Equity Interests of the French Companies set forth on Schedule 2.2 of the Disclosure Letter.

“French Tax Sharing Agreement” shall mean the Tax sharing agreements entered into by and between the French Seller and each of the French Companies on February 18, 2009.

“French Tax Sharing Termination Agreement” shall have the meaning specified in Section 9.1(b)(iv).

“FTC” shall have the meaning specified in Section 4.5(a).

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time.

“German Companies” shall mean Sachtleben Chemie GmbH, a Gesellschaft mit beschränkter Haftung organized under the laws of Germany, Rockwood Pigmente Holding GmbH, a Gesellschaft mit beschränkter Haftung organized under the laws of Germany, Silo Pigmente GmbH, a Gesellschaft mit beschränkter Haftung organized under the laws of Germany, and Sachtleben Wasserchemie (Holding) GmbH, a Gesellschaft mit beschränkter Haftung organized under the laws of Germany.

“German-Controlled Entities” shall mean Sachtleben Chemie GmbH, Sachtleben Pigment GmbH, Silo Pigmente GmbH, Rockwood Pigmente Holding GmbH, Sachtleben Wasserchemie (Holding) GmbH, Sachtleben Wasserchemie GmbH.

“German-Controlled Entity Profit Pooling Account” shall have the meaning specified in Section 4.25(a).

“German Transferred Benefit Plans” shall have the meaning specified in Section 2.12(k).

“Governing Documents” shall mean, with respect to any Person, the legal documents by which such Person establishes its legal existence or which govern its internal affairs, including the certificate or articles of incorporation, certificate of formation, certificate of limited partnership, articles of organization, bylaws, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, operating agreement, equityholder agreement or declaration or other similar governing documents of such Person, in each case, as amended or supplemented from time to time.

“Governmental Authority” shall mean any supranational, national, federal, state, provincial, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, including any commercial enterprise owned, operated, or controlled by any of the foregoing, or any arbitrator in any case that has jurisdiction over a party or any of its Assets, and shall include for the avoidance of doubt, any competition authority with jurisdiction to review the transactions contemplated hereby.

“Hazardous Substances” shall mean any substance, material or waste (i) that is regulated under any Environmental Requirement; (ii) that, without limitation of the generality of clause (i), is deemed under or by any Environmental Requirement or Governmental Authority to be “hazardous,” “toxic,” a “contaminant,” “solid waste,” “waste,” a “nuisance,” a “pollutant” or words with similar meaning, and includes petroleum and petroleum products, crude oil or any fraction or by-product thereof, polychlorinated biphenyls (PCBs), PCB wastes, asbestos, asbestos containing products and materials and radioactive substances; or (iii) the presence of which requires Remedial Action pursuant to applicable Environmental Requirements.

“HK Company” shall mean Rockwood Far East Limited, a limited company incorporated under the laws of Hong Kong.

“Holliday Chemical España” shall mean Holliday Chemical España, S.A., a public limited liability company (sociedad anónima) organized under the laws of Spain, registered with the Commercial Registry of Barcelona under volume (tomo) 41,871, sheet (folio) 41, page (hoja) B97026 (initially registered under volume (tomo) 25919, sheet (folio) 187, page (hoja) B97026), and with Spanish tax identification number A60318490.

“Holliday Pigments Agreement” shall mean the Stock Purchase Agreement, dated as of July 18, 2008, among Holliday Holdings Limited, Holliday International S.A., Yule Catto Spain S.L., the French Seller, KL 2, Yule Catto & Co. PLC and Parent.

“HSR Act” shall have the meaning specified in Section 2.3(b)(iv).

“Identified Indebtedness” shall have the meaning specified in Section 4.11(b)(ii).

“IGBCE” shall have the meaning specified in Section 4.3(b)(viii).

“Income Tax Return” shall mean any Tax Return relating to Income Taxes.

“Income Taxes” shall mean any federal, state, local, or non-U.S. Taxes measured by or imposed on net income, gross revenue, or receipts, including franchise or similar Taxes.

“Indebtedness” of any Person shall mean (i) all indebtedness of such Person for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, including all such indebtedness of such Person evidenced by notes, bonds, debentures, mortgages or other similar instruments or debt securities; (ii) all obligations of such Person for the deferred purchase price of property or services (excluding trade payables arising in the ordinary course of business); (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (iv) all obligations of such Person as lessee under leases that are required, in accordance with GAAP, to be capitalized; (v) obligations under interest rate swap, hedging or similar agreements; and (vi) all indebtedness or obligations of others of the kinds referred to in clauses (i) though (v) above in respect of which such Person has entered into or issued any guarantee or other form of credit support.

“Indemnified Party” shall mean Buyer Indemnitees or Seller Indemnitees, as the case may be, seeking indemnification pursuant to Article VIII.

“Indemnifying Party” shall have the meaning specified in Section 8.4(c).

“Industrial Action” shall have the meaning specified in Section 2.11(a).

“Intellectual Property” shall mean any and all intellectual property rights in any jurisdiction, including rights in and to: (i) trade secrets, confidential and proprietary information and know-how, (ii) patents, patent applications, statutory invention registrations and rights in respect of utility models or industrial designs, together with all reissuances, continuations, continuations-in-part, divisions, supplementary protection certificates, extensions and re-examinations thereof, (iii) trademarks, trade names, service marks, trade dress, logos, corporate names, domain names and other source identifiers, emblems, signs or insignia, and similar rights and applications to register any of the foregoing, and all goodwill associated therewith throughout the world, (iv) works of authorship, including copyrights, mask works, database rights, and rights in software, and (v) all moral rights and other protectable intellectual property and proprietary rights of a similar nature.

“Inventory” shall mean all inventory of the Business that would constitute “inventory” as such term is used in the Financial Statements and all inventories of raw materials, spare parts, work-in-process and finished goods, that, in each of the foregoing cases, are held at, or are in transit from or to, the facilities of the Business, or located at customers’ premises on consignment from the Business.

“Intercompany Indebtedness” shall mean (a) Indebtedness owed by a Transferred Company to Parent or an Affiliate of Parent (other than a Transferred Company); and (b) Indebtedness owing from Parent or any of its Affiliates (other than a Transferred Company) to the Transferred Companies.

“IRS” shall mean the U.S. Internal Revenue Service.

“IT Systems” shall mean information technology software, hardware, equipment and other infrastructure that are used in the Business.

“Italian Company” shall mean Rockwood Italia S.p.A., a Società per Azioni organized under the laws of Italy.

“JV Entities” shall have the meaning specified in the Recitals.

“KL 2” shall mean Knight Lux 2 S.a.r.l., a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ Register under number B 100.494, having its registered office at 61, rue de Rollingergrund, L-2440 Luxembourg, Grand Duchy of Luxembourg.

“Key Employee” shall have the meaning specified in Section 2.11(k).

“Knowledge” shall mean (i) in respect of Parent, the actual knowledge, after good faith inquiry, of Thomas J. Riordan, Robert J. Zatta, Andrew M. Ross, Vern Sumner, Chris Shadday, Clemens Rollman, Andreas Opalka, Marino Sergi, Dave Cohen, Andreas Gruenwald, Steve Novak, Jonathan Moyes and Thorn Baccich; and (ii) in respect of Buyer, the actual knowledge, after good faith inquiry, of J. Kimo Esplin, John R. Heskett, Simon Turner and Troy Keller (for the avoidance of doubt, this definition shall only be applicable where the word “Knowledge” or any of its derivatives is capitalized in the first letter).

“Lease Agreements” shall have the meaning specified in Section 4.29.

“Leased Real Property” shall mean the real property leased by a Transferred Company or Non-Controlled Company pursuant to the Leases.

“Leased Sites” shall mean the Augusta Sites, the Specified Sites and the Long-Term Sites.

“Leases” shall have the meaning specified in Section 2.9(b).

“Legal Requirements” shall mean all statutes, ordinances, Orders, directives, requirements, codes, rules and regulations of Governmental Authorities.

“LLC Interest Assignment” shall have the meaning specified in Section 1.4(a)(ii).

“Local Transfer Agreement” shall have the meaning specified in Section 1.4(c).

“Long-Term Sites” shall mean the real property located at (i) Liverpool Road East, Kidsgrove, Stoke on Trent, Staffordshire ST7 3AA, United Kingdom; (ii)  Mary Avenue, Chester Le Street, Birtley, Durham DH3 1QX, United Kingdom; and (iii) 1525 Wood Avenue, Easton, Pennsylvania 18045.

“Losses” shall mean losses, liabilities, obligations, damages, diminutions of value, demands, claims, actions, causes of action, fines, costs and expenses of defense thereof (including reasonable investigatory fees and expenses and fees and disbursements of counsel).

“Marketing Material” shall mean each of the following materials prepared by Buyer, the Financing Sources, or the Representatives of the foregoing (including based on, and incorporating excerpts from the Financing Information): (a) customary bank books, information memoranda and other information packages regarding the business, operations, financial condition, projections and prospects of Transferred Companies, including documentation relating to the transactions contemplated hereunder; and (b) all other marketing material contemplated by the Financing Commitments or reasonably required by Buyer or its Financing Sources’ reasonable discretion, in connection with the syndication or other marketing of the Financing, in each case, that is customary for financings of the type contemplated by the Financing Commitments.

“Material Adverse Effect” shall mean any event, change, effect, circumstance or development (each, an “Effect”) that, individually or in the aggregate, has, has had or reasonably could be expected (i) to have a material adverse effect on the business, assets, financial condition or results of operations of the Business taken as a whole or (ii) to prevent or materially delay Parent’s or the Sellers’ ability to perform any of their obligations under or the consummation of the transactions contemplated by this Agreement and the Ancillary Documents to be executed and delivered by Parent and the Sellers.  For purposes of clause (i) only, any Effect resulting or arising from any of the following shall not be considered when determining whether a Material Adverse Effect shall have occurred:  (a) changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency rates, or regulatory or political conditions; (b) conditions generally affecting the industries or markets in which the Business operates; (c) any natural disaster, outbreak or escalation of hostilities, act or acts of war (whether or not declared) or terrorism, military actions or other national or international calamity or crisis; (d) the suspension of trading in securities on any U.S. or foreign stock exchange, or a disruption in securities settlement, payment or clearance services in the U.S. or elsewhere; (e) changes in applicable Legal Requirements or GAAP or any formal pronouncements related thereto; (f) the taking of any action by any Governmental Authority in respect of its monetary or fiscal affairs; (g) this Agreement or the announcement thereof or the consummation of the transactions contemplated by this Agreement and the Ancillary Documents; (h) actions of Buyer or its Affiliates in respect of the Business or the Transferred Companies (other than pursuant to or in accordance with this Agreement); (i) any action taken by Parent pursuant to or in accordance with the Agreement or at the request of or with the consent of Buyer; (j) any reduction in the price of services or products offered by any of the Business in reasonable response to the reduction in price of comparable services or products offered by a material competitor; or (k) any failure by the Business to meet any estimates, projections, forecasts, guidance or revenue or earnings predictions for any period ending prior to, on or after the date of this Agreement (but not the underlying cause of, reasons for or factors contributing to such failure); provided, however, that the exceptions contained in the foregoing clauses (a), (b), (c), (d), (e) and (f) shall not apply to the extent such Effect has a disproportionate adverse effect on the Business taken as a whole, as compared to other participants in the industries or markets in which the Business operates.

“Material Contracts” shall have the meaning specified in Section 2.10(a).

“Mechanical Completion” shall have the meaning specified in the Design Build Agreement.

“Minority Interests” shall mean the shares of capital stock or other Equity Interests of each Non-Controlled Company owned by the applicable Seller as set forth on Schedule 2.2 of the Disclosure Letter.

“Modification” shall mean any changes to the design or construction of the Augusta Plant not constituting a Change.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Net After-Tax Basis” shall mean, with respect to the calculation of any indemnification payment owed to any party pursuant to the Agreement, calculation thereof in a manner taking into account any cash Taxes owing or increase in cash Taxes otherwise payable by the Indemnified Party or its Affiliates as a result of the receipt or accrual of the indemnity payment (and if not owed or payable in the year the indemnification payment was made, which amount shall be paid to the Indemnified Party when such cash Taxes are paid) and any actual savings in Taxes by the Indemnified Party or its Affiliates as a result of payment or accrual of the indemnified liability when and as realized as a cash benefit or reduction in cash Taxes otherwise payable (and if not realized in the year the indemnified liability accrued or the indemnification payment was made, which amount shall be paid to the indemnifying party when such realization occurs).

“Non-Controlled Companies” shall have the meaning specified in Section 2.1.

“Non-Income Tax Returns” shall have the meaning specified in Section 9.1(a)(ii).

“Non-Operating Sites” shall mean the real property owned on the date of this Agreement by a Transferred Company or a Retained Company, as applicable, located at (i) 1 and 7 Swisher Drive, Cartersville, Georgia 30120; (ii) 100 Commerce Avenue, Harleyville, South Carolina 29448; (iii) 333 Cypress Road, Ocala, Florida 34472; and (iv) Industrial Boulevard, Gilmer, Texas 75644.

“Non-U.S. Antitrust Approvals” shall have the meaning specified in Section 2.3(b)(iv).

“Nuodex Italiana” shall mean Nuodex Italiana s.r.l., a società a responsabilità limitata organized under the laws of Italy.

“O’Neal Constructors” shall mean O’Neal Constructors, LLC.

“Off-Site Environmental Matter” shall mean any Environmental Requirements, Remedial Action or Third-Party Claims resulting from or arising out of any storage, transportation, disposal or release by or on behalf of a Transferred Company of any Hazardous Substance into the Environment at a location other than the Acquired Sites prior to the Closing.

“Order” shall mean any order, writ, assessment, decision, injunction, decree, ruling, judgment, administrative agreement or determination, or similar action, whether temporary, preliminary or permanent, of a Governmental Authority.

“Outside Date” shall have the meaning specified in Section 7.1(e).

“Owned Real Property” shall have the meaning specified in Section 2.9(a).

“Parent” shall have the meaning specified in the Preamble.

“Parent Covered Losses” shall have the meaning specified on Schedule 8.9 of the Disclosure Letter.

“Parent PSP Contribution” for a Continuing U.S. Employee shall mean an amount equal to the product of (x) the “covered compensation” under the Rockwood Retirement Plan earned by such Continuing U.S. Employee from the beginning of the Rockwood Retirement Plan’s 2013 plan year through the Closing Date or December 31, 2013, if earlier, and (y) the “applicable percentage” under the Rockwood Retirement Plan for the 2013 plan year.

“Parent Guarantor” shall have the meaning specified in Section 10.16.

“Parent Nonelective Contribution” for a Continuing U.S. Employee shall mean an amount equal to the product of (x) the “covered compensation” under the Rockwood Retirement Plan earned by such Continuing U.S. Employee from the beginning of the Rockwood Retirement Plan’s 2013 plan year through the Closing Date or December 31, 2013, if earlier, and (y) 3%.

“Parent Sachtleben Covered Losses” shall have the meaning specified in Section 8.9.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Performance Test” shall mean the successful completion of a Test Run.

“Permit” shall mean any permit or authorization of the Transferred Companies issued by any Governmental Authority in connection with the Business or any of the other Business Assets.

“Permitted Encumbrances” shall mean (i) Encumbrances for Taxes, assessments and other governmental charges which are not due and payable and which may thereafter be paid without interest or penalty or which are being contested in good faith through appropriate Proceedings, in each case, only if adequate reserves with respect thereto have specifically been established therefor; (ii) the title and other interests of a lessor under a capital or operating lease or of a licensor under a license or royalty agreement; (iii) Encumbrances arising or resulting from any action taken by Buyer or any of its Affiliates; (iv) Encumbrances identified on Schedule A-9 of the Disclosure Letter; (v) with respect to any Business Asset, Encumbrances which do not in any material respect interfere with or restrict the use of such Business Asset in the conduct of the Business; (vi) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Encumbrances arising in the ordinary course of business, for which no foreclosure Proceeding is pending or, to the Knowledge of Parent, threatened and which, if such Encumbrances secure obligations that are then overdue by more than 30 days and unpaid, are adequately bonded, or are being contested in good faith; (vii) zoning restrictions, easements, licenses or other restrictions on the use of any Owned Real Property or other minor irregularities in title thereto or encumbrances thereon, so long as the same do not, individually or in the aggregate, interfere with or impair the use of such Owned Real Property in the manner normally used; (viii) Encumbrances disclosed in any title reports which have been made available to Buyer, along with the title exception documents referred to therein, for the specific Owned Real Property to which they relate, in each case prior to the date of this Agreement; (ix) Encumbrances securing the Indebtedness of Parent and its Affiliates that will be released on or prior to Closing, (x) any Encumbrances that appear in title insurance policies with respect to Owned Real Property obtained by Buyer; (xi) Encumbrances that would be reflected in a survey of the Owned Real Property; (xii) such other Encumbrances as in the aggregate would not be reasonably likely to be material to the Business; and (xiii) all Encumbrances related to any Transferred Company Indebtedness that remains outstanding as of the Closing Date in accordance with the Agreement.

“Person” shall mean any individual or Entity.

“Post-Closing Augusta Construction Cost” shall have the meaning specified in Section 1.6(a).

“Pre-Closing Environmental Condition” shall mean any Environmental Requirements, Remedial Action or Third-Party Claims resulting from or arising out of any Environmental Condition existing or occurring at or prior to the Closing.  Notwithstanding the foregoing, the term “Pre-Closing Environmental Condition” shall not include any routine costs of complying with Environmental Requirements that are incurred in the ordinary course of business prior to the Closing but that have not become due and payable according to customary terms until after the Closing.

“Pre-Closing Period” shall have the meaning specified in Section 9.1(a)(ii).

“Prime Rate” shall have the meaning specified in Section 1.5(f).

“Proceeding” shall mean any action, suit, arbitration proceeding, administrative or regulatory investigation, audit, proceeding, litigation of any nature (civil, criminal, regulatory or otherwise) at law or in equity.

“Product” shall mean those “dry” and packaged products listed on Schedule A-11 of the Disclosure Letter with the specifications provided on Schedule A-3 of the Disclosure Letter.

“Product Quality Test Methods” shall mean the product quality test methods listed on Schedule A-12 of the Disclosure Letter.

“Property” shall have the meaning specified in 2.9(e).

“Purchase Price” shall have the meaning specified in Section 1.1.

“Purchase Price Adjustments” shall have the meaning specified in Section 1.1.

“Qualified Party” shall have the meaning set forth on Schedule A-13 of the Disclosure Letter.

“Real Property” shall mean the Owned Real Property and the Leased Real Property but, for the avoidance of doubt, shall not include the Non-Operating Sites.

“Receiving Party” shave have them meaning specified in the Transition Services Agreement.

“Registered Intellectual Property” shall have the meaning specified in Section 2.15(a).

“Released Persons” shall have the meaning specified in Section 8.7(d).

“Relevant Employees” shall have the meaning specified in Section 2.12(a).

“Remedial Action” shall mean all action necessary:  (i) to clean up, close, remove, treat or in any other way remediate any Hazardous Substance; (ii) to clean up, remediate, prevent or contain the release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture of any Hazardous Substance so that it does not endanger or otherwise adversely affect the environment or public health or welfare; (iii) to perform pre-remedial studies, investigations or monitoring, in, under or of any real property, tangible assets or facilities; (iv) to demolish and remove any building, structure or facility on the applicable site, if related to a remedial action; or (v) to repair any damage to the Environment, including natural resources, or to restore the Environment to a condition acceptable to the relevant Governmental Authority.

“Remote Damages” shall mean any exemplary, special or punitive damages and any loss of profits, revenue or income, or loss of business reputation or opportunity or other damage that is not a reasonably foreseeable consequence of a breach, inaccuracy or failure to perform any representation, warranty, covenant, obligation or other agreement.

“Remote Employee” shall have the meaning specified in Section 2.11(h).

“Representatives” shall mean, in respect of any Person, such Person’s and its Affiliates’ directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents, other advisors and other representatives acting on such Person’s behalf.

“Required Consents” shall have the meaning specified in Section 4.4(b).

“Required Financials” shall have the meaning specified in Section 4.30(a).

“Required Non-U.S. Antitrust Approvals” shall have the meaning specified in Section 4.5(a).

“Resigning Officers and Directors” shall mean each individual listed on Schedule 1.4(a)(xii) of the Disclosure Letter.

“Restricted Business” shall have the meaning specified in Section 4.15(b).

“Restricted Territory” shall have the meaning specified in Section 4.15(b).

“Restructurings” shall mean the transactions described in Schedule A-2 of the Disclosure Letter.

“Retained Cash Balances” shall mean the aggregate amount of all cash and cash equivalents in Bank Accounts at the Closing; provided, however, that (i) only 50% of all cash and cash equivalents in Bank Accounts of Transferred Companies other than U.S. Transferred Companies and European Transferred Companies shall be taken into account; (ii) no cash and cash equivalents in Bank Accounts of Non-Controlled Companies shall be taken into account; and (iii) only 50% of all cash and cash equivalents in Bank Accounts of Viance in excess of $2.0 million shall be taken into account.

“Retained Companies” shall mean Southern Color N.A., Inc., Excalibur Realty Company, Excalibur Realty UK Limited and Chillihurst Limited.

“Retained Liabilities” shall mean (i) the ownership, existence, business, and operations of the Excluded Businesses, Retained Sites, the Retained Companies and the Seller Retained Employees; and (ii) the matters set forth on Schedule A-14 of the Disclosure Letter.

“Retained Sites” shall mean (a) the Non-Operating Sites and (b) the Leased Sites.

“Rockwood Pigmente Holding GmbH” shall mean Rockwood Pigmente Holding GmbH, a Gesellschaft mit beschränkter Haftung organized under the laws of Germany and registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Wiesbaden under number HRB 17837.

“Rockwood Pigments” shall mean Rockwood Pigments NA, Inc., a Delaware corporation.

“Rockwood Specialties GmbH” shall mean Rockwood Specialties GmbH, a Gesellschaft mit beschränkter Haftung organized under the laws of Germany and registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Wiesbaden under number HRB 17839.

“Rockwood Specialties Limited” shall mean a limited company organized under the laws of England and Wales with company number 04050394.

“RSGG” shall mean Rockwood Specialties Group GmbH, a Gesellschaft mit beschränkter Haftung organized under the laws of Germany and registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Frankfurt am Main under number HRB 57924.

“RSG Enterprise Agreements” shall mean the Enterprise Agreements between Rockwood Specialties GmbH as the controlling entity and each of Silo Pigmente GmbH, Rockwood Pigmente Holding GmbH and Sachtleben Wasserchemie (Holding) GmbH as the controlled entity.

“Sachtleben Agreements” shall mean the Bayer Land Use Agreement and the Currenta Framework Agreement.

“Sachtleben Chemie GmbH” shall mean Sachtleben Chemie GmbH, a Gesellschaft mit beschränkter Haftung organized under the laws of Germany and registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Duisburg under number HRB 19669.

“Sachtleben Guarantees” shall mean the Bayer Guarantee and the Currenta Guarantee.

“Sachtleben Enterprise Agreement” shall mean the Enterprise Agreement between Sachtleben GmbH as the controlling entity and Sachtleben Chemie GmbH as the controlled entity.

“Sachtleben GmbH” shall mean Sachtleben GmbH, a Gesellschaft mit beschränkter Haftung organized under the laws of Germany and registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Duisburg under number HRB 20551.

“Sachtleben LLC” shall have the meaning specified in Section 1.4(a)(ii).

“Sachtleben Pigment GmbH” shall mean Sachtleben Pigment GmbH, a Gesellschaft mit beschränkter Haftung organized under the laws of Germany and registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Duisburg under number HRB 24751.

“Sachtleben Pigments Oy” shall mean Sachtleben Pigments Oy, a limited company (Osakeyhtiö) organized under the laws of Finland and registered with the business ID 0948159-2.

“Sachtleben Wasserchemie (Holding) GmbH” shall mean Sachtleben Wasserchemie (Holding) GmbH a Gesellschaft mit beschränkter Haftung organized under the laws of Germany and registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Frankfurt under number HRB 80726.

“Sachtleben Pigments Oy Pension Fund” shall mean Sachtleben Pigments Oy:n Eläkesäätiö, organized under the laws of Finland and registered with the business ID 1053485-8.

“Sec. 303 AktG Security” shall have the meaning specified in Section 4.12(b).

“Section 338(h)(10) Election” shall have the meaning specified in Section 9.1(o)(i).

“Security Interest” shall mean any pledge, mortgage, deed of trust, security interest or other lien, in each case to secure payment or performance of any Indebtedness.

“Security Replacement” shall have the meaning specified in Section 4.12(c).

“Selected Accountant” shall have the meaning specified in Section 1.5(e).

“Selected Expert” shall have the meaning specified in Section 1.6(d).

“Seller Indemnitees” shall have the meaning specified in Section 8.3.

“Seller Marks” shall have the meaning specified in Section 4.6(a).

“Seller Related Party” shall mean the Sellers, the Transferred Companies, and each of their respective stockholders, partners, members, Affiliates, directors, officers, employees, controlling persons and agents.

“Seller Retained Employee” shall have the meaning specified in Section 2.11(h).

“Seller Taxes” shall mean any and all Taxes, regardless of whether included in any Schedule to the Disclosure Letter relating to Section 2.7 and even if such Taxes become due after the Closing Date, (a) imposed on any Seller or any of its direct or indirect owners; (b) imposed on a Transferred Company or a Non-Controlled Company, or for which a Transferred Company or a Non-Controlled Company may otherwise be liable, for any Pre-Closing Period and for the portion of any Straddle Period ending on and including the Closing Date (determined in accordance with Section 9.1(b)(ii)); (c) of any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes (or any member thereof, other than a Transferred Company or a Non-Controlled Company) of which a Transferred Company or a Non-Controlled Company (or any predecessor of a Transferred Company or a Non-Controlled Company) is or was a member on or prior to the Closing Date (other than a group consisting solely of one or more Transferred Companies) by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar state or local or non-U.S. Legal Requirements; and (d) arising under Section 1445 of the Code and the associated Treasury Regulations as a result of the transactions contemplated by this Agreement; provided, however, that no such Tax will constitute a Seller Tax to the extent it was included as a current liability in the determination of the final Closing Working Capital and Transfer Taxes described in Section 9.1(h) shall not constitute Seller Taxes.  Notwithstanding the foregoing, (y) Seller Taxes related to the Non-Controlled Companies shall be limited to Taxes attributable to claims made by Governmental Authority prior to Closing with respect to which Parent had Knowledge and shall be limited by reference to Parent’s percentage ownership of the Non-Controlled Company and (z) Seller Taxes relating to Viance, Viance Ltd. and Viance Oy shall be limited by reference to Parent’s percentage ownership of Viance.

“Sellers” shall mean Parent, KL 2, Rockwood Specialties GmbH, Rockwood Specialties Limited, Sachtleben GmbH, and the French Seller.

“Sellers’ Portion” shall mean, with respect to claims made within the specified period after the Closing Date: (i) 80% during the first twelve (12) months; (ii) 70% during the second twelve (12) months; (iii) 60% during the third twelve (12) months; (iv) 50% during the fourth twelve (12) months; (v) 40% during the fifth twelve (12) months; (vi) 30% during the sixth twelve (12) months; and (vii) 20% during the seventh twelve (12) months.

“Shares” shall mean, with respect to a Company or a JV Entity, the Equity Interests of such Company or JV Entity, as the case may be, owned or to be owned as of the Closing Date by the applicable Seller as set forth on Schedule 2.2 of the Disclosure Letter.

“Silo Pigmente GmbH” shall mean Silo Pigmente GmbH, a Gesellschaft mit beschränkter Haftung organized under the laws of Germany and registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Wiesbaden under number HRB 17832.

“Specified Representations” shall have the meaning specified in Section 8.1.

“Specified Sites” shall mean the Real Property located at (i) 1219 Old Clyattville Road, Valdosta, Georgia 31601; (ii) 2001 and 2051 Lynch Avenue, East St. Louis, Illinois 62204; and (iii) Alfred-Delp Strasse 57, Rotgau 5, 63110 Hainhausen, Hessen, Germany.

“Straddle Period” shall have the meaning specified in Section 9.1(b)(i).

“Subsidiary” shall mean, with respect to any Person, another Person of which such Person, directly or indirectly through one or more Subsidiaries, beneficially owns capital stock or other Equity Interests having in the aggregate fifty percent (50%) or more of the total combined voting power, without giving effect to any contingent voting rights, in the election of directors (or Persons fulfilling similar functions or duties) of such owned Person.

“Subsidiary Shares” shall mean, with respect to a Subsidiary of a Company, the shares of capital stock, the issued shares or other Equity Interests of such Subsidiary set forth on Schedule 2.2 of the Disclosure Letter.

“Take or Pay Agreement” shall have the meaning specified in Section 2.10(a)(vii).

“Tax Allocation” shall have the meaning specified in Section 9.1(o)(ii).

“Tax Return” shall mean any return, report, form, disclosure or other information filed with any Governmental Authority with respect to Taxes.

“Taxes” shall mean (i) all direct, indirect or ancillary taxes, charges, fees, levies, unclaimed property and escheat obligations owed for pre-Closing periods to the extent that neither such obligations nor the underlying Third-Party Claims are reflected in the Final Closing Working Capital, or other assessments, and all estimated payments thereof, including but not limited to income, excise, license, severance, stamp, occupation, premium, profits, windfall, customs duties, capital stock, employment, disability, registration, alternative or add-on minimum, property, sales, use, value added, environmental (including Taxes imposed under Section 59A of the Code), franchise, payroll, transfer, gross receipts, withholding, social security or similar unemployment taxes, and any other tax of any kind whatsoever, imposed by any Governmental Authority, including any interest, penalties and additions to tax relating to such taxes, charges, fees, levies or other assessments; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal Income Tax returns and any similar group under state or local or non-U.S. Legal Requirements, for any period; and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a transferee or successor, by contract, or otherwise.

“Term” shave have them meaning specified in the Transition Services Agreement.

“Termination Date” shall have the meaning specified in Section 4.25(a).

“Test Run” shall mean the production by the Augusta Plant in any period of 31 consecutive days of Product (x) that meets the specifications set forth on Schedule A-3 of the Disclosure Letter and (y) in amounts specified in Schedule A-15 of the Disclosure Letter.  The quantities specified in Schedule A-15 of the Disclosure Letter are stipulated by Parent to be proportional to the annual quantities of the six highest volume products that are expected to be manufactured at the Augusta Facility in the coming twelve (12) months.  Further, for the Test Run to be deemed successful, during the Test Run, the Augusta Facility shall (a) be operating safely and in accordance with all applicable Legal Requirements, codes and standards, (b) use the types and grades and quantities of raw materials, utilities and consumables that would normally be used by the Augusta Facility on a going-forward basis to produce Product.

“Third-Party Claim” shall have the meaning specified in Section 8.6(a).

“Third-Party Indebtedness” shall mean any Indebtedness that is not Intercompany Indebtedness.

“Threshold Amount” shall have the meaning specified in Section 8.4(d).

“Timber Treatment Business” shall mean the business of producing, manufacturing, marketing, developing and selling timber treatment preservative chemicals used in wood protection products and inorganic chemicals based in zinc, manganese, magnesium and calcium used in industrial applications, such as cement, fertilizer and micronutrients.  The term “Timber Treatment Business” shall exclude the European Timber Treatment Business.

“Transaction Bonuses” shall have the meaning specified in Section 9.3(c).

“Transferred Companies” shall have the meaning specified in Section 2.1.

“Transferred Company Benefit Plans” shall have the meaning specified in Section 2.12(a).

“Transferred Company Indebtedness” shall mean the aggregate amount, without duplication, of Indebtedness of each of the Transferred Companies as of the Closing Date owing to any other Person, other than to one or more Transferred Companies, determined as of 12:01 a.m. (Eastern Time) on the Closing Date (and after giving effect to the transactions contemplated hereby) plus any accrued and unpaid interest thereon.  In determining Transferred Company Indebtedness, foreign currencies shall be converted into Dollars at the exchange rates as of the date of the Estimated Closing Statement.

“Transition Services” shave have them meaning specified in the Transition Services Agreement.

“Transition Services Agreement” shall have the meaning specified in Section 1.4(a)(xvi).

“Transfer Taxes” shall have the meaning specified in Section 9.1(h).

“U.C.C.” shall mean the Uniform Commercial Code, as amended, and any successor thereto.

“U.K. Company” shall mean Creambay Limited, a limited company incorporated under the laws of England and Wales with company number 04050413.

“U.K. Retirement Plan” shall mean the Rockwood U.K. Retirement Plan.

“U.K. Shares” shall mean the shares of capital stock or other Equity Interests of the U.K. Company’s set forth on Schedule 2.2 of the Disclosure Letter.

“U.S.” shall mean the United States of America.

“U.S. Business Employees” shall mean those Business Employees employed and/or engaged in the portion of the Business conducted in the U.S.

“U.S. Continuation Period” shall have the meaning specified in Section 9.4(a).

“U.S. Transferred Companies” shall mean Rockwood Pigments, CSI and Sachtleben LLC.

“VAT” shall mean Value Added Tax as stipulated by European Council Directive 2006/112/EC of 28 November 2006 and the respective national VAT Acts.

“Viance” shall mean Viance, LLC, a Delaware limited liability company.

“WARN Act” shall have the meaning specified in Section 2.11(i).

“Willful Breach” shall mean a breach, inaccuracy or failure to comply with any representation or warranty or any failure to comply with any covenant or agreement contained in the Agreement that is a consequence of an action taken by the breaching party with the actual knowledge, or by such party grossly negligently failing to know, that the taking of such action would constitute a breach, inaccuracy or failure to comply.

“Working Capital” shall mean, with respect to the Business, (i) the value of the current assets of the categories described on Schedule A-16 of the Disclosure Letter of the Business, excluding all Tax assets other than VAT; minus (ii) the value of the current liabilities of the categories described on Schedule A-16 of the Disclosure Letter of the Business, in each case, determined in accordance with GAAP applied on a basis consistent with the application of such principles in the preparation of the Balance Sheet; minus (iii) the Company Transaction Expenses.  In determining “Working Capital”, (A) foreign currencies shall be converted into Dollars at the exchange rates as of the date of the Estimated Closing Statement, and (B) items included in the Augusta Construction Cost and Augusta Qualified Cost shall be disregarded.

EXHIBIT B
List of Companies

1.                                      Creambay Limited, a limited company organized under the laws of England and Wales

2.                                      Sachtleben Chemie GmbH, a Gesellschaft mit beschränkter Haftung organized under the laws of Germany

3.                                      Sachtleben LLC, a Delaware limited liability company

4.                                      Rockwood Pigmente Holding GmbH, a Gesellschaft mit beschränkter Haftung organized under the laws of Germany

5.                                      Rockwood Italia S.p.A., a Società per Azioni organized under the laws of Italy

6.                                      Holliday Pigments International S.A.S., a Société par actions simplifiée organized under the laws of France

7.                                      Holliday Pigments S.A.S., a Société par actions simplifiée organized under the laws of France

8.                                      Holliday France S.A.S., a Société par actions simplifiée organized under the laws of France

9.                                      Holliday Chemical España, S.A., a sociedad anónima organized under the laws of Spain

10.                               Rockwood Far East Limited, a limited company organized under the laws of Hong Kong

11.                               Silo Pigmente GmbH, a Gesellschaft mit beschränkter Haftung organized under the laws of Germany

12.                               Sachtleben Wasserchemie (Holding) GmbH, a Gesellschaft mit beschränkter Haftung organized under the laws of Germany

13.                               Rockwood Pigments NA, Inc., a Delaware corporation

14.                               Chemical Specialties, Inc., a North Carolina corporation

B-1

EXHIBIT C
List of JV Entities

1.                                      Nuodex Italiana S.r.L., a Società a Responsabilità Limitata organized under the laws of Italy

2.                                      Nuodex Mexicana S.A. des C.V., a Sociedad Anónima de Capital Variable organized under the laws of Mexico

C-1